Exhibit 2.2

Execution Version

CONTRIBUTION AGREEMENT

by and among

ROCKY CREEK RESOURCES, LLC

as Contributor

PENN VIRGINIA CORPORATION

as Corporation

and

PV ENERGY HOLDINGS, L.P.

as the Partnership

Dated as of November 2, 2020

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION		1

	1.1	Definitions	1
	1.2	Interpretation	41

2.	CONTRIBUTION		42

	2.1	Contribution of Assets	42
	2.2	Consideration	42
	2.3	Adjustments to Consideration	44
	2.4	Closing Statement	48
	2.5	Transfer Agent	48
	2.6	Withholding	48

3.	CLOSING		49

	3.1	Closing	49
	3.2	Effective Date	49
	3.3	Corporation Deliverables	49
	3.4	Contributor Deliverables	51
	3.5	Post-Closing Adjustment	52

4.	REPRESENTATIONS AND WARRANTIES OF CORPORATION		54

	4.1	Representations	54

5.	REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR		61

	5.1	Representations	61

6.	COVENANTS OF THE PARTIES		70

	6.1	Operations During the Interim Period	70
	6.2	Access and Assistance	73
	6.3	Further Assurances	74
	6.4	Books and Records	74
	6.5	Use of Contributor Marks	74
	6.6	Fees and Expenses	75
	6.7	Tax Matters	75
	6.8	Casualty or Condemnation Loss	77
	6.9	Amendment to the Schedules	78
	6.10	Recording and Filing	79
	6.11	Notice to Remitters of Proceeds	79
	6.12	Calculation of Hydrocarbon Inventory	80
	6.13	Suspense Funds	80
	6.14	Securities Laws Disclosure; Publicity	81
	6.15	Replacement of Bonds, Letters of Credit, Guarantees and Security Deposits	82
	6.16	Operatorship	82

i

	6.17	Corporation Shareholder Approval.	82
	6.18	Listing of Corporation Common Stock	85
	6.19	Credit Agreement Amendment and Second Lien Credit Agreement Amendment	85
	6.20	Corporation Conversions	86
	6.21	Matocha Well	86
	6.22	Financial Statements	87

7.	CONSENTS; PREFERENTIAL PURCHASE RIGHTS		87

	7.1	Customary Post-Closing Consents	87
	7.2	Preferential Rights to Purchase	88
	7.3	Required Consents	89

8.	TITLE		90

	8.1	Exclusive Rights, Obligations, Representations, Warranties and Remedies	90
	8.2	Title Review	91
	8.3	Allocated Value	91
	8.4	Defect Notice	91
	8.5	Election of Title Remedies by Contributor	92
	8.6	Title Defect Amount	95
	8.7	Title Defect Amount Limit	96
	8.8	Title Benefit	96
	8.9	Individual Title Threshold	98
	8.10	Title Dispute Resolution	98
	8.11	Special Warranty of Title	100
	8.12	New Leases; Replacement Leases	100

9.	ENVIRONMENTAL MATTERS		101

	9.1	Exclusive Rights, Obligations, Representations, Warranties and Remedies	101
	9.2	Environmental Assessment	102
	9.3	NORM and Hazardous Materials	103
	9.4	Environmental Liability Notice	103
	9.5	Environmental Liability Notice - Details	103
	9.6	Contributor’s and Corporation’s Remedy	104
	9.7	Individual Environmental Threshold	106
	9.8	No Agreement	106

10.	TITLE AND ENVIRONMENTAL DEDUCTIBLE; DEFECT DEPOSIT		107

	10.1	Title Deductible	107
	10.2	Environmental Deductible	108
	10.3	Deductibles	108
	10.4	Exceptions	109
	10.5	Retraction	109
	10.6	Defect Deposit	110

11.	ASSUMPTION; INDEMNIFICATION; WAIVERS		110

	11.1	Corporation Assumption of Assumed Obligations	110
	11.2	Retained Obligations	111
	11.3	Contributor Indemnity	111
	11.4	Corporation Indemnity	111
	11.5	Express Negligence Rule	112
	11.6	Limitations on Liability	112
	11.7	Procedures	115
	11.8	Waiver of Non-Compensatory Damages	118
	11.9	Disclaimer of Application of Anti-Indemnity Statutes	118
	11.10	Certain Disclaimers	118
	11.11	Exclusive Remedy and Release	120
	11.12	Tax Treatment	120
	11.13	Indemnity Escrow	120

12.	CONDITIONS PRECEDENT TO CLOSING		122

	12.1	Corporation’s and the Partnership’s Conditions Precedent	122
	12.2	Contributor’s Conditions Precedent	124

13.	TERMINATION		126

	13.1	Termination Rights	126
	13.2	Effect of Termination	127
	13.3	Remedies upon Termination	127
	13.4	Termination Fee; Expense Reimbursement	128
	13.5	Return of Documentation and Confidentiality.	130

14.	MISCELLANEOUS		131

	14.1	Notices	131
	14.2	Assignment	132
	14.3	Rights of Third Parties	132
	14.4	Counterparts	132
	14.5	Entire Agreement	133
	14.6	Disclosure Schedule	133
	14.7	Amendments	133
	14.8	Severability	133
	14.9	Governing Law and Venue; Wavier of Jury Trial	134
	14.10	Waivers	134
	14.11	Conspicuous	135
	14.12	Time of Essence	135
	14.13	Cash Payments	135
	14.14	No Recourse	135

Exhibits and Schedules

Exhibit A-1 – Leases

Exhibit A-2 – Lease Area

Exhibit B – Wells

Exhibit C – Units

Exhibit D – Surface Interest

Exhibit E – Form of Assignment and Bill of Sale

Exhibit F – Form of Letters-in-Lieu

Exhibit G – Form of Investor Rights Agreement

Exhibit H – Form of A&R LP Agreement

Exhibit I – Form of Interest Assignment Agreement

Exhibit J – Form of Certificate of Designation

Schedule EA – Excluded Assets

Schedule HLS – Hydrocarbon Lease Standards

Schedule PE – Permitted Liens

Schedule 5.1(d) – Consents and Preferential Purchase Rights

Schedule 5.1(f) – Litigation

Schedule 5.1(g) – Taxes

Schedule 5.1(h)(i) – Material Contracts

Schedule 5.1(h)(ii) – Material Breach or Default

Schedule 5.1(h)(iii) – Credit Support

Schedule 5.1(k) – Environmental Matters

Schedule 5.1(m) – Commitments

Schedule 5.1(n) – Imbalances

Schedule 5.1(o) – Suspense Funds

Schedule 5.1(q) – Inactive Wells

Schedule 6.1 – Interim Operations

Schedule 6.4 – Electronic Records

Schedule 6.15 – Replacement of Bonds

CONTRIBUTION AGREEMENT

This Contribution Agreement (as amended or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of November 2, 2020 (the “Execution Date”), by and among:

(A)	Rocky Creek Resources, LLC, a Delaware limited liability company (“Contributor”);

(B)	Penn Virginia Corporation, a Virginia corporation (“Corporation”); and

(C)	PV Energy Holdings, L.P., a Delaware limited partnership (the “Partnership”).

In this Agreement, Contributor, Corporation and the Partnership are each referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Contributor owns certain oil and gas leasehold and other real and personal property interests in Lavaca County, Texas, and Fayette County, Texas, such interests as more fully described and defined below as the “Assets”; and

WHEREAS, in accordance with and subject to the terms and conditions of this Agreement, the Partnership desires to receive from Contributor, and Contributor desires to contribute to the Partnership or its designated Affiliate that is treated as disregarded as separate from the Partnership for U.S. federal income tax purposes, the Assets in exchange for the Consideration (as defined below), and to undertake the other actions contemplated by this Agreement (the “Transaction”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, (a) the Partnership proposes to issue to Contributor, and Contributor desires to receive from the Partnership as consideration for the Assets, Partnership Common Units (as defined below) and (b) in connection with such contribution of the Assets, Corporation proposes to issue and sell to Contributor, and Contributor desires to acquire from Corporation as consideration for the cash payments described herein, shares of Corporation Series A Preferred Stock (as defined below).

NOW, THEREFORE, in consideration of the above and of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS; INTERPRETATION

1.1	Definitions.

In this Agreement, the following terms have the following given meanings:

“A&R LP Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, to be dated as of the Closing Date, by and among the General Partner, Corporation, the Partnership, Contributor and JSTX, substantially in the form of Exhibit H attached hereto.

“Abstract Plant” means all of the personal property assets previously belonging to H. Slocum Harvey, and wife, Gwendolyn Poole Harvey, and Peoples Abstract Company, Inc. (and also the entity previously known as Lavaca County Abstract Company), Macklin K. Johnson, and wife, Alice F. Johnson, and currently owned by Delago Resources, LLC, being all of the assets of the abstract plant, including all maps, survey tract books, abstracts of titles, all indexes, specifically including the general direct and reverse indexes, judgment indexes, tax liens and other liens indexes, as well as indexes for abstracts and files and any and all other indices, all files on title policies and all transaction files, all card files having title information on cards together with all personal property used in and pertaining to the businesses previously operated as Peoples Abstract Company and/or Lavaca County Abstract Company, including the furniture, fixtures, typewriters, adding machines, file cabinets, tables, desks, chairs, shelving, racks and other cabinets, but not any building fixtures, situated in the building located at 111 East Second Street in Hallettsville, Lavaca County, Texas, said personal property assets being the same items described in the Bill of Sale dated March 21, 1995, from H. Slocum Harvey, et ux, et al, to Macklin K. Johnson recorded at Volume 63, Page 836, Official Records of Lavaca County, Texas.

“Adjustment Cash Payment” has the meaning set forth in Section 2.3.

“AFE” means authorizations for expenditures and other approved capital commitments, individually in excess of $100,000 net to Contributor’s Working Interest in relation to the Assets.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. Notwithstanding anything to the contrary contained herein, (a) other than for purposes of Section 6.6, Section 13.4(b) and Section 14.14, no member of the Juniper Group will be deemed to be an Affiliate of Contributor for any purpose of this Agreement, (b) Contributor will not be deemed to be an Affiliate of Corporation or the Partnership for any purpose of this Agreement and vice versa, and (c) no member of the Juniper Group will be deemed to be an Affiliate of Corporation or the Partnership for any purpose of this Agreement and vice versa. For purposes of this definition, “control” shall mean (i) the ownership, legally or beneficially, directly or indirectly, of more than 50% of the voting shares or membership interest of any company, corporation or business entity or (ii) the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of any company, corporation or business entity.

“Adjustment Securities” has the meaning set forth in Section 2.3.

“Agreement” has the meaning set forth in the preamble.

“Allocated Value” means:

(a)	for each Lease, the portion of the Consideration amount allocated to such Lease set forth on Exhibit A-1; and

(b)	for each Well, the portion of the Consideration amount allocated to such Well set forth on Exhibit B.

“Applicable Title Benefit Value” means an amount equal to the aggregate of all Title Benefits Amounts.

“Assets” means all of Contributor’s right, title and interest in and to:

(a)	the Properties;

(b)	the Facilities;

(c)

all surface fee interests, easements, servitudes, rights-of-way, surface leases, licenses, authorizations, permits (other than Permits) and other surface rights or interests appurtenant to, to the extent used or held for use in connection with the use, ownership or operation of the Properties or other Assets, including those described on Exhibit D (“Surface Interests”);

(d)

all Hydrocarbons within, on, under or produced from or attributable to the Properties on and after the Effective Date, and all proceeds or accounts receivable resulting from or attributable to the sale of any such Hydrocarbons;

(e)	the Hydrocarbon Inventory and all proceeds or accounts receivable resulting from or attributable to the sale of any Hydrocarbons Inventory;

(f)

the Material Contracts and any other Contracts which are not Material Contracts but (i) to which Contributor is a party or in which Contributor otherwise holds an interest or (ii) by which any of the Properties are otherwise bound or subject, limited, in each case, to the extent that such Material Contracts and other Contracts are used in connection with, or relate to, any other Asset (including the use, ownership or operation thereof);

(g)	any refunds or credits or similar Tax assets attributable to any Tax Assumed Obligations;

(h)	all reversionary interests, carried interests, options, convertible interests and net profits interests that are attributable to or derived from the Properties;

(i)	all Permits to the extent that they are used in connection with the use, ownership or operation of any other Asset;

(j)

all geological, geophysical and other seismic data and information relating to any other Asset to the extent such data and information is transferable without penalty or payment to any Third Party, or if transferable with penalty or payment to any Third Party, for which Corporation has paid or agreed in writing to pay such penalties or payments (“G&G Data”);

(k)

all rights, claims, demands, causes of action, suits, actions, judgements, damages, awards, recoveries, settlements, indemnities, warranties, rights to insurance proceeds, refunds, reimbursements, audit rights, duties, obligations, liabilities and other intangible rights in favor of or owed to Contributor or its Affiliates, in each case, to the extent relating to any other Asset or any Assumed Obligation and to the extent not relating to, covering or offsetting any Retained Obligation or any other matter for which Contributor has an indemnity obligation hereunder;

(l)

all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any other Asset (including from the sale of any Hydrocarbons) but only insofar as arising or accruing after the Effective Date;

(m)	all obligations, rights and benefits arising from or in connection with any Pipeline Imbalance or Well Imbalance; and

(n)	the Records,

but excepting, excluding, and reserving to Contributor, in all such instances, the Excluded Assets. For purposes of clarity, any reference herein to the Properties, the Facilities, any Surface Interest, any Contract, any Permit, the Records or any of the other Assets shall be deemed to except and exclude any Excluded Assets.

“Assignment” means an assignment and bill of sale substantially in the form attached hereto as Exhibit E.

“Assumed Obligations” means all Liabilities, known or unknown, arising from or related or attributable to the Assets, whether arising prior to, on or after the Effective Date and whether arising from acts, omissions, events or conditions occurring prior to, on or after the Effective Date, including such Liabilities:

(a)	with respect to the condition, use, ownership, or operation of the Assets, including all obligations imposed on a lessee, all Operating Expenses:

(b)	for the plugging and abandoning (and replugging) of the Wells;

(c)	for any surface restoration or environmental clean-up or Environmental Liability with respect to the Assets;

(d)

any underpayment, mis-payment or non-payment of, or other failure to properly pay or account for, Burdens with respect to the Assets or with respect to any holder of a Burden or Working Interest with respect to any Asset;

(e)

for the balancing, gathering, processing, storage, compression, dehydration, treating, disposal, fractionation or transportation of Hydrocarbons or any water produced from the Assets or otherwise relating to the marketing of Hydrocarbons produced from the Assets; and

(f)

for Production Taxes for which the Partnership is liable in accordance with Section 6.7 and any other Taxes attributable to the ownership or operation of the Assets (or the production of Hydrocarbons therefrom) for any Tax period (or portion thereof) beginning on or after the Effective Date (“Tax Assumed Obligations”);

provided, however that the Assumed Obligations shall not include (i) any Retained Obligations, (ii) any matter with respect to which, and to the extent that, Corporation is entitled to indemnification from Contributor under Section 11 and Corporation has delivered a specific written claim for indemnity under Section 11 to Contributor prior to the expiration of the applicable survival period set forth in Section 11.6, but only to the extent of the specific amounts for which Contributor is responsible, or (iii) any matter with respect to which, and to the extent that, Corporation is entitled to recovery for a breach of the special warranty of Defensible Title set forth in the Assignment in accordance with Section 8.11 and Corporation has timely delivered a specific written claim thereunder, but only to the extent of the specific amounts for which Contributor is responsible.

“Bankruptcy Proceeding” means (a) commencement of a voluntary case under any Debtor Relief Laws, (b) filing of a petition seeking to take advantage of any Debtor Relief Laws, (c) consenting to or failing to contest in a timely and appropriate manner to any petition filed against a Party in an involuntary case under any Debtor Relief Laws, (d) applying for or consent to, or failing to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (e) admitting in writing its inability to pay its debts as they become due, (f) making a general assignment for the benefit of creditors, (g) taking any corporate action for the purpose of authorizing any of the foregoing, or (h) commencement of a case or other proceeding against a Party or any affiliate thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Party or any affiliate thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

“Board of Directors” means the board of directors of Corporation.

“Board Recommendation” shall have the meaning ascribed to such term in Section 6.17(c).

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production of Hydrocarbons from or allocated to the Properties or the proceeds thereof (excluding, for the avoidance of doubt, any Taxes).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas, and that is not otherwise a federal holiday in the United States of America.

“Casualty Loss” has the meaning set forth in Section 6.8.

“Casualty Loss Threshold” has the meaning set forth in Section 6.8.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Designation” means the Certificate of Designation establishing the Corporation Series A Preferred Stock, substantially in the form of Exhibit J attached hereto.

“Change in Recommendation” shall have the meaning ascribed to such term in Section 6.17(c).

“Chosen Courts” has the meaning set forth in Section 14.9.

“Claim Notice” has the meaning set forth in Section 11.7(a)(ii).

“Clean Air Act” means the Clean Air Act, as amended.

“Closing” has the meaning set forth in Section 3.1.

“Closing Amount” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Confidentiality Agreement” means that certain confidentiality agreement between Juniper Capital Advisors, L.P. and Corporation dated April 13, 2020.

“Consents” means those consents, approvals, or authorizations to assignment required for or in connection with the execution, delivery or performance of this Agreement or any Transaction Document by Contributor, including for the transfer of the Assets to Corporation and the consummation of the Transaction.

“Contract” means any contract, agreement, instrument, lease, license or commitment, whether written or oral; provided, however, that the term “Contract” shall not include any (a) master service contract, blanket agreement or similar contract or (b) Lease, Surface Interest, easement, right-of-way, surface agreement, Permit, conveyance or other instrument of any kind to the extent creating or evidencing an interest in real property.

“Contributor” has the meaning given to such term in the preamble.

“Contributor Audit Firm” has the meaning set forth in Section 6.22(b).

“Contributor Indemnified Parties” has the meaning set forth in Section 11.3(c).

“Contributor Marks” has the meaning set forth in Section 6.5.

“Contributor Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in, or would reasonably be expected to result in (x) Contributor suffering Liabilities with respect to the Assets in an amount greater than or equal to $7,676,532, or (y) the impairment or hindrance of, Contributor’s consummation of the transactions contemplated by this Agreement in any material respect; provided, however, that, none of the following, individually or in the aggregate, shall be deemed to constitute, give rise to, cause, or create a Contributor Material Adverse Effect under Clause (x): (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Contributor under the terms of this Agreement or at the prior written request of Corporation; (c) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interests, or rates) in the area in which the Assets are located, the United States, or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (e) acts of God, including hurricanes, tornados, storms, epidemics, pandemics or disease outbreaks (including the COVID-19 virus) or other naturally occurring events or phenomena; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) a change in Laws and any interpretations thereof from and after the Closing Date; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in service costs generally applicable to the oil and gas industry in the United States; and (j) natural declines in well performance.

“Conversions” has the meaning set forth in Section 6.20.

“COPAS” has the meaning set forth in Section 2.3(c).

“Corporation” has the meaning set forth in the preamble.

“Corporation Alternative Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Juniper NewCo or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization or similar transaction involving the Corporation, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, partnership, joint venture, sale of capital stock of, or other equity interests in, the Corporation or any of its Subsidiaries or otherwise), of any business or assets of the Corporation or any of its Subsidiaries representing 20% or more of the consolidated revenues, consolidated net income or consolidated assets of the Corporation or securities convertible into or exchangeable for or representing 20% or more of the total outstanding voting power of the Corporation, (iii) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the total outstanding voting power of the Corporation or (iv) combination of the foregoing (in each case, other than the transactions contemplated by the JSTX Contribution Agreement).

“Corporation Bylaws” means the bylaws of Corporation in effect as of the Execution Date.

“Corporation Capital Stock” means the Corporation Common Stock and the Corporation Preferred Stock.

“Corporation Charter” means the articles of incorporation of Corporation in effect as of the Execution Date.

“Corporation Common Stock” means the common stock, par value $0.01 per share, of Corporation.

“Corporation Disclosure Letter” has the meaning given the term “Company Disclosure Letter” in the JSTX Contribution Agreement.

“Corporation Indemnified Parties” has the meaning set forth in Section 11.3.

“Corporation Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in, or would reasonably be expected to result in, (x) a material adverse effect on the business, properties, financial condition, or results of operations of Corporation and its Affiliates, or (y) the impairment or hindrance of, Corporation’s consummation of the transactions contemplated by this Agreement in any material respect; provided, however, that, none of the following, individually or in the aggregate, shall be deemed to constitute, give rise to, cause, or create a Corporation Material Adverse Effect under Clause (x): (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) any action or omission of Corporation under the terms of this Agreement or at the prior written request of Contributor; (c) changes in general market, economic, financial, or political conditions

(including changes in commodity prices, fuel supply, or transportation markets, interests, or rates) in the area in which the assets and properties of Corporation and its Affiliates are located, the United States, or worldwide; (d) changes in conditions or developments generally applicable to the oil and gas industry in the area where the assets and properties of Corporation and its Affiliates are located; (e) acts of God, including hurricanes, tornados, storms, epidemics, pandemics or disease outbreaks (including the COVID-19 virus) or other naturally occurring events or phenomena; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) a change in Laws and any interpretations thereof from and after the Closing Date; (h) any reclassification or recalculation of reserves in the ordinary course of business; (i) changes in service costs generally applicable to the oil and gas industry in the United States; (j) natural declines in well performance; (k) any change, in and of itself, in the market price or trading volume of Corporation Common Stock or any other securities of Corporation or any of its Affiliates (it being understood that the events or circumstances giving rise to or contributing to such change may be deemed to constitute, or may be taken into account in determining whether there has been or will be a Corporation Material Adverse Effect); and (l) any Legal Proceeding brought or threatened by Corporation Shareholders (whether on behalf of Corporation or otherwise) asserting allegations of breach of fiduciary duty relating to (i) this Agreement or violations of securities Laws in Corporation Reporting Documents or (ii) otherwise arising out of or relating to this Agreement or the transactions contemplated hereby.

“Corporation Preferred Stock” has the meaning set forth in Section 4.1(p)(i).

“Corporation PSU Award” means each restricted stock unit that is (i) subject in whole or in part to performance-based vesting and (ii) payable in shares of Corporation Common Stock or the value of which is determined with reference to the value of Corporation Common Stock.

“Corporation Reporting Documents” means, collectively, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Corporation with the Commission since January 1, 2019. together with any exhibits and schedules thereto and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, excluding the Proxy Statement (as such term is defined in the JSTX Contribution Agreement).

“Corporation RSU Award” means each restricted stock unit that is (i) subject solely to service-based vesting and (ii) payable in shares of Corporation Common Stock or the value of which is determined with reference to the value of Corporation Common Stock.

“Corporation Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of Corporation.

“Corporation Shareholders” means the holders of shares of Corporation Common Stock.

“Corporation Stock Plans” means, collectively, the Penn Virginia Corporation 2016 Management Incentive Plan and the Penn Virginia Corporation 2019 Management Incentive Plan.

“Corporation Subsidiaries” has the meaning set forth in Section 4.1(q)(i).

“Corporation Voting Debt” has the meaning set forth in Section 4.1(p)(ii).

“Credit Agreement” means that certain Credit Agreement, dated as of September 12, 2016, by and among Penn Virginia Holding Corp., as borrower, Corporation, the subsidiary guarantors party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as the same may be amended, supplemented or amended and restated from time to time.

“Credit Agreement Amendment” means the written consent to, and/or waivers of default or amendment of, the Credit Agreement in connection with the transactions contemplated by this Agreement, the other Transaction Documents, the JSTX Contribution Agreement and the Transaction Documents (as defined in the JSTX Contribution Agreement) from the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) (for purposes of this definition, “Required Lenders” and “Administrative Agent” shall have the meaning given to such terms in the Credit Agreement).

“Cure Period” has the meaning set forth in Section 8.5(b).

“Current Tax Period” has the meaning set forth in Section 6.7(a)(i).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the contribution or conveyance of the Assets or interest therein or sale of Hydrocarbons therefrom if the same are customarily obtained subsequent to such contribution or conveyance.

“Debt Contract” means any indenture, mortgage or deed of trust, loan, credit or note purchase agreement, sale-lease back agreement, guaranty, bond, letter of credit, security interest or similar agreement entered into by Contributor or its Affiliates creating indebtedness on the part of Contributor or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Contributor or its Affiliates.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Defect Asset” has the meaning set forth in Section 8.4(b).

“Defect Deposit” means a number of Partnership Common Units equal to (x) the Defect Deposit Amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

“Defect Deposit Amount” means, except with respect to any Excluded Asset, the sum of (without duplication):

(a)

to the extent the Title Deductible is exceeded, (i) all Title Defect Amounts attributable to all Disputed Title Matters that exceed the Individual Title Threshold and are disputed but not finally determined as of Closing, plus (ii) all Title Defect Amounts attributable to all Title Defects that exceed the Individual Title Threshold that Contributor has elected to cure during the Cure Period and have not been cured as of Closing, minus (iii) the Applicable Title Benefit Value; plus

(b)

to the extent the Environmental Deductible is exceeded, all Lowest Cost Responses attributable to all Disputed Environmental Matters that exceed the Individual Environmental Threshold and are disputed but not finally determined as of Closing.

“Defect Deposit Escrow” means, with respect to the Defect Deposit Securities, the escrow account created by the Transfer Agent in the name of Contributor, which shall include the label “Defect Deposit Securities” in the title of such account and shall hold the Defect Deposit Securities of Contributor.

“Defect Deposit Securities” means the Partnership Common Units included in the Defect Deposit (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

“Defect Notice” has the meaning set forth in Section 8.2.

“Defensible Title” means Contributor’s title with respect to the Leases and Wells (based on title that is deducible of record or other documentation pursuant to joint operating agreements sufficient to prevail against competing claims or interests) which, as of the Effective Date and (x) with respect to the special warranty of Defensible Title set forth in the Assignments pursuant to Section 8.11, immediately prior to Closing, and (y) with respect to all other provisions of this Agreement, the expiration of the Examination Period, and subject to any Permitted Encumbrances, in respect of each:

(a)	Lease:

(i)

entitles Contributor to receive, throughout the duration of the productive life of such Lease, a Net Revenue Interest in such Lease for each Target Formation for such Lease that is not less than the Net Revenue Interest shown on Exhibit A-1 in respect of such Lease, except for:

(A)	decreases in connection with those operations in which Contributor or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner;

(B)	decreases resulting from the establishment or amendment from and after the Execution Date of pools or units; or

(C)	decreases required pursuant to joint operating agreements to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(ii)

obligates Contributor to bear a Working Interest in such Lease for each Target Formation for such Lease not greater than the Working Interest shown on Exhibit A-1 in respect of such Lease, without increase throughout the productive life of such Lease, except as shown on Exhibit A-1 in respect of such Lease, except for (A) increases after the Execution Date resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and (B) increases to the extent such increases are accompanied by at least a proportionate increase in Contributor’s Net Revenue Interest in such Lease for such Target Formation;

(iii)	as to Contributor’s interest in such Lease is free from Liens (other than Permitted Encumbrances); and

(iv)

results in the amount of Net Mineral Acres covered by or attributable to Contributor’s interest in such Lease in each Target Formation for such Lease to be not less than the amount of Net Mineral Acres set forth for such Lease on Exhibit A-1;

(b)	Well:

(i)

entitles Contributor to receive, throughout the duration of the productive life of such Well, a Net Revenue Interest in such Well for each Target Formation for such Well that is not less than the Net Revenue Interest shown on Exhibit B in respect of such Well, except for (A) decreases in connection with those operations in which Contributor or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units or (C) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(ii)

obligates Contributor to bear a Working Interest in such Well for each Target Formation for such Well not greater than the Working Interest shown on Exhibit B in respect of such Well throughout the productive life of such Well, except for (A) increases after the Execution Date resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and (B) increases to the extent such increases are accompanied by at least a proportionate increase in Contributor’s Net Revenue Interest in such Well for such Target Formation; and

(iii)	as to Contributor’s interest in such Well, is free from Liens (other than Permitted Encumbrances).

“Direct Claim” has the meaning set forth in Section 11.7(d).

“Disagreement Notice” has the meaning set forth in Section 3.5(a).

“Disclosed Matter” has the meaning set forth in Section 6.9.

“Disputed Environmental Matters” has the meaning set forth in Section 9.8.

“Disputed Title Matters” has the meaning set forth in Section 8.10(a).

“Dollars” or “$” means United States of America dollars.

“Effective Date” means September 1, 2020, as of 12:01 a.m., Central Time.

“Embargoed Jurisdiction” means a jurisdiction with which, in general, no commerce may be conducted, directly or indirectly under United States Law or any other applicable Law.

“Environmental Arbitrator” has the meaning set forth in Section 9.8(b)(i).

“Environmental Assessment” has the meaning set forth in Section 9.2.

“Environmental Deductible” means an amount equal to $767,654.

“Environmental Law” means any Law in effect as of or prior to the end of the Examination Period relating to the environment, public or worker health and safety (as it pertains to management of or exposure to Hazardous Materials), Hazardous Materials (including the use, handling, transportation, production, Release, treatment, storage, recycling, or disposal thereof), Hydrocarbons (including the use, handling, transportation, production, Release, treatment, storage, recycling, or disposal thereof), or the environmental conditions at, on, under, or about any property, facility or asset, including soil, sediment, surface water, groundwater, and indoor and ambient air conditions or the reporting, response to or remediation of environmental contamination required by a

Governmental Authority, including the Clean Air Act, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the RCRA, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Endangered Species Act, as amended, the Occupational Safety and Health Act, as amended, and the Hazardous Materials Transportation Act, as amended, any counterparts under state or local laws, and any regulations promulgated thereunder.

“Environmental Liability” means (a) any written notice from a Governmental Authority or any other Person asserting or alleging a violation of, or Liability under, an Environmental Law attributable to the use, ownership or operation of any Asset, (b) a condition on or affecting any Asset that violates (or with notice or the passage of time will violate) or causes the owner or operator thereof to violate (or with notice or the passage of time to be in violation of) any Environmental Law, or (c) a condition on or otherwise affecting or arising from any Asset with respect to which remedial or corrective action is (or if reported to a Governmental Authority would be) required under any Environmental Law. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of Hydrocarbons to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall not, in each case, form the basis of an Environmental Liability (except to the extent any such failure to plug and abandon a Well constitutes a current violation of Environmental Law), (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Liability and (iii) except with respect to equipment (A) that causes or has caused any environmental pollution or contamination where remediation is currently (or if reported to a Governmental Authority would be) required under Environmental Laws or (B) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment) shall not form the basis of an Environmental Liability.

“Environmental Liability Notice” has the meaning set forth in Section 9.4.

“Equity Consideration” means the Partnership Common Units to be issued as consideration pursuant to Section 2.2, as adjusted pursuant to Section 2.3 and Section 3.5. For purposes of clarity, the “Equity Consideration” shall be deemed to include the corresponding number of shares of Corporation Series A Preferred Stock applicable to such Partnership Common Units in accordance with Section 2.2(b).

“Examination Period” has the meaning set forth in Section 8.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excepted Matters” means:

(a)	any breach of any Fundamental Representation or Section 5.1(g);

(b)

any breach of any covenant or agreement of Contributor under this Agreement that is to be performed following the Closing (but excluding, for the avoidance of doubt, any Non-Fundamental Representations);

(c)	the Retained Obligations; and

(d)	Fraud.

“Excluded Assets” means:

(a)	the Excluded Records;

(b)

all rights (including audit rights), interests, revenues, proceeds, income, receivables, refunds, benefits, damages, warranties, indemnities, releases, claims and causes of action of Contributor or any of its Affiliates arising under or with respect to any Contract (including Material Contracts) or in respect of the Assets to the extent (i) attributable to the period of time prior to the Effective Date except to the extent covering or relating to an Assumed Obligation or to the extent Contributor already received an upward adjustment to the Consideration for such amounts, or (ii) to the extent related to, covering or offsetting the other Excluded Assets or the Retained Obligations or any other matter for which Contributor has an indemnification obligation hereunder;

(c)

any joint venture audits to the extent such audits relate to any Retained Obligations or to any other obligations, rights, revenues or proceeds that are retained by Contributor hereunder (including pursuant to Section 6.11);

(d)	all rights and interests of Contributor or its Affiliates (to the extent such rights and interests do not relate to any Assumed Obligation):

(i)	under any indemnity agreement; or

(ii)	to any condemnation proceeds or awards;

(e)	the leases, assets, properties, rights and other interests set forth on Schedule EA;

(f)

for purposes of clarity, all fee mineral interests, royalty interests, overriding royalty interests and other interests in Hydrocarbons currently or in the future owned or held by RCR Investments, LLC;

(g)	all rights and interests of Contributor or its Affiliates under any bond or similar instrument;

(h)	any Contracts between Contributor, on the one hand, and any of its Affiliates, on the other hand, that relate to, or are binding on, the Assets;

(i)	any Contracts to the extent that they relate to any other Excluded Assets;

(j)	any refunds or credits or similar Tax assets attributable to any Tax Retained Obligations;

(k)	all of Contributor’s proprietary or licensed computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(l)

all Third Party geological, geophysical and other seismic data or information to the extent transferable with penalty or payment to any Third Party for which Corporation has not paid or agreed in writing to pay such penalties or payments;

(m)	subject to Section 6.8, all rights to insurance proceeds related to any casualty, condemnation or other matter, event or condition with respect to the Assets arising prior to the Closing;

(n)

all overhead costs and expenses paid by non-operators to Contributor or any of its Affiliates pursuant to any applicable joint operating agreement or associated with the Assets relating to periods prior to the Effective Date;

(o)

all data that cannot be disclosed to Corporation as a result of confidentiality arrangements under Contracts with Third Parties for which consent to such disclosure has not been obtained; provided, that Contributor has used reasonable efforts to obtain such consent;

(p)	all property, rights and assets of Contributor not included within the definition of Assets;

(q)

all Assets excluded from the Assets to be acquired by Corporation at Closing pursuant to Section 7, Section 8 or Section 9; provided, however, that, if any such Asset is subsequently transferred to Corporation pursuant to this Agreement, such Asset shall not be an Excluded Asset from and after the time of such transfer;

(r)

any portion of a Contract to the extent such portion binds or applies to (i) any asset or interest of Contributor that is not a Property or (ii) any asset or interest of Corporation that is not an Asset;

(s)	all Hedging Contracts; and

(t)	the Abstract Plant.

“Excluded Records” means:

(a)	all corporate, financial, income and franchise Tax and legal records of Contributor that relate to Contributor’s business generally;

(b)

any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party Contract or applicable Law; provided that Contributor shall use commercially reasonable efforts to obtain the waiver of any such restrictions without obligation to incur any costs with respect thereto (unless Corporation agrees in writing to pay such costs);

(c)	except for G&G Data or to the extent incorporated within and required to operate the Facilities, all computer software, intellectual property licenses and related information and Contracts;

(d)

all records and correspondence protected by or subject to attorney-client privilege, all legal records and legal files of Contributor and all other work product of and attorney-client communications with any of Contributor’s legal counsel, including all engagements and similar letters and agreements, other than copies of:

(i)	title opinions;

(ii)	Material Contracts and other Contracts (and files related thereto) constituting part of the Assets;

(iii)	Leases and Surface Interests (and files related thereto); and

(iv)	records and files to the extent relating to any of the Assumed Obligations, including any litigation matters included as part of the Assumed Obligations;

(e)	personnel records;

(f)	records relating to the contribution of the Assets by Contributor, including bids received from and records of negotiations with Third Parties;

(g)	any records to the extent relating solely to the other Excluded Assets;

(h)	any records to the extent relating solely to any Retained Obligations; and

(i)	internal projections, opinions, forecasts and similar evaluative reports or documents.

“Execution Date” has the meaning set forth in the preamble.

“Execution Date Per Share Value” has the meaning set forth in Section 2.2(a).

“Expense Reimbursement” has the meaning set forth in Section 13.4(b).

“Facilities” means all facilities, infrastructure, equipment and other immovable, movable and mixed real and personal property (excepting and reserving the Hydrocarbon Inventory), fixtures and improvements located on or under, or owned or used (or held for use) in connection with the ownership, development or operation of, the Properties (including the production, gathering, treating, storing, transportation or marketing of Hydrocarbons therefrom), including all pipelines, flowlines, gathering, treating and processing systems, platforms, offices, buildings, compressors, injection facilities, pumping units, engines, meters, tanks, machinery, tools, pulling machines, utility lines, freshwater ponds, frac pits, towers, roads, communication systems (including all SCADA systems and installed measurement equipment), computers and automation equipment.

“FERC” has the meaning set forth in Section 5.1(u).

“Final Settlement Date” means the earliest of:

(a)	the date Corporation and Contributor agree in writing to the Final Settlement Statement;

(b)	the Revised Settlement Date should Corporation not deliver a Disagreement Notice to Contributor on or before the Revised Settlement Date; or

(c)	the date the Settlement Statement Arbitrator determines the Final Settlement Statement in accordance with Section 3.5(b).

“Final Settlement Statement” means either:

(a)	the Final Settlement Statement agreed or deemed final and binding in accordance with Section 3.5(a); or

(b)	the Final Settlement Statement issued by the Settlement Statement Arbitrator in accordance with Section 3.5(b).

“Fraud” means actual fraud by a Party (as determined pursuant to a final, non-appealable order of a court of competent jurisdiction) with regard to the representations and warranties made by such Party in this Agreement (as modified by the Schedules hereto), which involves a knowing and intentional misrepresentation by such Party of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent of inducing any other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory under applicable Law).

“Fundamental Representations” means (a) those representations or warranties of Corporation in Sections 4.1(a), 4.1(b), 4.1(c)(i), 4.1(c)(ii), 4.1(j), 4.1(l), 4.1(p) and 4.1(q), and (b) those representations or warranties of Contributor in Sections 5.1(a), 5.1(b), 5.1(c)(i), 5.1(c)(ii), 5.1(i) and 5.1(j).

“G&G Data” has the meaning set forth in the definition of “Assets.”

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“General Partner” means PV Energy Holdings GP, LLC, a Delaware limited liability company, or any successor thereof serving as the general partner of the Partnership.

“Governmental Authority” means any national, state, tribal, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator (public or private), in any case, that has jurisdiction over a Party or any of its respective properties or assets.

“Governmental Transfer Forms” means any applicable governmental transfer forms or designations of operators required by Governmental Authorities with jurisdiction over the Assets.

“Hazardous Material” means:

(a)	any “hazardous substance,” as defined by CERCLA;

(b)	any “hazardous waste” or “solid waste,” in either case as defined by RCRA or any applicable state counterpart;

(c)

any solid, hazardous, dangerous or toxic chemical, material, waste or substance, NORM or any contaminant or pollutant, as those or similar terms are defined or regulated by, or that may form the basis for liability under, any Environmental Law;

(d)	any asbestos containing materials in any form or condition;

(e)	any polychlorinated biphenyls in any form or condition; or

(f)	any hazardous air pollutant which is so designated by the Clean Air Act or the U.S. Environmental Protection Agency.

“Hedging Contract” means any contract to which Contributor or any of its Affiliates are a party with respect to any swap, forward, future, put, call, floor, cap, collar, option or derivative transaction or operation or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including coalbed methane gas, CO2, helium, nitrogen and all other minerals of every kind and character that may be covered by or included in any of the Assets.

“Hydrocarbon Inventory” means all inventories of Hydrocarbons (i.e., those Hydrocarbons stored in stock tanks or other storage but excluding line fill and non-merchantable inventory in tank bottoms) located on or attributable to the Leases and Wells as of the Effective Date and that Contributor has not sold or transferred prior to Closing (provided Corporation does not receive and retain the proceeds of any such products sold by Contributor).

“Hydrocarbon Inventory Contract Price” has the meaning set forth in Section 2.3(a)(iv).

“Hydrocarbon Lease Standards” means the criteria for each Hydrocarbon lease covering a New Lease or Replacement Lease, as set forth on Schedule HLS.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the obligations or property of any other Person, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person; provided, however, that trade payables shall not constitute Indebtedness for the purposes of this Agreement.

“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a)(i).

“Indemnity Cap” means, as of any determination time, the Indemnity Escrow Balance as of such time.

“Indemnity Deductible” means an amount equal to $767,654.

“Indemnity Escrow” means, with respect to the Indemnity Securities, the escrow account created with the Transfer Agent in the name of Contributor, which shall include the label “Indemnity Securities” in the title of such account and shall hold the Indemnity Securities of Contributor. The Parties agree that upon reasonable request by the Transfer Agent for the Parties to enter into a customary escrow agreement in advance of Closing to govern the terms of such escrow account, the Parties will cooperate in good faith to enter into such agreement.

“Indemnity Escrow Amount” means the number of Partnership Common Units equal to 10% of the unadjusted Consideration (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

“Indemnity Escrow Balance” means, as of any determination time, the number of Partnership Common Units held by the Transfer Agent as of such time (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

“Indemnity Escrow First Release Date” has the meaning set forth in Section 11.13(c).

“Indemnity Escrow Second Release Date” has the meaning set forth in Section 11.13(b).

“Indemnity Securities” means the Partnership Common Units that are placed into the Indemnity Escrow at the Closing in respect of the Indemnity Escrow Amount (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

“Individual Environmental Threshold” means an amount equal to $75,000.

“Individual Indemnity Threshold” means an amount equal to $75,000.

“Individual Title Threshold” means an amount equal to $30,000.

“Interest Assignment Agreement” means the Interest Assignment Agreement to be dated as of the Closing Date, by and between Corporation and the Partnership, substantially in the form of Exhibit I attached hereto.

“Interim Period” means the period from the Execution Date through and including the Closing Date.

“Investor Rights Agreement” means the Investor and Registration Rights Agreement, to be dated as of the Closing Date, by and among Corporation, Contributor and JSTX, substantially in the form of Exhibit G attached hereto.

“JSTX” means JSTX Holdings, LLC, a Delaware limited liability company, and the contributing party under the JSTX Contribution Agreement.

“JSTX Contribution Agreement” means that certain Contribution Agreement, dated as of November 2, 2020, by and among Corporation, the Partnership and JSTX, as amended or otherwise modified from time to time in accordance therewith.

“Juniper Group” means any Person directly or indirectly controlled or advised by Juniper Capital II Holdings, LLC, Juniper Capital III Holdings, LLC, Juniper Capital Advisors, L.P., Juniper Capital II GP, LP, Juniper Capital III GP, LP, or Juniper Capital Advisors GP, LLC, or any of their respective Affiliates (including JSTX), and each investor in any of the foregoing; provided, however, Juniper Group shall be deemed to exclude Contributor and all of its subsidiaries. For purposes of this definition, “control” shall mean the ownership, legally or beneficially, directly or indirectly, of more than 50% of the voting shares or membership interest of any company, corporation or business entity.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the Knowledge that the undertaking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Knowledge” means (a) with respect to Corporation, the actual knowledge of the executive officers of Corporation as of the Execution Date and (b) with respect to Contributor, the actual knowledge of the following people (and, as used with respect to Contributor’s representations and warranties in Section 5, after reasonable inquiry of such Person’s direct reports): Sean Fitzgerald and Michael Rozenfeld.

“Lands” means all lands covered by the Leases or the lands pooled, unitized, communitized or consolidated therewith.

“Law” means any applicable federal, state, local or foreign law (including common law), statute, ordinance, regulation, judicial or arbitral award, rule, writ, binding determination, code, decree, Permit, Order, or other applicable requirement or rule of law.

“Leases” means (a) the Hydrocarbon leases listed on Exhibit A-1 and (b) any other Hydrocarbon lease that covers the lands located within the boundaries of the area depicted on Exhibit A-2, in each case, together with all leasehold estates and other interests created thereby, and any lands unitized, communitized or pooled with such leases.

“Legal Proceeding” means any judicial, administrative, regulatory, arbitral or other action, appeal, suit, litigation, mediation, investigation, inquiry, proceeding, demand, claim (including any counterclaim) or cause of action by or before a Governmental Authority, whether at law or in equity.

“Liabilities” means any and all claims (whether Third-Party or intra-Party), obligations, actions, cause of actions, liabilities, indebtedness, damages, losses, awards, fines, penalties, Taxes, settlements, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (whether known, unknown, fixed, unfixed, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, absolute, contingent, direct, indirect, conditional, unconditional, secured, unsecured, vicarious, derivative, due, joint, several or secondary).

“Liens” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, charge, adverse claim, encumbrance, obligation, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, preferential arrangement or restriction or limitation of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (including any contract granting any of the foregoing).

“Lowest Cost Response” means the response required or permitted under applicable Environmental Laws that corrects, removes or otherwise fully satisfies the applicable Environmental Liability (for current and future use consistent in all material respects with the same manner as currently used) in the most effective cost manner (considered as a whole) as compared to any other response that is required or permitted under Environmental Laws in effect as of the end of the Examination Period (considered as a whole taking into consideration any negative impact thereof may have on the operations of the relevant Assets and any potential additional Liabilities that may reasonably be expected to arise as a result thereof). The Lowest Cost Response shall not include (a) the costs or expenses of any Party’s or its respective Affiliate’s employees, (b) expenses for matters that are costs of doing business that would be incurred with no Environmental Liabilities (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal and/or amendment activities), or (c) general and administrative costs and expenses of a Party or its Party’s respective Affiliates.

“Material Contracts” means any of the following Contracts (x) to which Contributor is a party (or bound as a successor in interest) that are used or held for use in connection with, or relate to, the Properties, or (y) by which any Property is otherwise bound, and by which Corporation as owner of the Assets would be bound following the Closing (in each case, other than any such Contracts that will be terminated (or amended such that the same no longer burden, relate to or concern the Assets) prior to or at Closing):

(a)	any Contract with any Affiliate of Contributor;

(b)

any Contracts that would reasonably be expected to involve obligations of, or payments from, Contributor after the Effective Date in a calendar year in excess of $100,000 or $250,000 over the term of such Contract;

(c)

any Contracts that would reasonably be expected to result in aggregate revenues to Contributor after the Effective Date in a calendar year in excess of $100,000 or $250,000 over the term of such Contract;

(d)

participation agreements, joint development agreements, exploration agreements (including joint exploration agreements), purchase, farmin and farmout agreements, partnership agreements, joint venture agreements, development agreements, operating agreements (including joint operating agreements and unit operating agreements), unit agreements or dedication agreements (including acreage, well, or volume dedications) or other similar agreement or any Contract that contains any take or pay payment, advance payment, production payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving full payment therefor;

(e)

any Contracts for the sale (including any calls upon production, option to purchase or similar right), purchase, exchange, balancing, gathering, processing, storage, compression, dehydration, treating, disposal, fractionation or transportation of Hydrocarbons or any water produced from the Assets or otherwise relating to the marketing of Hydrocarbons produced from the Assets, other than Contracts that are subject to cancellation on not more than sixty (60) days’ notice, in each case without penalty to Contributor;

(f)

any Contract that provides for a call upon, option to purchase or similar right under any agreement with respect to the Hydrocarbons produced from the Assets or otherwise relating to the marketing of Hydrocarbons produced from the Assets;

(g)	any Contract where the primary purpose thereof was to indemnify another Person;

(h)	any Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(i)	any Contract for, or that contemplates, the sale, lease, farmout, assignment, exchange, transfer or disposition of Contributor’s interest in the Assets;

(j)

a non-competition agreement or similar agreement that purports to restrict, limit, or prohibit Contributor from engaging in any line of business or the manner in which, or the locations at which, Contributor conducts business, including area of mutual interest agreements, or that would obligate Contributor after the date hereof to sell any interest in any Property, purchase any leasehold interest or other material asset, or employ and pay for a drilling rig;

(k)	any Debt Contract encumbering any Property that will not be terminated at or prior to the Closing;

(l)	plant agreements, injection agreements, repressuring or recycling agreements, or saltwater or other disposal agreements; or

(m)

any Contract that constitutes an area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Contributor conducts business within or adjacent to the Properties that will be binding on the Properties or Corporation after the Closing.

“Matocha Lease” means each of the Leases ascribed to the Matocha Unit as set forth on Exhibit A-1 as of the Execution Date.

“Matocha Well” means the permitted well on the Matocha lease with the API Number 42-285-34137, as further described on Exhibit B.

“Maximum Adjustment Securities Value” has the meaning set forth in Section 2.3.

“Nasdaq” means the Nasdaq Global Select Market.

“Net Mineral Acres” means, with respect to each Lease:

(a)	the number of gross acres in the land covered by such Lease; multiplied by

(b)	the undivided mineral interest in Hydrocarbons in such lands covered by the terms of such Lease; multiplied by

(c)	Contributor’s Working Interest in such Lease;

provided that, if items (b) or (c) vary as to different areas of such lands (including Target Formations) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease. For the avoidance of doubt, “Net Mineral Acres” shall be calculated separately for each applicable Target Formation covering a Lease as to which a number of Net Mineral Acres that is greater than zero is set forth on Exhibit A-1 and shall only apply for any Target Formation(s) as to which the Net Mineral Acres applicable to such Target Formation is greater than zero on Exhibit A-1.

“Net Revenue Interest” means:

(a)

with respect to any Lease, Contributor’s interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced, saved or sold from or allocated to such Lease, net of all Burdens; and

(b)	with respect to any Well, Contributor’s interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced, saved or sold from or allocated to such Well, net of all Burdens.

“New Lease” means any Lease identified as a “New Lease” on Exhibit A-1.

“New Lease Costs” means any costs or expenses paid by Contributor to Third Parties after the Effective Date and prior to Closing as consideration for obtaining a Hydrocarbon lease covering the lands applicable to a New Lease.

“Non-Fundamental Representations” means those representations and warranties of Corporation in Section 4 and of Contributor in Section 5, but not including any Fundamental Representations.

“NORM” means naturally occurring radioactive material.

“Notice” has the meaning set forth in Section 14.1.

“Operating Expenses” means all operating expenses (including costs of insurance) and all other capital expenditures incurred in the ordinary course of business with respect to the ownership and operation of the Assets and, where applicable, in accordance with the relevant operating agreement or unit agreement or pooling order, if any, and including any amounts billed by the applicable Third-Party operator to Contributor in respect of overhead or general and administrative costs (excluding any lease bonus, broker fees, lease option payments, lease extension payments or other lease renewal or acquisition costs), development costs and expenditures relating to title, permitting, drilling, completing, fracturing, testing, deepening, plugging back, side tracking, reworking, and operating the Properties and costs associated with gathering, transporting, shipping, handling, processing and marketing of Hydrocarbons; provided, however, that Operating Expenses shall not include any cost or expense arising from or attributable to (a) Contributor’s or any of its Affiliates’ overhead or general and administrative expenses, (b) any Well Imbalances or Pipeline Imbalances, (c) any Title Defect or Environmental Liability or the curing or remediation of any Title Defect or Environmental Liability, (d) Taxes, (e) any Replacement Costs or New Lease Costs, (f) personal injury or death, property damage (except ordinary course liquidated damages under a Lease or Surface Interest), torts, breach of contract or fine or penalty arising from a violation of any Law, (g) plugging and abandonment, closing pits and restoring the surface around the Wells or such facilities and pits except with respect to any Well drilled in accordance with the terms hereof after the Execution Date, (h) obligations to pay Burdens, Working Interests, or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including suspense funds, (i) obligations with respect to Hedging Contracts, (j) any breach by Contributor of its representations and warranties set forth in Section 5 or covenants in this Agreement, (k) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (b) through (j), whether such claims are made pursuant to contract or otherwise, and (l) the matters covered by the indemnities in Section 11.3.

“Order” means any order, judgment, injunction, decree, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any Governmental Authority.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, by-laws, partnership agreement, regulations, limited liability company agreement or similar organizational document or agreement, as applicable, of such Person.

“Outside Date” has the meaning set forth in Section 13.1(b)(i).

“Partnership” has the meaning given to such term in the preamble.

“Partnership Common Units” means common units representing limited partnership interests in the Partnership.

“Party” and “Parties” have the respective meanings given to such terms in the preamble.

“Party Affiliate” has the meaning set forth in Section 14.14.

“Per Share Value” means, (a) with respect to shares of Corporation Common Stock, the VWAP of the shares of Corporation Common Stock for the 15 consecutive trading days immediately prior to the date of valuation of such shares of Corporation Common Stock and (b) with respect to Partnership Common Units, the VWAP of the shares of Corporation Common Stock issuable upon exchange of Partnership Common Units for the 15 consecutive trading days immediately prior to the date of valuation of such equity interests.

“Permits” means any authorizations, approvals, licenses, registrations, permits, consents, orders, franchises, exemptions, variances, waivers, privilege, applications, certificates and related instruments or rights issued by, or filings with, any Governmental Authority.

“Permitted Encumbrances” means:

(a)	Liens for Taxes not yet due and payable as of the Closing Date or Taxes being contested in good faith in appropriate proceedings and set forth on Schedule PE;

(b)

operators’, materialmen’s, mechanics’, carriers’, workmen’s, landlords’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business with respect to the operation of the Assets and with respect to which the underlying obligation is not delinquent or is being contested in good faith and set forth on Schedule PE;

(c)	Burdens, if the net cumulative effect of such Burdens do not operate to individually or in the aggregate:

(i)	reduce Contributor’s Net Revenue Interest in a Lease for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit A-1 for such Lease;

(ii)	reduce Contributor’s Net Revenue Interest in a Well for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well;

(iii)

increase Contributor’s Working Interest in a Lease for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit A-1 for such Lease (except to the extent the Net Revenue Interest in such Lease for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit A-1 in the same or greater proportion as any increase in such Working Interest); or

(iv)

increase Contributor’s Working Interest in a Well for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit B for such Well (except to the extent the Net Revenue Interest in such Well for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest);

(d)	the terms and conditions of all Leases and Material Contracts set forth on Schedule 5.1(h)(i), provided such terms and conditions do not operate to individually or in the aggregate:

(i)	reduce Contributor’s Net Revenue Interest in a Lease for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit A-1 for such Lease;

(ii)	reduce Contributor’s Net Revenue Interest in a Well for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well;

(iii)

increase Contributor’s Working Interest in a Lease for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit A-1 for such Lease (except to the extent the Net Revenue Interest in such Lease for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit A-1 in the same or greater proportion as any increase in such Working Interest); or

(iv)

increase Contributor’s Working Interest in a Well for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit B for such Well (except to the extent the Net Revenue Interest in such Well for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest);

(v)

result in the amount of Net Mineral Acres covered by or attributable to Contributor’s interest in such Lease for the applicable Target Formation(s) to be less than the amount of Net Mineral Acres set forth for such Lease on Exhibit A-1; or

(vi)	materially interfere with the ownership, operation or use of the Assets as currently owned, operated or used;

(e)	Preferential Purchase Rights, Consents and required Third Party consents to assignment, to the extent set forth on Schedule 5.1(d), subject to compliance with Sections 7.2 and 7.3;

(f)

(i) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance (including, for purposes of clarity, any Customary Post-Closing Consents) and (ii) all Soft Consents;

(g)	defects or irregularities arising out of any Legal Proceeding that is set forth on Schedule 5.1(f);

(h)

easements, rights-of-way, servitudes, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like and conditions, covenants or other restrictions, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the Assets, which do not individually or in the aggregate materially detract from the value of, or materially interfere with the ownership, operation or use of, the Assets;

(i)

all liens or encumbrances created under mortgages, deeds of trust or similar instruments not created by Contributor or any of its Affiliates that cover the surface estate (including residential mortgage liens and any such liens covering any fee interests encumbered by any Surface Interests) and with respect to which no applicable mortgagee or lienholder has initiated foreclosure or similar proceedings;

(j)	defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on behalf of such Person;

(k)	defects or irregularities arising out of improper or incomplete acknowledgement, witness or attestation;

(l)

all applicable Laws (including zoning and planning ordinances and municipal regulations) and rights reserved to or vested in any Governmental Authority to control or regulate, in whole or in part, any of the Assets in any manner, and all obligations and duties under all applicable laws, rules, and orders of any such Governmental Authority or under any franchise, grant, license, or permit issued by any such Governmental Authority,

(m)

defects or irregularities arising out of lack of authorization with respect to documents executed by (i) an officer or director presumed under applicable Law to have such authority or (ii) other Persons presumed under applicable Law to have such authority (unless Corporation provides evidence that such action was not authorized and results in or is reasonably likely to result in another Person’s superior claim of title to the relevant Asset);

(n)	defects or irregularities that have been cured or remedied by applicable statutes of limitation prior to Closing;

(o)	any Liens, defects, burdens or irregularities applicable to, arising with respect to or otherwise affecting any depth or formation other than the applicable Target Formation(s);

(p)	any matter waived in writing by Corporation or that is deemed to have been waived by Corporation pursuant to the terms of Section 8;

(q)	all Liens or defects that are released or cured prior to or at Closing;

(r)	conventional rights of reassignment obligating Contributor to reassign its interest in any portion of a Property to a Third Party upon final intention to abandon or release such Property;

(s)	defects based on or arising out of the failure of a Lease to hold after the Closing Date a specified number of Net Mineral Acres after the primary term of such Lease has expired;

(t)

defects based on or arising out of the failure of Contributor to enter into, be party to, or be bound by, pooling provisions or any pooling agreement, production sharing agreement, production handling agreement or similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, provided such provisions or agreements do not operate to individually or in the aggregate:

(i)	reduce Contributor’s Net Revenue Interest in a Lease for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit A-1 for such Lease;

(ii)	reduce Contributor’s Net Revenue Interest in a Well for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well;

(iii)

increase Contributor’s Working Interest in a Lease for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit A-1 for such Lease (except to the extent the Net Revenue Interest in such Lease for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit A-1 in the same or greater proportion as any increase in such Working Interest);

(iv)

increase Contributor’s Working Interest in a Well for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit B for such Well (except to the extent the Net Revenue Interest in such Well for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest);

(v)

result in the amount of Net Mineral Acres covered by or attributable to Contributor’s interest in such Lease for the applicable Target Formation(s) to be less than the amount of Net Mineral Acres set forth for such Lease on Exhibit A-1; or

(vi)	with respect to Contracts only, materially interfere with the ownership, operation or use of the Assets as currently owned, operated or used;

(u)

any other defects, irregularities and Liens affecting any of the Assets (except for any defects, irregularities or Liens which are liquidated in amount or secure any unpaid amounts owed to a Third Party) to the extent they do not, individually or in the aggregate, operate to:

(i)	reduce Contributor’s Net Revenue Interest in a Lease for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit A-1 for such Lease;

(ii)	reduce Contributor’s Net Revenue Interest in a Well for the applicable Target Formation(s) to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well;

(iii)

increase Contributor’s Working Interest in a Lease for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit A-1 for such Lease (except to the extent the Net Revenue Interest in such Lease for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit A-1 in the same or greater proportion as any increase in such Working Interest);

(iv)

increase Contributor’s Working Interest in a Well for the applicable Target Formation(s) to an amount greater than the Working Interest set forth on Exhibit B for such Well (except to the extent the Net Revenue Interest in such Well for such Target Formation(s) is greater than the Net Revenue Interest set forth on Exhibit B in the same or greater proportion as any increase in such Working Interest);

(v)

result in the amount of Net Mineral Acres covered by or attributable to Contributor’s interest in such Lease for the applicable Target Formation(s) to be less than the amount of Net Mineral Acres set forth for such Lease on Exhibit A-1; or

(vi)	with respect to Contracts only, materially interfere with the ownership, operation or use of the Assets as currently owned, operated or used; and

(v)	the terms and conditions of this Agreement and any other agreement, document or instrument to be delivered hereunder or in connection herewith.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or any other entity of any kind.

“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Properties required to be delivered by Contributor under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Contributor pursuant to such Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Phase II ESA” has the meaning set forth in Section 9.2.

“Pre-Existing Confidentiality Agreement” has the meaning set forth in Section 6.17(e).

“Preferential Purchase Right” means preferential purchase right, right of first refusal, right of first offer, tag-along sale right, or similar right of a Person that would be triggered by the execution, delivery or performance of this Agreement or any Transaction Documents.

“Preferred Stock Payment Amount” has the meaning set forth in Section 2.2(b)(ii).

“Production Taxes” means all ad valorem, property, production, excise, net proceeds, severance, sales, use and similar Taxes assessed against or with respect to the Assets or based upon or measured by the acquisition of the Assets, the ownership of the Assets or the production or processing of Hydrocarbons or the receipt of proceeds therefrom, including all estimated Taxes, deficiency assessments, additions to Tax, penalties and interest with respect thereto, whether disputed or otherwise, but in each case excluding franchise, margin, income or similar Taxes and Transfer Taxes.

“Prohibited Party” means Persons that are subject to applicable economic sanctions or export control sanctions, including (a) Persons on (i) the United States Treasury Department’s List of Specially Designated Nationals and Blocked Persons or Consolidated Sanctions List, (ii) the United States Commerce Department’s Denied Persons List, Entity List or Unverified List, (iii) the United States State Department’s Debarred List or (iv) the European Union Consolidated List; (b) any government agency of an Embargoed Jurisdiction and any entity owned or controlled by or acting on behalf of a government of an Embargoed Jurisdiction; (c) individuals who reside in Embargoed Jurisdictions; (d) organizations that are headquartered in, registered in or organized under the laws of Embargoed Jurisdictions; (e) to that extent that economic sanctions of jurisdictions other than the United States or the European Union apply to activity of Contributor or any of its Affiliates, individuals and organizations that are sanctioned by those jurisdictions; and (f) individuals that act on behalf of a Prohibited Party and organizations that are owned (50% or more) or controlled by or act on behalf of a Prohibited Party.

“Properties” means the Leases, Wells, Lands and Units.

“Proxy Statement” shall have the meaning ascribed to such term in Section 6.17(a).

“Consideration” has the meaning set forth in Section 2.2(a).

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“Records” means, other than the Excluded Records, all of the books, records, correspondence, files, data and information, in each case whether written or electronically stored, relating to the Assets, including all title records, prospect information, title opinions, title commitments, abstracts, property ownership reports, well files, logs, pressure data, injection profiles, well tests, projection and injection records, maps, engineering data and reports, environmental and safety information and records, third-party licenses, operational records, technical records, production and processing records, division order, lease, land and right-of-way files, Tax records with respect to the Assets (other than income, franchise or similar Tax records), authorizations for expenditures, production, accounting and operation records (including those reflecting current ownership decks), revenue and joint interest billing account information, and contract files (including Material Contracts, Leases and Contracts that constitute part of the Assets).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, disposing, migrating, injecting, escaping, leaching or dumping.

“Replacement Costs” means any costs or expenses paid by Contributor to Third Parties after the Effective Date and prior to Closing for (a) obtaining a Hydrocarbon lease to replace a Lease (i.e., a Hydrocarbon Lease that covers the same lands as a Lease set forth on Exhibit A-1 as of the Execution Date (a “Replacement Lease”)) or (b) extending or renewing the term of any Lease set forth on Exhibit-A-1 as of the Execution Date, in each case, other than with respect to any New Lease.

“Replacement Lease” has the meaning set forth in the definition of “Replacement Costs”.

“Representatives” means the directors, officers, partners, investors, members, managers, employees, agents, or advisors (including attorneys, accountants, consultants, bankers, financial advisors, brokers, and any representatives of those advisors) of a Person.

“Required Consent” means any Consent containing language (a) to the effect that the sale or transfer of the applicable Asset or the execution, delivery or other performance of this Agreement without such Consent would, (i) result in the termination (automatically or at the election of the holder thereof) of the applicable Asset, (ii) cause Corporation (as Contributor’s successor-in-interest) to be subject to any monetary fee or other Liability or a material loss of rights under the applicable Asset and/or (iii) cause such sale or transfer to be void or (b) that does not provide, by its express terms, that such Consent cannot be unreasonably withheld, conditioned or delayed; provided that, for purposes of clarity, the term Required Consent shall not include any Customary Post-Closing Consent or Soft Consent.

“Required Corporate Approvals” means any consent, waiver, approval, authorization, filing or notice required by or in compliance with the (i) VSCA, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” laws, and (v) the rules and regulations of the Nasdaq.

“Requisite Financial Statements” has the meaning set forth in Section 6.22(a).

“Requisite Shareholder Approval” means the approval of the Shareholder Proposal by the affirmative vote of a majority of the votes cast with respect to the Shareholder Proposal in person or by proxy at the Shareholder Meeting.

“Retained Obligations” means all Liabilities to the extent arising from or related or attributable to:

(a)

(i) any Production Taxes for which Contributor or its Affiliates are liable in accordance with Section 6.7, (ii) all income, capital gains, margin, franchise and similar Taxes imposed on Contributor, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (iii) any Taxes assessed against or with respect to the Excluded Assets, and (iv) any Taxes attributable to the ownership or operation of the Assets (or the production of Hydrocarbons therefrom) for any Tax period (or portion thereof) ending before the Effective Date (the “Tax Retained Obligations”);

(b)	any Excluded Assets;

(c)	personal injury or death or property damage attributable to Contributor’s or its Affiliates ownership, operation or use of any Asset prior to the Closing Date;

(d)

any transportation or disposal (or arrangement therefor) off-site of Hazardous Materials by or on behalf of Contributor or its Affiliates and arising from or relating to any Asset prior to the Closing Date;

(e)

any accounting, failure to pay, underpayment, mis-payment, non-payment, or incorrect payment to any royalty owner, overriding royalty owner, wellbore-interest owner, working-interest owner, net-profits-interest owner or other interest holder or otherwise with respect to any Burden, or escheat obligations, by Contributor or its Affiliates with respect to any Asset attributable to periods prior to the Effective Date;

(f)

any claims (i) by Contributor’s or any of its Affiliates’ employees with respect to the employment relationship between Contributor or its Affiliates and such employees, or (ii) with respect to employee benefit plans of Contributor or its Affiliates, in either case, attributable to the ownership, operation or use of any Asset prior to the Closing Date;

(g)

any civil or administrative fines or penalties or criminal sections levied by any Governmental Authority against Contributor or any of its Affiliates that arise as a result of any violation by Contributor or its Affiliates with respect to the Assets of any Laws prior to the Closing;

(h)	any Debt Contracts or Hedging Contracts; and

(i)

all Legal Proceedings pending as of the Execution Date before any Governmental Authority with respect to the ownership or operation of the Properties, to the extent such Legal Proceedings are set forth on Schedule 5.1(f) or should have been set forth on Schedule 5.1(f).

“Revised Settlement Date” has the meaning set forth in Section 3.5(a).

“Revised Settlement Statement” has the meaning set forth in Section 3.5(a).

“Scheduled Closing Date” has the meaning set forth in Section 3.1.

“Second Lien Credit Agreement” means that certain Credit Agreement dated as of September 29, 2017, among Penn Virginia Holding Corp., as borrower, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, as amended, supplemented or amended and restated from time to time.

“Second Lien Credit Agreement Amendment” means the written consent to, and/or waivers of default or amendment of, the Second Lien Credit Agreement in connection with the transactions contemplated by this Agreement, the other Transaction Documents, the JSTX Contribution Agreement and the other Transaction Documents (as defined in the JSTX Contribution Agreement) from the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) (for purposes of this definition, “Required Lenders” and “Administrative Agent” shall have the meaning given to such terms in the Second Lien Credit Agreement).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Settlement Statement” has the meaning set forth in Section 2.4.

“Settlement Statement Arbitrator” means Ernst & Young Global Limited (or its Affiliate) or, if Ernst & Young Global Limited (or its Affiliate) is unwilling or unable to serve as the Settlement Statement Arbitrator, then such other independent national accounting firm as the Parties agree in good faith.

“Settlement Statement Submission” has the meaning set forth in Section 3.5(b).

“Shareholder Meeting” shall have the meaning ascribed to such term in Section 6.17(b).

“Shareholder Proposal” means the shareholder proposal to be included in the Proxy Statement relating to (a) the approval of the transactions contemplated by this Agreement and (b) the approval of the transactions contemplated by the JSTX Contribution Agreement, in each case, for purposes of complying with applicable Nasdaq listing rules and whether or not presented in a single proposal.

“Soft Consents” means consents to assignment that may not by their express terms be unreasonably withheld, conditioned or delayed.

“Specified Retained Obligations” means all Liabilities as a result of, arising from or related to the matters described in Clauses (b), (d), (f) and (h) of the definition of Retained Obligations.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity, whether incorporated or unincorporated, of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (a) more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (b) a general partner interest that has the power to direct the policies, management and affairs of such Person or (c) a managing member interest that has the power to direct the policies, management and affairs of such Person.

“Surface Interests” has the meaning set forth in the definition of “Assets.”

“Suspense Accounts” has the meaning set forth in Section 6.13.

“Target Formation” means (a) with respect to any Lease, the formation expressly specified on Exhibit A-1 for such Lease, and (b) with respect to any Well, the formation at which such Well is completed.

“Tax Assumed Obligations” has the meaning set forth in the definition of “Assumed Obligations”.

“Tax Audit” means any audit, adjustment, claim, examination, assessment, contest, litigation, or other proceeding with respect to Taxes.

“Tax Retained Obligations” has the meaning set forth in the definition of “Retained Obligations”.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided or required to be provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts, escheat or unclaimed property obligations, or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise, and (b) any Liabilities in respect of any item described in clause (a) payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, or otherwise.

“Termination Expenses” has the meaning set forth in Section 13.4(d).

“Termination Fee” has the meaning set forth in Section 13.4(a).

“Third Party” means a Person other than a Party or its Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.7(a).

“Title Arbitrator” has the meaning set forth in Section 8.10(b).

“Title Benefit” means any right, circumstance or condition (based on title that is deducible of record, by contract or other legally enforceable documentation or rights sufficient to prevail against competing claims or interests) that, as of the Effective Date and the expiration of the Examination Period, operates to:

(a)

increase Contributor’s Net Revenue Interest in a Lease for an applicable Target Formation above that shown on Exhibit A-1 without causing a greater than proportionate increase in Contributor’s Working Interest in such Lease for such Target Formation above that shown on Exhibit A-1;

(b)

increase Contributor’s Net Revenue Interest in a Well for an applicable Target Formation above that shown on Exhibit B without causing a greater than proportionate increase in Contributor’s Working Interest in such Well for such Target Formation above that shown on Exhibit B; or

(c)

increase in the amount of Net Mineral Acres covered by or attributable to Contributor’s interest in a Lease for an applicable Target Formation above that shown on Exhibit A-1 (disregarding any such increase under Clause (c) of the definition of Net Mineral Acres).

“Title Benefit Amount” has the meaning set forth in Section 8.8(c).

“Title Deductible” means an amount equal to $767,654.

“Title Defect” means any Burden, Lien, defect or other matter that would cause Contributor to have less than Defensible Title in and to any Lease or Well; provided that the following shall not constitute or give rise to Title Defects:

(a)

defects based on a gap in Contributor’s chain of title in the applicable federal, state, or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion, or landman’s title chain which documents shall be included in a Defect Notice;

(b)

defects based upon the failure to record any Lease issued by any Governmental Authority (or associated Lease memorandum), or any assignments of interests in such Leases in any applicable county records, provided that the public records of the applicable Governmental Authorities reflect Contributor as the owner of such Lease;

(c)

defects based on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings, unless Corporation provides affirmative evidence that such failure has resulted in, or is reasonably likely to result in, another Person’s superior claim of title;

(d)	any Lien or loss of title resulting from Contributor’s conduct of business in compliance with this Agreement;

(e)

defects based upon (i) the exercise of any Preferential Purchase Rights or failure to obtain any Required Consents, in each case, to the extent set forth on the applicable disclosure schedules attached to this Agreement, subject to compliance with Sections 7.2 and 7.3, (ii) the expiration of any Lease in accordance with its terms if, prior to Closing and in accordance with the terms of this Agreement, (x) Contributor obtains a Replacement Lease for such Lease or (y) Contributor extends or renews the term of such Lease or (iii) with respect to any New Lease, the lack of any Hydrocarbon lease covering the lands described on Exhibit A-1 for such New Lease if, prior to Closing and in accordance with the terms of this Agreement, Contributor enters into a Hydrocarbon lease covering the lands described on Exhibit A-1 for such New Lease which satisfied the Hydrocarbon Lease Standards (or for which Corporation waived, in writing, the Hydrocarbon Lease Standards);

(f)

defects arising from any prior oil and gas lease relating to the lands covered by a Lease (or any Target Formation thereunder) not being surrendered of record, unless Corporation provides affirmative evidence that such prior oil and gas lease is still in effect as to such lands covered by such Lease (or any applicable Target Formation thereunder) and results in, or is reasonably expected to result in, another Person’s superior claim of title to the relevant Lease or Well;

(g)	defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(h)

defects based solely on: (i) lack of information in Contributor’s files or access thereto; or (ii) references to an unrecorded document(s) if such document is dated earlier than January 1, 1960 and is not in Contributor’s files;

(i)

defects based on the existence of an ownership interest that causes a reduction in the Net Revenue Interest or Net Mineral Acres of Contributor below that shown on Exhibit A-1 (with respect to any Lease) or Exhibit B (with respect to any Well) if Contributor provides written evidence that the holder of such ownership interest or its Affiliate has acknowledged or agreed in writing (including in any Contract or other agreement) that such ownership interest does not cause such reduction;

(j)	defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(k)	defects arising from any change in applicable Law after the Execution Date; and

(l)

defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven and one-half (7.5) years or more, unless Corporation provides affirmative evidence that such failure has resulted in, or is reasonably likely to result in, another Person’s superior claim of title.

“Title Defect Amount” has the meaning set forth in Section 8.6.

“Title Review” has the meaning set forth in Section 8.2.

“Transaction” has the meaning set forth in the recitals.

“Transaction Documents” means, with regard to a Party, those documents listed or referred to in Section 3.3 and 3.4 or otherwise delivered pursuant to this Agreement on the Execution Date or the Closing Date or post-Closing, in each case to the extent executed and delivered by such Party.

“Transfer Agent” means (a) with respect to any Partnership Common Units, the Partnership or such other Person as agreed upon by the Parties prior to Closing, and (b) with respect to any shares of Corporation Series A Preferred Stock, American Stock Transfer & Trust Company or any successor transfer agent, or such other Person as agreed upon by the Parties prior to Closing.

“Transfer Tax” has the meaning set forth in Section 6.7(b).

“Treasury Regulations” means the proposed, temporary, or final U.S. Department of Treasury regulations promulgated under the Code and any successor regulations.

“Units” means all rights and interests in, under or derived from all spacing, pooling, production sharing, production allocation, unitization and communitization agreements, declarations and orders in effect with respect to any of the Lands, the Leases or the Wells, and all pooled, communitized or unitized acreage or units created or designated by any of those agreements, declarations or orders, including those rights, interests, acreage or units listed on Exhibit C.

“VSCA” means the Virginia Stock Corporation Act.

“VWAP” per share of Corporation Common Stock for any trading period means the per share volume-weighted average price on the Nasdaq as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time, during such trading period; or if such price is not available, “VWAP” shall mean the market value per share of Corporation Common Stock during such trading period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Contributor for this purpose.

“Well” means the wells listed on Exhibit B.

“Well Imbalance” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Contributor in such Well and the shares of production from such Well to which Contributor is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead.

“Working Interest” means the interest in and to a:

(a)

Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any Burdens; and

(b)

Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well, but without regard to the effect of any Burdens.

1.2	Interpretation.

(a)	References to the preamble or recitals, or to a “Section”, “Schedule” or “Exhibit”, means the preamble or recitals, or a Section, Schedule or Exhibit, to this Agreement.

(b)	The preamble, recitals, Schedules and Exhibits form a part of this Agreement.

(c)	References to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section, Schedule or Exhibit.

(d)	References to a Party or Person include references to such Party’s or Person’s successors or assigns (immediate or otherwise).

(e)	Unless the applicable context otherwise requires, words importing the singular include the plural and vice versa.

(f)	Words importing gender include the masculine, feminine and neutral genders.

(g)	The use of headings is for convenience of reference only and does not affect the construction or interpretation of this Agreement.

(h)	The words “include” or “including” mean “including without limitation”.

(i)	Unless expressly provided to the contrary, the word “or” is not exclusive.

(j)	Any reference to a statutory provision includes any subordinate legislation made from time to time under that provision.

(k)

Any reference to a statutory provision includes such provision as from time to time modified or re-enacted or consolidated, whether before, on or after the Execution Date so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to Closing.

(l)

If there is any conflict or inconsistency between a term in the main part of this Agreement and a term in any of the Schedules, Exhibits or other document referred to or otherwise incorporated into this Agreement, the term in the main part of this Agreement will prevail to the extent of such conflict or inconsistency.

2.	CONTRIBUTION

2.1	Contribution of Assets.

Upon the terms and subject to the conditions set forth in this Agreement, Contributor shall contribute, assign, transfer, convey and deliver to the Partnership or its designated Affiliate that is treated as disregarded as separate from the Partnership for U.S. federal income tax purposes, and the Partnership or its designated Affiliate that is treated as disregarded as separate from the Partnership for U.S. federal income tax purposes shall acquire and accept from Contributor, at the Closing, the Assets and assume the Assumed Obligations.

2.2	Consideration.

(a)

In consideration for the contribution of the Assets, the Partnership shall issue and deliver to Contributor 4,959,000 Partnership Common Units (the “Consideration”). The Partnership Common Units included in the Consideration shall be deemed to have a Dollar value for purposes hereof equal to the number of Partnership Common Units multiplied by $7.74 (the “Execution Date Per Share Value”) such that, for purposes of this Agreement, the Consideration shall be deemed to be equal to $38,382,660 in value, subject to adjustment (in cash and/or additional Partnership Common Units) in accordance with Section 2.3 and Section 3.5. Notwithstanding anything herein to the contrary, no fractional Partnership Common Units shall be issued or delivered hereunder, and any issuance or deliveries of Partnership Common Units shall be rounded up to the nearest whole number of Partnership Common Units.

(b)	Notwithstanding anything herein to the contrary:

(i)

with respect to any issuance, delivery or transfer of Partnership Common Units hereunder and any calculations or determinations made hereunder with respect to any Partnership Common Units, such Partnership Common Units shall be deemed to include (in the case of an issuance, delivery or transfer) or apply to (in the case of a calculation or determination) a number of shares of Corporation Series A Preferred Stock equal to the number of such Partnership Common Units divided by 100 such that references to “a corresponding number of shares of Corporation Series A Preferred Stock” are construed accordingly, and, by way of example and without limitation, (A) the issuance, delivery or transfer of Adjustment Securities, Defect Deposit Securities or Indemnity Securities shall be deemed to include such corresponding number of shares of Corporation Series A Preferred Stock and (B) references herein to the “Equity Consideration” shall be deemed to include such corresponding number of shares of Corporation Series A Preferred Stock as the context requires;

(ii)

at the Closing, (A) Corporation shall issue to Contributor a number of shares of Corporation Series A Preferred Stock equal to the number of Partnership Common Units included in the Equity Consideration divided by 100 (certain of which will, for purposes of clarity, be delivered in accordance with the terms of this Agreement to the Transfer Agent as Indemnity Securities and may be delivered to the Transfer Agent as part of the Defect Deposit Securities, if applicable) and (B) Contributor shall pay to Corporation an amount of cash equal to such number of shares of Corporation Series A Preferred Stock multiplied by the par value for such shares (the “Preferred Stock Payment Amount”); and

(iii)

following the Closing, (A) if any Partnership Common Units are to be issued and delivered to Contributor hereunder (including any Adjustment Securities issued and delivered to Contributor pursuant to Section 3.5), (I) Corporation shall issue to Contributor a number of shares of Corporation Series A Preferred Stock equal to the number of Partnership Common Units to be so issued and delivered divided by 100 and (II) Contributor shall pay to Corporation an amount of cash equal to such number of shares of Corporation Series A Preferred Stock multiplied by the par value for such shares, and (B) if any Partnership Common Units (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with this Section 2.2(b)) are to be transferred from Contributor or the Transfer Agent to Corporation and the Partnership hereunder (including any Adjustment Securities, Defect Deposit Securities or Indemnity Securities that are ultimately transferred to Corporation and the Partnership in accordance with the terms of Section 3.5, Section 10.6 and Section 11.13, respectively), then Corporation shall pay to Contributor an amount of cash equal to the number of shares of Corporation Series A Preferred Stock included therein, multiplied by the par value for such shares.

(c)

All shares of Corporation Series A Preferred Stock delivered to Contributor hereunder shall be issued in uncertificated, book-entry form with such issuance confirmed to Contributor by a letter of issuance from the Transfer Agent. All Partnership Common Units delivered to Contributor hereunder shall be issued in accordance with the terms of the A&R LP Agreement.

2.3	Adjustments to Consideration.

On the Closing Date, the Consideration will be adjusted as provided in this Section 2.3, and the resulting number of Partnership Common Units to be paid as Equity Consideration minus the number of Partnership Common Units included in the Indemnity Securities initially delivered to the Indemnity Escrow hereunder will be the “Closing Amount”. The number of Partnership Common Units by which the Equity Consideration will be increased or decreased in connection with any adjustments to the Consideration made pursuant to Section 2.3(a) and Section 2.3(b) (such Partnership Common Units, subject to any additional adjustments pursuant to Section 3.5, the “Adjustment Securities”) shall be calculated by dividing the aggregate dollar amount of such adjustments by the Execution Date Per Share Value and correspondingly (1) increasing the number of Partnership Common Units to be included in the Equity Consideration by the number of Adjustment Securities so calculated (in the case of an increase in the Consideration pursuant to Section 2.3(a)) or (2) reducing the number of Partnership Common Units included in the Equity Consideration by the number of Adjustment Securities so calculated (in the case of a decrease in the Consideration pursuant to Section 2.3(b)). Notwithstanding the foregoing or anything to the contrary in this Agreement, including Section 2.3 and Section 3.5, (1) the maximum number of Adjustment Securities by which the Equity Consideration may be increased pursuant to this Section 2.3 and Section 3.5 shall be 495,900 Adjustment Securities in the aggregate (which is the equivalent of $3,838,266 (the “Maximum Adjustment Securities Value”) divided by the Execution Date Per Share Value) and (2) in the event the adjustments made to the Consideration pursuant to Section 2.3(a) and Section 2.3(b) would result in a net increase to the dollar value of the Consideration in excess of the Maximum Adjustment Securities Value, then the amount of such excess shall be delivered to Contributor by Corporation in cash via transfer of immediately available funds to an account designated by Contributor in writing, which transfer shall occur either at Closing pursuant to Section 3.1 or in connection with the settlement of the Final Settlement Statement pursuant to Section 3.5 (any such cash payment, an “Adjustment Cash Payment”). For purposes of clarity, any Adjustment Securities issued, delivered or transferred hereunder shall be deemed to include a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b). In addition, the Equity Consideration will be equitably adjusted in the event of a share split, combination, reclassification, recapitalization, exchange, share dividend or other dividend or distribution payable in shares of Corporation Common Stock with respect to the shares of Corporation Common Stock that occurs prior to the Closing.

(a)	The Consideration will be adjusted upward by the following amounts (without duplication):

(i)

an amount equal to all Operating Expenses that are attributable to the Assets from and after the Effective Date paid or incurred by Contributor or any of its Affiliates, whether paid or incurred before, on or after the Effective Date;

(ii)

an amount equal to all proceeds, reimbursements, credits and income paid to or received by Corporation or any of its Affiliates that are attributable to the Assets prior to the Effective Date (net of applicable Burdens, processing and transportation costs, and other burdens on Contributor’s share of production not otherwise accounted for hereunder);

(iii)	the amount of all Production Taxes allocated to the Partnership under Section 6.7 but paid or otherwise economically borne by Contributor or any of its Affiliates;

(iv)

as complete and final settlement of the Hydrocarbon Inventory and only to the extent that the proceeds therefor have not been received by Contributor, an amount equal to (A) the applicable product of the volume of the merchantable Hydrocarbon Inventory in the stock tanks (other than tank bottoms) or in the pipelines, in each case, above the applicable load line or pipeline connection; multiplied by the contract price for such Hydrocarbon Inventory in effect as of the Effective Date (“Hydrocarbon Inventory Contract Price”) less (B) any applicable (1) Burdens and (2) any actual out-of-pocket costs arising from or attributable to the post-production marketing of such Hydrocarbon Inventory (including any gathering, compression, storage, processing, treatment, and transportation expenses and marketing fees for such Hydrocarbon Inventory); provided, however, that, if no contract price exists for such Hydrocarbon Inventory, then the Hydrocarbon Inventory Contract Price shall be:

(A)	$3.30/Mcf for gaseous Hydrocarbons;

(B)	$36.00/Bbl for crude oil; and

(C)	$4.50/Bbl for liquid Hydrocarbons other than crude oil;

(v)

to the extent that Contributor is underproduced with respect to net Well Imbalances as of the Effective Date, as complete and final settlement of all such Well Imbalances attributable to the Assets for which an adjustment occurs under this Clause (v), an amount equal to the product of such underproduced volumes multiplied by:

(A)	$3.30/Mcf for gaseous Hydrocarbons;

(B)	$36.00/Bbl for crude oil; and

(C)	$4.50/Bbl for liquid Hydrocarbons other than crude oil;

(vi)

to the extent that Contributor has overdelivered any Hydrocarbons as of the Effective Date with respect to net Pipeline Imbalances, as complete and final settlement of all such Pipeline Imbalances attributable to the Assets for which an adjustment occurs under this Clause (vi), an amount equal to the product of such overdelivered volumes multiplied by:

(A)	$3.30/Mcf for gaseous Hydrocarbons;

(B)	$36.00/Bbl for crude oil; and

(C)	$4.50/Bbl for liquid Hydrocarbons other than crude oil;

(vii)

an amount equal to $40,000 per month (pro-rated on a daily basis for any partial month) as an agreed reimbursement in lieu of any general and administrative overhead for the period from and after the Effective Date to, but excluding, the Closing Date; and

(viii)	any other upward adjustment to the Consideration provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

(b)	The Consideration will be adjusted downward by the following amounts (without duplication):

(i)

an amount equal to all proceeds, reimbursements, credits and income paid to or received by Contributor that are attributable to the Assets from and after the Effective Date (net of applicable Burdens, processing and transportation costs, and other burdens on Contributor’s (or Corporation’s, as Contributor’s successor-in-interest) share of production not otherwise accounted for hereunder);

(ii)	the Defect Deposit Amount as determined in accordance with the provisions of Section 8 and Section 9, if any;

(iii)	all downward adjustments regarding any agreed upon and final Title Defects, as determined in accordance with the provisions of Section 8 (and, for purposes of clarity, subject to Section 10);

(iv)

all downward adjustments regarding any agreed upon and final Environmental Liabilities, as determined in accordance with the provisions of Section 9 (and, for purposes of clarity, subject to Section 10);

(v)	an amount equal to the aggregate Allocated Values of any Excluded Assets excluded from the Assets to be acquired by Corporation at Closing pursuant to Section 7, Section 8 or Section 9;

(vi)	an amount equal to all cash in suspense accounts in respect of the Assets;

(vii)	the amount of all Production Taxes allocated to Contributor under Section 6.7 but paid or otherwise economically borne by Corporation or any of its Affiliates;

(viii)

to the extent that Contributor is overproduced with respect to net Well Imbalances as of the Effective Date and as set forth on Schedule 5.1(n), as complete and final settlement of all such Well Imbalances attributable to the Assets for which an adjustment occurs under this Clause (viii), an amount equal to the product of such overproduced volumes multiplied by:

(A)	$3.30/Mcf for gaseous Hydrocarbons;

(B)	$36.00/Bbl for crude oil; and

(C)	$4.50/Bbl for liquid Hydrocarbons other than crude oil;

(ix)

to the extent that Contributor has underdelivered any Hydrocarbons as of the Effective Date and as set forth on Schedule 5.1(n) with respect to net Pipeline Imbalances, as complete and final settlement of all such Pipeline Imbalances attributable to the Assets for which an adjustment occurs under this Clause (ix), an amount equal to the product of such underdelivered volumes multiplied by:

(A)	$3.30/Mcf for gaseous Hydrocarbons;

(B)	$36.00/Bbl for crude oil; and

(C)	$4.50/Bbl for liquid Hydrocarbons other than crude oil;

(x)	subject to Section 6.11(c), an amount equal to all Operating Expenses paid or incurred by Corporation that are attributable to the Assets and to the period prior to the Effective Date; and

(xi)	any other downward adjustment to the Consideration provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

(c)

“Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, subject to the following sentence. The determination of whether costs and/or expenses are attributable to the period before or after the Effective Date for purposes of the adjustments provided for in this Section 2.3 is based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes hereunder, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons are deemed to be “from or attributable to” the applicable Lease, Unit or Well when they pass through the pipeline or flowline connecting into the storage facilities into which they are transported from the lands covered by the applicable Lease, Unit or Well and (ii) gaseous Hydrocarbons are deemed to be “from or attributable to” the applicable Leases, Units and Wells when they pass through the delivery point sales meters, custody transfer meters or other gas flow or volume meters nearest to the entry point into the pipelines through which they are transported from such lands. Contributor may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available, provided Contributor shall provide Corporation with reasonable data to support such interpolative procedures.

2.4	Closing Statement.

Not later than five Business Days prior to the Closing Date, Contributor shall prepare and deliver to Corporation a statement (the “Settlement Statement”) showing Contributor’s good faith estimate of the Closing Amount (using actual numbers and amounts where available, and using Contributor’s good faith estimate of other amounts, where actual amounts are not available) and including any and all supporting documentation used by Contributor in its good faith estimate thereof. Corporation will have until two Business Days prior to the Closing Date to provide written notice to Contributor of any Corporation’s objection to any item on the Settlement Statement along with Corporation’s proposed corrections thereto. The Parties will use good faith efforts to reconcile and agree on any discrepancies to the Settlement Statement (but shall not be required to reach any such agreement). If the Parties are unable to reconcile and agree on any such discrepancies to the Settlement Statement no later than one Business Day prior to the Closing Date, the Settlement Statement as prepared and delivered by Contributor will be used to determine the Closing Amount made at Closing (but incorporating any adjustments thereto that are agreed by the Parties).

2.5	Transfer Agent.

Corporation and Contributor agree to deliver to the Transfer Agent all powers of attorney, endorsements, affidavits, letters, notices, instructions, directions, consents, certificates, statements, or other papers or documents requested by the Transfer Agent to effectuate the provisions of Section 3.5(c).

2.6	Withholding.

Corporation, Transfer Agent, and each of their respective Affiliates and Representatives shall be entitled to deduct or withhold from any amount payable or deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law; provided that, other than with respect to withholding as a result of the failure to provide the certificate described in Section 3.4(i), Corporation will (a) notify Contributor of any anticipated withholding, (b) consult with Contributor in good faith to determine whether such deduction and withholding is required under applicable Law and (c) reasonably cooperate with Contributor to minimize the amount of any applicable withholding. To the extent that any such amounts are deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid or delivered to the Person in respect of which such deduction or withholding was made.

3.	CLOSING

3.1	Closing.

The closing of the contribution and transfer of the Assets to Corporation as contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Central time, at the offices of Kirkland and Ellis LLP, 609 Main Street, Houston, Texas 77002, on the first Business Day that is on or following the satisfaction or waiver of the covenants and conditions set forth in Section 12 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver thereof) (the “Scheduled Closing Date”), or on such other Scheduled Closing Date or at such other location as the Parties may agree, provided, however that the Closing shall not take place earlier than December 24, 2020; provided, further, that, if all conditions in Section 12 are not satisfied or waived as of the Scheduled Closing Date (other than such conditions that can only be satisfied at the Closing but subject to such conditions being satisfied at the Closing), subject to Section 13, the Closing shall occur within three Business Days after such conditions having been satisfied or waived. The date on which the Closing occurs is herein referred to as the “Closing Date”.

3.2	Effective Date.

Should the Closing occur, Corporation’s possession of the Assets shall be transferred and assigned from Contributor to Corporation at the Closing, but, as provided herein, certain financial benefits and burdens with respect to the Assets will be transferred and assigned from Contributor to Corporation effective as of the Effective Date.

3.3	Corporation Deliverables.

At Closing, Corporation and the Partnership shall deliver to Contributor:

(a)

a number of Partnership Common Units equal to the Closing Amount (together with a corresponding number of shares of Corporation Series A Preferred Stock applicable to such Partnership Common Units in accordance with Section 2.2(b)) in accordance with Section 2.2;

(b)

an officer’s certificate of Corporation, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 12.2(a) and Section 12.2(b), and which attests to the resolutions of Corporation that authorizes the execution, delivery and performance of this Agreement and any Transaction Document;

(c)	a Corporation executed Settlement Statement;

(d)	Corporation executed and duly notarized (if applicable) Assignments, in sufficient duplicate originals to allow recording in all applicable jurisdictions and offices;

(e)

any Corporation executed and duly notarized (if applicable) Governmental Transfer Forms, if applicable, in sufficient duplicate originals to allow recording in all applicable jurisdictions and offices;

(f)	a Corporation executed Investor Rights Agreement;

(g)	a Corporation and General Partner executed A&R LP Agreement;

(h)	a Corporation and Partnership executed Interest Assignment Agreement;

(i)

a copy of the Certificate of Designation file stamped by the State Corporation Commission of the Commonwealth of Virginia evidencing that the same has been accepted for filing and filed with the State Corporation Commission of the Commission of the Commonwealth of Virginia;

(j)

(i) a certificate of Corporation’s Secretary, dated as of the Closing Date, certifying (A) the Corporation Charter and the Corporation Bylaws, as then in effect and attached thereto, including, in the case of the Corporation Bylaws, the amendment contemplated by Section 3.3(k), (B) the resolutions adopted by the Board of Directors (I) authorizing the transactions contemplated hereby and (II) increasing the size of the Board of Directors from four to nine and filling five of the vacancies caused by such increase with individuals designated by the Permitted Series A Owners (as defined in the Certificate of Designation) and (II) as to the signatures and authority of the Persons signing the Transaction Documents and related documents on behalf of Corporation, and (i) a certificate executed by an authorized officer of the General Partner and dated as of the Closing Date, certifying (A) the Partnership’s and the General Partner’s respective Organizational Documents, as then in effect and attached thereto, (B) the resolutions adopted by the General Partner authorizing the transactions contemplated hereby and (C) as to the signatures and authority of the Persons signing the Transaction Documents and related documents on behalf of the Partnership;

(k)	an amendment to the Corporation Bylaws deleting Section 3.12(b) thereof in its entirety;

(l)	copies of the applicable instruments file stamped by the appropriate Governmental Authorities evidencing the Conversions, at least one day prior to the Closing Date; and

(m)	any Adjustment Cash Payment owed at Closing, if applicable.

In addition to the foregoing, at Closing, Corporation and the Partnership shall issue to Contributor and deliver to the Transfer Agent (i) if applicable, the Defect Deposit in accordance with the provisions of Section 8 and Section 9 and the Defect Deposit Securities included therein shall be subject to the provisions of Section 10.6, and (ii) the Indemnity Securities, which shall be subject to the provisions of Section 11.13.

3.4	Contributor Deliverables.

At Closing, Contributor shall deliver to Corporation:

(a)

an officer’s certificate of Contributor, dated as of the Closing Date, confirming the satisfaction of the conditions set forth in Section 12.1(a) and Section 12.1(b), and which attests to the resolutions of Contributor that authorizes the execution, delivery and performance of this Agreement and any Transaction Document;

(b)

(i) appropriate change of operator forms satisfying the applicable requirements of Governmental Authorities designating Corporation as operator of the Assets operated by Contributor or any of its Affiliates prior to Closing and (ii) resignation of operator notices, prepared by Contributor and reasonably acceptable to Corporation, duly executed by Contributor or such Affiliate, as applicable;

(c)	a validly executed IRS Form W-9 from Contributor;

(d)	Contributor executed and duly notarized (if applicable) Assignments, in sufficient duplicate originals to allow recording in all applicable jurisdictions and offices;

(e)	a Contributor executed Settlement Statement;

(f)

any applicable Contributor executed and duly notarized (if applicable) Governmental Transfer Forms, if applicable, in sufficient duplicate originals to allow recording in all applicable jurisdictions and offices;

(g)	letters-in-lieu of transfer orders with respect to the Properties duly executed by Contributor, substantially in the form attached hereto as Exhibit F;

(h)

recordable releases of any deed of trust, mortgages, financing statements, pledges, fixture filings and security agreements made by Contributor or its Affiliates affecting or burdening any of the Assets, in form and substance reasonably acceptable to Corporation in sufficient counterparts for recordation in each of the counties or parishes in which the Assets are located or other applicable jurisdiction;

(i)

a certification of non-foreign status of Contributor (or its regarded owner if Contributor is disregarded as separate from its owner for U.S. federal income Tax purposes) executed by the appropriate Person and meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) in form and substance reasonably acceptable to Corporation;

(j)	a Contributor and JSTX executed Investor Rights Agreement;

(k)	a Contributor and JSTX executed A&R LP Agreement;

(l)	the Preferred Stock Payment Amount in cash by wire transfer of immediately available funds to an account designated in advance of the Closing Date by Corporation; and

(m)

a power of attorney executed by Contributor, in form and substance reasonably acceptable to Corporation and the Transfer Agent, which will become revocable upon satisfaction of the amounts due and owing under the Final Settlement Statement.

3.5	Post-Closing Adjustment.

(a)

Revised Settlement Statement. On or before the date that is 90 days after the Closing Date, Contributor shall prepare and deliver to Corporation a revised Settlement Statement (the “Revised Settlement Statement”) setting forth the revised Closing Amount and its determination of each adjustment to the Consideration necessary to determine any revisions to the Closing Amount and showing the calculation of such adjustments in accordance with Section 2.3. Contributor shall provide to Corporation such data and information as Corporation may reasonably request supporting the amounts reflected on the Revised Settlement Statement to permit Corporation and its Representatives to perform or cause to be performed an audit of the Revised Settlement Statement, at Corporation’s expense (to the extent such data and information is in the possession or control of the Contributor). Corporation will have 45 days from the date of receipt of the Revised Settlement Statement (such date the “Revised Settlement Date”) to provide Contributor with Notice of Corporation’s disagreement (the “Disagreement Notice”) with the Revised Settlement Statement, such Disagreement Notice to specify in reasonable detail the Dollar amount, nature, and basis (to the extent known to Corporation) of any such disagreement, along with data and information (to the extent available to Corporation) which reasonably substantiates such disagreement. Should Corporation not timely deliver a Disagreement Notice, or should Corporation execute and deliver to Contributor a Corporation countersigned Revised Settlement Statement, then the Revised Settlement Statement shall be deemed the Final Settlement Statement, and shall be final and binding on the Parties.

(b)

Settlement Statement Dispute. Should Corporation timely deliver a Disagreement Notice, then the Parties will, in good faith, use their commercially reasonable efforts for a period of 45 days following Contributor’s receipt of the Disagreement Notice to resolve the disagreements specified in the Disagreement Notice and agree and execute the Final Settlement Statement. If at the end of such 45-day period, the Parties have not reached agreement on all such disagreements, any Party may submit the matters that remain in disagreement (and only such matters) to the Settlement Statement Arbitrator (with a copy thereof to the other Party on the same day) for resolution (such submissions, each a “Settlement Statement Submission”). The Settlement Statement Arbitrator will set a hearing date, which may be no earlier than 30 days and no later than 60 days from the date the Settlement Statement Arbitrator received the first Settlement Statement Submission. Each Party shall, no later than seven Business Days prior to the hearing date set by the Settlement Statement Arbitrator, submit a written brief to the Settlement Statement Arbitrator (and a copy thereof to the other Party on the same day) with Dollar figures, calculations, and supporting documentation and information that support such Party’s position in respect of the matters set forth in the Settlement Statement Submission, along with such Party’s proposed Final Settlement Statement. The hearing shall be conducted on a confidential basis. The Settlement Statement Arbitrator may consider only those matters in disagreement that were set forth in the Settlement Statement Submission and which remain in dispute. The Settlement Statement Arbitrator’s decision shall be based upon and be consistent with the terms and conditions of this Agreement. In deciding any matter, the Settlement Statement Arbitrator (i) shall be bound by the provisions of this Section 3.5 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party in its submission. The Settlement Statement Arbitrator shall act as an expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. The Settlement Statement Arbitrator shall render its decision, which will include a written statement of its findings and conclusions, along with the Final Settlement Statement (reflecting the Closing Amount) which reflects such decision, no later than 30 days after the hearing date. The decision of the Settlement Statement Arbitrator, and the Final Settlement Statement (reflecting the Closing Amount) issued by the Settlement Statement Arbitrator, shall be (A) final and binding on the Parties and (B) final and non-appealable for all purposes hereunder; provided that such decision may be reviewed, corrected, or set aside by a court of competent jurisdiction, but only if and to the extent that the Settlement Statement Arbitrator is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or the Final Settlement Statement issued by the Settlement Statement Arbitrator. Each of the Parties will bear its own legal fees and other costs of presenting its case. The Party that does not prevail in such arbitration (as determined by the Settlement Statement Arbitrator) shall bear all of the costs and expenses of the Settlement Statement Arbitrator.

(c)

Final Settlement Statement. If the amount of the Closing Amount set forth on the Final Settlement Statement exceeds the Closing Amount set forth in the Settlement Statement, then, within 10 Business Days after the Final Settlement Date, (i) Corporation and the Partnership shall issue and deliver to Contributor a number of Adjustment Securities (calculated in accordance with Section 2.3) equal to the amount by which the Closing Amount set forth on the Final Settlement Statement exceeds the Closing Amount set forth in the Settlement Statement (provided, that such number of Adjustment Securities to be issued and delivered, together with any Adjustment Securities issued in excess of the Consideration on the Closing Date pursuant to Section 2.3, shall not exceed 495,900 Adjustment Securities in the aggregate) and (ii) if the amount that the Closing Amount set forth on the Final Settlement Statement exceeds the Closing Amount set forth in the Settlement Statement results in an aggregate dollar value of increases to the Consideration pursuant to Section 2.3 or this Section 3.5 in excess of the Maximum Adjustment

Securities Value, then Corporation shall pay by wire transfer of immediately available funds, to the account designated by Contributor, such excess amount as an Adjustment Cash Payment. If the amount of the Closing Amount set forth on the Final Settlement Statement is less than the Closing Amount set forth in the Settlement Statement, then Contributor shall instruct the Transfer Agent to deliver to Corporation, within 10 Business Days after the Final Settlement Date, a number of Adjustment Securities (calculated in accordance with Section 2.3) equal to the amount by which the Closing Amount set forth on the Final Settlement Statement is less than the Closing Amount set forth in the Settlement Statement; provided, if Contributor has not, within 10 Business Days after the Final Settlement Date, instructed the Transfer Agent to deliver, or has not otherwise delivered (regardless of whether such failure to deliver is due to any act or omission of Contributor or the Transfer Agent), to Corporation the number of Adjustment Securities pursuant to the foregoing sentence, Contributor shall promptly (and in no event later than two Business Days) pay by wire transfer of immediately available funds, to the account designated by Corporation, an amount of cash equal to the absolute value of the difference between the Closing Amount set forth on the Final Settlement Statement and the Closing Amount set forth in the Settlement Statement. For purposes of clarity, any Adjustment Securities issued, delivered or transferred hereunder shall be deemed to include a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b).

4.	REPRESENTATIONS AND WARRANTIES OF CORPORATION

4.1	Representations.

Corporation represents and warrants to Contributor the following as of the Execution Date and as of the Closing Date:

(a)

Organization, Existence and Qualification. Corporation is a corporation duly formed, validly existing and in good standing under the Laws of the State of Virginia. Each of the Partnership and the General Partner is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)

Authorization; Enforceability. Each of Corporation and the Partnership has full corporate power and limited partnership, as applicable, and authority to execute and deliver this Agreement and all Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Except for obtaining the Requisite Shareholder Approval, the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party, and the performance of the Transaction, have been duly and validly authorized by each of Corporation and the Partnership, and, except for obtaining the Requisite Shareholder Approval, no other proceeding on the part of Corporation or the Partnership is necessary to authorize the execution, delivery or performance of this Agreement or such Transaction Documents or the performance of the Transaction. This Agreement has been duly and validly executed and delivered by Corporation and the Partnership (and all Transaction Documents required hereunder to be executed and delivered by Corporation or the Partnership at Closing will be duly executed and delivered by Corporation or the Partnership, as applicable, at the Closing), and this Agreement constitutes, and at Closing, each such Transaction Document will constitute, a valid and binding obligation of Corporation or the Partnership, as applicable, enforceable against Corporation or the Partnership, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)

No Conflict. Except, in the case of Clauses (i) and (iii), as would not reasonably be expected to prevent, impede, or materially delay the ability of Corporation or the Partnership to enter into and perform its obligations under this Agreement or any Transaction Document to which it is a party and except for any Customary Post-Closing Consents, none of the execution, delivery or performance of this Agreement or such Transaction Documents by Corporation or the Partnership, or the consummation of the Transaction by Corporation or the Partnership, do or shall, subject to obtaining the Requisite Shareholder Approval:

(i)	violate any Law or Order applicable to Corporation or the Partnership;

(ii)	violate any Organizational Document of Corporation or the Partnership; or

(iii)

result in the breach or default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Corporation or the Partnership is a party.

(d)

No Consents. Except for any Customary Post-Closing Consents and any Required Corporate Approvals, the execution and delivery of this Agreement and the Transaction Documents by Corporation and the Partnership and the consummation of the Transaction by Corporation and the Partnership do not and shall not require any filing with or permit, consent, authorization or approval of, or the giving of any notice to, any Person.

(e)

Issuance of the Partnership Common Units and Corporation Series A Preferred Stock. The Partnership Common Units have been duly authorized and, when such Partnership Common Units have been issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid (to the extent required under the A&R LP Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended) and free and clear of all Liens (other than (i) Liens created by Contributor or any of its Affiliates and (ii) transfer restrictions under applicable securities Laws and the A&R LP Agreement). The shares of Corporation Series A Preferred Stock have been duly authorized and, when such shares of Corporation Series A Preferred Stock have been issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens (other than (A) Liens created by Contributor or any of its Affiliates and (B) transfer restrictions under applicable securities Laws, the Investor Rights Agreement and the Certificate of Designation).

(f)

Registration and Transfer Requirements. The Corporation Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq, and Corporation has not taken (and, to the Knowledge of Corporation, no Person has taken) any action designed to, or which to the Knowledge of Corporation, is likely to have the effect of, terminating the registration of the Corporation Common Stock under the Exchange Act nor has Corporation received any notification that the Commission is contemplating terminating (or seeking to terminate) such registration or listing.

(g)

No Integrated Offering. Assuming the accuracy of Contributor’s representations and warranties set forth in Section 5.1, neither Corporation, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of the Partnership Common Units and Corporation Series A Preferred Stock to be integrated with prior offerings by Corporation for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable stockholder approval provisions of the Nasdaq.

(h)

No General Solicitation. Neither the Partnership nor any Person acting on behalf of the Partnership has offered or sold any of the Partnership Common Units by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act). Neither Corporation nor any Person acting on behalf of Corporation has offered or sold any of the Corporation Series A Preferred Stock by any form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act).

(i)

Litigation. Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Corporation or the Partnership to enter into and perform its obligations under this Agreement or any Transaction Document to which Corporation or the Partnership is a party:

(i)	neither Corporation nor the Partnership is subject to any outstanding Order; and

(ii)	neither Corporation nor the Partnership is a party to, nor, to Corporation’s Knowledge threatened by, any Legal Proceeding.

(j)

Brokers’ Fees. Corporation and its Affiliates have not entered into any Contract or incurred any liability, contingent or otherwise, with any Person that would require the payment by Contributor or any of its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the Transaction.

(k)

Financial Ability. Except for obtaining the Requisite Shareholder Approval and the issuance of the Equity Consideration to Contributor pursuant to this Agreement, Corporation’s and the Partnership’s respective ability to consummate the Transaction is not contingent upon its ability to secure any other financing or to arrange any other public or private placement of securities prior to or upon the occurrence of Closing.

(l)	Bankruptcy. Neither Corporation nor the Partnership has not instituted and is not subject to or, to Corporation’s Knowledge, threatened by any Bankruptcy Proceeding.

(m)

Regulatory. Corporation is qualified per applicable Law to own the Assets in all jurisdictions where the Assets are located, and the consummation of the Transaction will not cause Corporation to be disqualified as such an owner.

(n)

Independent Evaluation. Corporation is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Except to the extent of Contributor’s express representations and warranties in Article 5 and the special warranty of Defensible Title contained in the Assignment, in making its decision to enter into this Agreement and consummate the Transaction and except for Fraud, Corporation:

(i)

has relied or shall rely solely on (and shall be deemed for all purposes of this Agreement to have relied solely on) its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express representations and warranties made by Contributor in this Agreement and the Transaction Documents and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Contributor; and

(ii)

as of the Closing Date, has satisfied itself through this Agreement, the Transaction Documents and its own due diligence as to the environmental and physical condition of and contractual arrangements and all other matters affecting or relating to the Assets, and, upon the Closing, Corporation will accept the Assets in their present condition, “as is, where is” and with all faults.

(o)

Information Supplied. None of the information supplied or to be supplied in writing by Corporation for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first filed with the Commission, amended or supplemented or first published, distributed or disseminated to the Corporation Shareholders, or first published, distributed or disseminated to the Corporation Shareholders, or as of the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Corporation with respect to statements made or incorporated by reference therein based on information supplied by Contributor or its Affiliates for inclusion or incorporation by reference therein.

(p)	Capital Structure.

(i)

The authorized capital stock of Corporation consists of 45,000,000 shares of Corporation Common Stock, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Corporation Preferred Stock”). At the close of business on October 30, 2020, (A) 15,200,435 shares of Corporation Common Stock were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by Corporation, (B) zero shares of Corporation Preferred Stock were issued and outstanding, and (C) 1,424,600 shares of Corporation Common Stock were reserved and available for issuance pursuant to the Corporation Stock Plans, of which (1) 319,280 shares were issuable upon settlement of outstanding Corporation RSU Awards, and (2) 373,190 shares were issuable upon settlement of outstanding Corporation PSU Awards (assuming maximum levels of performance are achieved). Except as set forth in this Section 4.1(p)(i), at the close of business on October 30, 2020, no shares of capital stock or voting securities of, or other equity interests in, Corporation were issued, reserved for issuance or outstanding. From the close of business on October 30, 2020, to the Execution Date, there have been no issuances by Corporation of shares of capital stock or voting securities of, or other equity interests in Corporation, other than the issuance of shares of Corporation Common Stock upon the settlement of the Corporation RSU Awards and Corporation PSU Awards, in each case outstanding at the close of business on October 30, 2020 and disclosed in Section 3.1(d)(i) of the Corporation Disclosure Letter, and in accordance with their terms in effect at such time.

(ii)

All outstanding shares of Corporation Capital Stock are, and all shares of Corporation Capital Stock that may be issued upon the settlement of Corporation RSU Awards and Corporation PSU Awards will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, any Organizational Document of Corporation or any Contract to which the Corporation or any Subsidiary of Corporation is a party or otherwise bound (including the Corporation Stock Plans). Except as set forth above in this Section 4.1(p), there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Corporation or any Subsidiary of Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, (A) any capital stock or voting securities of, or other equity interests in, Corporation or any Subsidiary of Corporation or any securities of Corporation or any Subsidiary of Corporation convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in,

Corporation or any Subsidiary of Corporation, (B) any warrants, calls, options or other rights to acquire from Corporation or any Subsidiary of Corporation, or any other obligation of Corporation or any Subsidiary of Corporation to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Corporation or any Subsidiary of Corporation or (C) any rights issued by or other obligations of Corporation or any Subsidiary of Corporation that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, Corporation or any Subsidiary of Corporation, the value of Corporation or any Subsidiary of Corporation or any part of Corporation or any Subsidiary of Corporation or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, Corporation or any Subsidiary of Corporation. Except pursuant to the Corporation Stock Plans, there are not any outstanding obligations of Corporation or any Subsidiary of Corporation to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, Corporation or any Subsidiary of Corporation or any securities, interests, warrants, calls, options or other rights referred to in clause (A), (B) or (C) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Corporation having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Corporation may vote (collectively, “Corporation Voting Debt”). Neither Corporation or any Subsidiary of Corporation is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Corporation or any Subsidiary of Corporation (other than the Credit Agreement and the Second Lien Credit Agreement). Except for this Agreement and, with respect to the Corporation Subsidiaries, the Credit Agreement and the Second Lien Credit Agreement, neither Corporation nor any Subsidiary of Corporation is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Corporation or any Subsidiary of Corporation.

(q)	Corporation Subsidiaries.

(i)

All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Corporation’s Subsidiaries, including the Partnership and the General Partner (collectively, the “Corporation Subsidiaries”), including the Partnership Common Units, have been validly issued and are fully paid and nonassessable and are (other than qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) wholly owned by Corporation (directly or indirectly through or with one or more Corporation Subsidiaries), free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws and, in each case, except for Permitted Liens (as defined in the JSTX Contribution Agreement). Section 3.1(b) of the Corporation Disclosure Letter sets forth, as of the Execution Date, a true and complete list of the Corporation Subsidiaries, together with (A) the jurisdiction of incorporation or organization, as the case may be, of each Corporation Subsidiary, (B) the type of and percentage of interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes from such entity’s most recently filed relevant Tax Return), directly or indirectly, by Corporation in each Corporation Subsidiary, and (C) the type, and percentage of interest held (including capital account balances for any entity treated as a partnership for U.S. federal income tax purposes from such entity’s most recently filed relevant Tax Return) by any Person other than Corporation or a Corporation Subsidiary in each Corporation Subsidiary and the name of such Person.

(ii)

Except for the capital stock and voting securities of, and other equity interests in, the Corporation Subsidiaries, neither Corporation nor any Corporation Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

(r)

Taxes. At all times since formation, the Partnership has been treated for U.S. federal income tax purposes as either a partnership or an entity disregarded as separate from Corporation and has not made any election to be treated as an association taxable as a corporation. Each Subsidiary of the Partnership is currently treated as either a partnership or an entity disregarded as separate from the Partnership for U.S. federal income tax purposes.

(s)	Absence of Certain Changes or Events.

(i)

Since June 30, 2020, there has not occurred any Corporation Material Adverse Effect or any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Corporation Material Adverse Effect.

(ii)

From June 30, 2020 to the Execution Date, (A) each of Corporation and each Subsidiary of Corporation has conducted its respective business in the ordinary course in all material respects, except for commercially reasonable actions taken outside the ordinary course in response to material changes in commodity prices or the coronavirus disease of 2019 pandemic that did not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Corporation and its Subsidiaries, taken as a whole, (B) during such period there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Corporation or any of its Subsidiaries, including the material oil and gas properties of the Corporation and its Subsidiaries, whether or not covered by insurance, and (C) Corporation and its Subsidiaries did not authorize or make capital expenditures that were in any material respect in excess of the capital expenditures that were scheduled to be made during such period, as set forth in Section 3.1(i) of the Corporation Disclosure Letter (except for capital expenditures, if any, that were necessary to repair damage resulting from insured casualty events where there was a reasonable basis for a claim of insurance).

(t)

No Warranty. Corporation acknowledges that, except as expressly provided for otherwise in this Agreement, or in the Assignment, Contributor has not made any representation or warranty, express or implied, at common Law, by statute, or otherwise, relating to the title or condition (whether environmental or otherwise) of the Assets, including any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures, or structures conveyed pursuant to this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

5.1	Representations.

Contributor represents and warrants to Corporation the following as of the Execution Date and as of the Closing Date:

(a)

Organization, Existence and Qualification. Contributor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and Contributor is duly qualified to do business and in good standing in the State of Texas. Contributor has all requisite limited liability company power and authority to own, lease and operate its assets (including the Assets) and to carry on its business as now conducted.

(b)

Authorization; Enforceability. Contributor has full limited liability company power and authority to execute and deliver this Agreement and all Transaction Documents to which Contributor is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents to which Contributor is a party, and the performance of the Transaction, have been duly and validly authorized by Contributor, and no other proceeding on the part of Contributor is necessary to authorize the execution, delivery or performance of this Agreement or such Transaction Documents or the performance of the Transaction. This Agreement have been duly and validly executed and delivered by Contributor (and all Transaction Documents required hereunder to be executed and delivered by Contributor at the Closing will be duly executed and delivered by Contributor at the Closing), and this Agreement constitute, and, at the Closing, each such Transaction Document will constitute, a valid and binding obligation of Contributor, enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)

No Conflicts. Subject to the giving of notice to Third Parties and the receipt of all consents, waivers and approvals from Third Parties (including Customary Post-Closing Consents and the Required Consents set forth on Schedule 5.1(d)) and the Preferential Purchase Rights set forth on Schedule 5.1(d), in each case, in connection with the Transaction, none of the execution, delivery or performance of this Agreement or any Transaction Documents by Contributor or the consummation of the Transaction by Contributor do or shall:

(i)	violate any Law or Order applicable to Contributor or the Assets;

(ii)	violate any Organizational Document of Contributor; or

(iii)

result in the breach or default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Contributor is a party, or any Material Contract to which Contributor is a party, where, in the case of Clauses (i) and (iii) hereof, such violation, breach or default, individually or in the aggregate, would reasonably be expected to have a Contributor Material Adverse Effect.

(d)

No Consents. Except for any Customary Post-Closing Consents, the Required Consents set forth on Schedule 5.1(d) and the Preferential Purchase Rights set forth on Schedule 5.1(d), (i) there are no Consents that Contributor is required to obtain in connection with the execution, delivery or performance of this Agreement or any Transaction Documents by Contributor or the consummation of the Transaction by Contributor and (ii) there is no Preferential Purchase Right applicable to Contributor.

(e)

No Liens Created. Subject to the giving of notice to Third Parties and the receipt of all consents, waivers and approvals from Third Parties (including Customary Post-Closing Consents and the Required Consents set forth on Schedule 5.1(d)) and the Preferential Purchase Rights set forth on Schedule 5.1(d), in each case, in connection with the Transaction, none of the execution, delivery or performance of this Agreement or any Transaction Documents by Contributor or the consummation of the Transaction by Contributor do or shall result in the creation of any Liens upon one or more of the Assets (other than Permitted Encumbrances or any Liens created by Corporation or its Affiliates whether under this Agreement, any Transaction Document or otherwise).

(f)	Litigation. Except as set forth on Schedule 5.1(f):

(i)	none of Contributor or any of its Affiliates is subject to any outstanding Order in relation to the Assets or the execution, delivery or performance of this Agreement or any Transaction Document;

(ii)	none of the Assets is subject to any outstanding Order;

(iii)	none of Contributor or any of its Affiliates is a party to any pending, or to Contributor’s Knowledge threatened in writing, Legal Proceeding in relation to the Assets; and

(iv)	neither Contributor nor any of its Affiliates have received written notice of any threatened or pending claim or Legal Proceeding with respect to the Assets.

(g)	Taxes. Except as set forth on Schedule 5.1(g):

(i)

all material Tax Returns required to be filed with respect to Production Taxes have been duly and timely filed (taking into account extensions of time to file) and are true and correct in all material respects, and all material Production Taxes that have become due and payable (whether or not shown as due and payable on any Tax Returns) have been timely and properly paid;

(ii)

all material Taxes required to be deducted or withheld with respect to the Assets have been duly and timely deducted or withheld and remitted to the appropriate Taxing authority in accordance with applicable Law in all material respects;

(iii)	there are no Liens for Taxes on any of the Assets, other than statutory liens for current Taxes not yet due;

(iv)	there is no claim pending by any Governmental Authority in connection with any Tax or any Tax Return described in Section 5.1(g)(i) and no such claim has been threatened in writing;

(v)	no deficiency with respect to material Production Taxes has been proposed, asserted or assessed in writing that has not been fully paid, abated or otherwise resolved;

(vi)	no Tax Return described in Section 5.1(g)(i) is under or subject to any Tax Audit;

(vii)

no claim has been made by any Taxing authority in any jurisdiction in which the Contributor does not file Tax Returns with respect to the Assets that any Tax Return is required to be filed or any Taxes are required to be paid in such jurisdiction with respect to the Assets;

(viii)

there is not currently in effect any extension or waiver of any statute of limitations regarding the assessment or collection of any Production Taxes or the filing of any Tax Return with respect to any Production Taxes; and

(ix)	none of the Assets are subject to tax partnership reporting requirements under applicable provisions of the Code or applicable state or local Law.

Notwithstanding any other provision of this Agreement to the contrary, (A) the representations and warranties in this Section 5.1(g) and Sections 5.1(bb), 5.1(cc) and 5.1(ee) are the only representations and warranties in this Agreement with respect to Tax matters related to Contributor or the Assets and (B) none of Corporation, the Partnership or any of their respective Affiliates may rely on any of the representations and warranties in this Section 5.1(g) or in Sections 5.1(bb), 5.1(cc) and 5.1(ee) with respect to any position taken in any Tax period (or portion thereof) beginning after the Closing Date.

(h)	Material Contracts.

(i)	All Material Contracts to which Contributor is a party or that are binding on the Assets are set forth on Schedule 5.1(h)(i).

(ii)	Except as set forth on Schedule 5.1(h)(ii):

(A) each Material Contract to which Contributor is a party is in full force and effect and constitutes the legal, valid and binding obligation of Contributor and, to Contributor’s Knowledge, the counterparties thereto, and is enforceable in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(B) there exists no material breach or default under any Material Contract to which Contributor is a party by Contributor or any of its Affiliates or, to Contributor’s Knowledge, as of the Execution Date, by any counterparty, to any such Material Contract;

(C) to Contributor’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute any material breach or default under any Material Contract by Contributor or any of its Affiliates or, as of the Execution Date, by any counterparty, to any such Material Contract; and

(D) as of the Execution Date, no Third Party has provided written notice to Contributor seeking to cancel, to terminate, to re-determine price under, curtailment with respect to, to allege breach or violation under, or to modify, any Material Contract, in each case, which remains unresolved.

(iii)

All of the letters of credit, cash collateral, guaranties, bonds and other credit support that have been provided by, on behalf of, or for the benefit of, Contributor or any of its Affiliates in connection with any Asset are described in Schedule 5.1(h)(iii).

(iv)	Copies of all Material Contracts (and any amendments or other modifications thereto) have been made available by Contributor to Corporation prior to the Execution Date.

(v)	There are no Hedging Contracts or Debt Contracts that will be binding on the Assets or Corporation (with respect to the Assets) after Closing.

(i)

Brokers’ Fees. None of Contributor or any of its Affiliates have entered into any Contract or incurred any liability or obligation, contingent or otherwise, with any Person that would require the payment by Corporation or any of its Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the Transaction.

(j)

Bankruptcy. Contributor is solvent, has not instituted and is not subject to or threatened by any Bankruptcy Proceeding or any other proceeding for the settlement of debts, has not made an assignment for the benefit of creditors, has not failed to pay any amount due under any loan, guarantee or security agreement on the due date or within any applicable grace period, and has not defaulted under any other term of any loan, guarantee or security agreement which would allow its holder to accelerate an obligation.

(k)	Environmental Matters. Except as set forth on Schedule 5.1(k):

(i)

to Contributor’s Knowledge, none of Contributor or any of its Affiliates is subject to any outstanding Order (other than Orders of general application to the oil and gas industry) from, or any agreement with, any Governmental Authority relating to any Environmental Laws in respect of the Assets;

(ii)

none of Contributor or any of its Affiliates has received any written notice of an Environmental Liability from any Person or violation from a Governmental Authority alleging or involving any noncompliance with any Environmental Law which remains unresolved; and

(iii)	Contributor has made available to Corporation copies of any Third-Party environmental reports relating to any Asset prepared by or for Contributor or any of its Affiliates.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties in Section 5.1(f), Section 5.1(r) and this Section 5.1(k) are the only representations and warranties in this Agreement with respect to Environmental Laws and any environmental matters relating to Contributor or the Assets.

(l)

Compliance with Laws. Contributor and its Affiliates are in compliance with, and the Assets that are operated by Contributor or any of its Affiliates are in compliance with, all applicable Laws (other than Environmental Laws), in all material respects. As of the Execution Date, none of Contributor nor any of its Affiliates has received any written notice from any Governmental Authority alleging or investigating a violation of any applicable Laws (other than Environmental Laws) with respect to the ownership or operation of the Assets.

(m)

Commitments. Schedule 5.1(m) sets forth, as of the Execution Date, all AFEs or other capital commitments of Contributor or its Affiliates with respect to the Properties or which are binding on the Properties that have not been completed by the Effective Date.

(n)

Imbalances. To Contributor’s Knowledge, Schedule 5.1(n) sets forth all of the Well Imbalances and Pipeline Imbalances associated with the Assets as of the Effective Date or as of the date otherwise specified on Schedule 5.1(n). Except for the Well Imbalances or Pipeline Imbalances associated with the Assets, neither Contributor nor its applicable Affiliates are obligated by virtue of any take-or-pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at or after the time of delivery.

(o)

Suspense Funds; Payments of Royalties and Expenses. Except as set forth on Schedule 5.1(o) (which schedule lists all funds held in suspense with respect to production of Hydrocarbons from any Asset by Contributor or its Affiliates as of the Execution Date and, to Contributor’s Knowledge, the reason they are being held in suspense and the name or names of the Persons claiming such funds or to whom such funds are owed), neither Contributor nor its Affiliates holds any funds in suspense with respect to production of Hydrocarbons from any Asset as of the Effective Date. Contributor has paid or caused to be paid all rentals, delay rentals, shut-in royalties, royalties, overriding royalties and other Burdens and other payments, in each case, due by Contributor under, with respect to or in connection with the ownership or operation of the Assets operated by Contributor or its Affiliates.

(p)

Non-Consent Operations. Except as reflected on Exhibit A-1 or Exhibit B, as of the Execution Date, no operations are being conducted or have been conducted with respect to the Assets to which Contributor or any of its Affiliates is a non-consenting or non-participating party under the applicable Contract and with respect to which Contributor (or its applicable Affiliates) rights have not yet received its full participation.

(q)

Wells. Exhibit B sets forth the Unit that each Well is located in, if any. Except as set forth on Schedule 5.1(q), Contributor is the designated operator of the Wells. To Contributor’s Knowledge, all Wells drilled by Contributor or its Affiliates have been drilled and completed within the limits permitted by all applicable Leases, Contracts, Laws and Orders. Schedule 5.1(q) sets forth all shut-in, temporarily abandoned or other inactive Wells that are operated by Contributor or any of its Affiliates (and, to Contributor’s Knowledge, that are operated by a Person other than Contributor or any of its Affiliates) (in each case, other than any plugged and abandoned Well) located on the Lands.

(r)

Plugging and Abandonment. As of the Execution Date, none of Contributor or any of its Affiliates have received any written notices or demands from any Governmental Authority or other Third Party to plug or abandon any Well. There are no Wells that Contributor or, to Contributor’s Knowledge, the relevant operator thereof is currently obligated to commence plugging and abandonment activities by any applicable Lease, Contract, Law (including Environmental Law) or Order. The plugging and abandonment of any Wells operated by Contributor or its Affiliates has been completed in a manner that complies in all materials respects with all applicable Leases, Contracts, Laws and Orders. To Contributor’s Knowledge, each Well operated by any Person other than Contributor or any of its Affiliates has been plugged and abandoned in accordance with all applicable Leases, Contracts, Laws (including Environmental Laws) and Orders.

(s)

Casualty; Condemnation. As of the Execution Date, (i) no fire or other casualty (excluding normal wear and tear) has occurred that has caused any material portion of the Assets to be damaged or destroyed and (ii) there is no actual or, to Contributor’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation.

(t)

Permits. Contributor has obtained and is maintaining in full force and effect all material Permits (excluding any Permit required under any Environmental Law) that are necessary or required by Contributor for its ownership and operation of the Assets as currently owned or operated by Contributor or any of its Affiliates. None of Contributor or any of its Affiliates has received written notice of Contributor’s breach or default under any such material Permit, and to Contributor’s Knowledge (i) there is no violation with respect to any such material Permit, and (ii) there are no Legal Proceedings pending or threatened, that could result in the modification, revocation, termination or suspension of any such material Permit. Notwithstanding the foregoing, Contributor makes no any representation or warranty, express or implied, under this Section 5.1(t) relating to Environmental Laws, Environmental Liabilities or other environmental matters.

(u)

Facilities. As of the Execution Date, the Facilities are in good working order and repair in all material respects (excluding normal wear and tear). None of Contributor or any of its Affiliates (i) is a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or has operated, or provided services, using any Asset in a manner that subjects it, any Third-Party operator of any Asset or any future owner of any Asset to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (“FERC”) (A) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (B) as a common carrier pipeline under the Interstate Commerce Act or (ii) holds any general or limited jurisdiction certificate of public convenience and necessity issued by FERC other than a blanket sale for resale certificate issued by operation of applicable Law or a blanket certificate issued to permit participation in capacity release transactions.

(v)	Prohibited Parties. None of Contributor or any of its Affiliates is a Prohibited Party.

(w)

Surface Interests. The Surface Interests (together with any surface rights under the Leases) constitute all of the easements, rights-of-way, licenses or authorizations necessary to access, construct, operate, maintain, and repair the Assets in the ordinary course of business, in all material respects. To Contributor’s Knowledge (i) each Surface Interest owned or held by Contributor is legal, valid, binding, enforceable and in full force and effect, (ii) Contributor is not in breach of or default under any such Surface Interest and (iii) no event has occurred or circumstances exist that, with the delivery of notice, the passage of time or both, would constitute such breach or default or permit the termination of any such Surface Interest.

(x)

Leases. As of the Execution Date, none of Contributor or any of its Affiliates have received any written notice from any lessor under the Leases seeking to terminate, cancel or rescind any such Leases which remains unresolved, and neither Contributor nor its Affiliates have received any written notice from any lessor under the Leases alleging any unresolved default under the Leases.

(y)

Contributor Ownership of Corporation Common Stock. Contributor does not own any capital stock of Corporation or any of its Subsidiaries. In the past three years, Contributor has not been the “beneficial owner” (as such term is defined in Article 14 of the VSCA) of more than 10% of any class of the outstanding voting shares of Corporation, and Contributor has never been an “interested shareholder” (as such term is defined in Article 14 of the VSCA) with respect to Corporation.

(z)

Own Account. Contributor understands that each of the Partnership Common Units and the Corporation Series A Preferred Stock issuable hereunder will be “restricted securities,” as defined in Section (a)(3) of Rule 144 of the Securities Act, and have not been registered under the Securities Act or any applicable state securities law. Contributor is acquiring each of the Partnership Common Units and the Corporation Series A Preferred Stock as principal for its own account and not with a view to or for distributing or reselling such Partnership Common Units or Corporation Series A Preferred Stock or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any such Partnership Common Units or Corporation Series A Preferred Stock in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Partnership Common Units and Corporation Series A Preferred Stock in violation of the Securities Act or any applicable state securities law.

(aa)

Accredited Investor. At the time Contributor was offered the Partnership Common Units and the Corporation Series A Preferred Stock, it was, and as of the date hereof it is and as of the Closing Date it will be, an “accredited investor”, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(bb)

Access to Information. Contributor acknowledges that it has been afforded (i) the opportunity to ask such questions as Contributor has deemed necessary of, and to receive answers from, Representatives of Corporation concerning the terms and conditions of the issuance of the Partnership Common Units and the Corporation Series A Preferred Stock hereunder and the merits and risks of investing in such Partnership Common Units and the Corporation Series A Preferred Stock; (ii) access to information about Corporation and its financial condition, results of operations, business, properties, management and prospects sufficient to enable them to evaluate Contributor’s investment; and (iii) the opportunity to obtain such additional information that Corporation possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(cc)

Experience of Contributor. Contributor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Partnership Common Units and the Corporation Series A Preferred Stock, and has so evaluated the merits and risks of such investment. Contributor is able to bear the economic risk of an investment in the Partnership Common Units and the Corporation Series A Preferred Stock and is able to afford a complete loss of such investment.

(dd)

General Solicitation. Contributor is not acquiring the Partnership Common Units nor the Corporation Series A Preferred Stock issuable hereunder as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(ee)

Information Supplied. None of the information supplied or to be supplied in writing by Contributor for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Corporation Shareholders, or as of the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Contributor with respect to statements made or incorporated by reference therein based on information supplied by Corporation for inclusion or incorporation by reference therein.

(ff)

No Warranty. Contributor acknowledges that, except as expressly provided for otherwise in this Agreement, Corporation has not made any representation or warranty, express or implied, at common Law, by statute, or otherwise, relating to the Partnership Common Units or the Corporation Series A Preferred Stock.

6.	COVENANTS OF THE PARTIES

6.1	Operations During the Interim Period.

(a)	Conduct of Business. Subject to the remaining provisions of this Section 6.1 and except as to the matters described on Schedule 6.1, during the Interim Period, Contributor shall:

(i)

conduct its business with respect to the Assets in the ordinary course, in a manner substantially consistent with Contributor’s past practices in respect of the Assets, and in compliance in all material respects with applicable Laws and the terms of the Leases, Material Contracts and Surface Interests;

(ii)

maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices, in each case, in all material respects;

(iii)	maintain all material Permits, approvals, bonds and guaranties in connection with any Asset, and make all filings that Contributor is required to make under Law in connection with any Asset;

(iv)

notify Corporation of any election that Contributor is required to make with respect to any material operation to be conducted on any Lease or Unit, specifying the nature and time period associated with such election, and, if Corporation does not respond to Contributor within sufficient time to enable Contributor to timely make such election, then Contributor shall make such election as would a reasonably prudent lessee or operator;

(v)	maintain insurance coverage on the Assets in the amounts and types currently in force;

(vi)

use commercially reasonable efforts to obtain a Replacement Lease for each Lease identified on Exhibit A-1 that has a primary term that has expired or will expire in 2020, which Replacement Lease satisfies the Hydrocarbon Lease Standards; provided, however, that if Contributor fails to obtain any such Replacement Lease prior to Closing, then the terms of Section 8.12 shall apply and the sole and exclusive remedy of Corporation and the Partnership with respect to such failure shall be as set forth in Section 8.12;

(vii)

use commercially reasonable efforts to obtain a Hydrocarbon lease that satisfies the Hydrocarbon Lease Standards covering the lands described on Exhibit A-1 with respect to any New Lease; provided, however, that if Contributor fails to obtain any such Hydrocarbon lease prior to Closing, then the terms of Section 8.12 shall apply and the sole and exclusive remedy of Corporation and the Partnership with respect to such failure shall be as set forth in Section 8.12; and

(viii)

provide Corporation with written notice of any claim by any Third Party made against Contributor that, in Contributor’s good faith judgment, materially affects any Asset as soon as practicable, but in any event, within three Business Days after Contributor receives written notice thereof.

(b)

Restriction on Operations. Except as expressly required by this Agreement (other than Section 6.1(a)) or as set forth on Schedule 6.1, without the prior written consent of Corporation (which shall not be unreasonably withheld, conditioned or delayed) and subject to the remaining provisions of this Section 6.1, during the Interim Period, Contributor shall not:

(i)

sell, transfer, abandon, farmout, lease, encumber or create a Lien on (other than Permitted Encumbrances), exchange or otherwise dispose of any of its interest in the Assets (other than sales of obsolete or salvage equipment or sales of Hydrocarbons in the ordinary course of business to Third Parties);

(ii)

waive, compromise, release or settle any material right or claim in respect of the Assets if such waiver, compromise, release or settlement would adversely affect the use, ownership or operation of any of the Assets from and after the Closing in any material respect;

(iii)	enter into any Contract with respect to the Assets that would have been a Material Contract if it would have been in effect as of the Execution Date;

(iv)

materially modify, materially amend or voluntarily terminate, or waive any material right under, any Material Contract, Surface Interest or Lease, or amend or modify in any material respect any Contract that, if such Contract had been so amended or modified as of the Execution Date, would have constituted a Material Contract;

(v)

subject to the final paragraph of Section 6.1(c), propose, approve or commit to any operation (or series of related operations) reasonably anticipated to require future capital expenditures by Contributor or, after the Closing, by Corporation, in excess of $100,000 net to Contributor’s Working Interest, except for emergency operations to protect persons, property or the environment;

(vi)	voluntarily relinquish operatorship of any Asset;

(vii)	grant or create any Preferential Purchase Right with respect to the Properties;

(viii)	unless required by any applicable Law, Material Contract or Lease, plug or abandon or shut-in or temporarily abandon any Well (or propose any operation therefor);

(ix)

unless required by applicable Law, make, change or revoke any material Tax election, file any material amended Tax Return, settle or compromise any material Tax Audit, or surrender any right to claim a material refund of Taxes, in each case, with respect to the Assets; or

(x)	commit or enter into any Contract to do any of the foregoing in this Section 6.1(b).

(c)

Requests for Approval. Contributor will deliver requests for approval of any action restricted by this Section 6.1 to the following individuals who have full authority to grant or deny such requests on behalf of Corporation:

Rusty Kelley and Katie Ryan at rusty.kelley@pennvirginia.com and katie.ryan@pennvirginia.com, respectively.

Corporation’s approval of any action restricted by this Section 6.1 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Contributor’s Notice) after Contributor’s Notice to Corporation requesting such consent unless Corporation provides Notice to Contributor to the contrary during such 10-day period. If the underlying circumstances of an action requested for approval hereunder reasonably require that such approval be given within a shorter time period than 10 days, Contributor will make a good faith effort to contact Corporation before relying on passage of time only.

With respect to any commitment or AFE or similar request received by Contributor that is estimated to cost in excess of $100,000 (net to Contributor’s interest), Contributor shall forward such commitment or AFE to Corporation as soon as reasonably practicable, together with Contributor’s recommendation as to whether Contributor should participate in such operation. In the event the Parties are unable to agree within five (5) Business Days of Corporation’s receipt of such notice (unless a shorter time is reasonably required by the circumstances or the applicable joint operating agreement), Contributor’s election shall control.

(d)

Corporation acknowledges and agrees that Contributor owns undivided interests in certain of the properties comprising the Assets with respect to which it is not the operator, and Corporation agrees that the acts or omissions of any other working-interest owner (including any operator) who is not Contributor or an Affiliate of Contributor shall not constitute a breach of the provisions of this Section 6.1 with respect to Contributor, and no action required by a vote of working-interest owners shall constitute such a breach, so long as Contributor and its Affiliates have voted its interest and otherwise used its commercially reasonable efforts to act or omit to act in a manner that is consistent with this Section 6.1.

(e)

Notwithstanding the foregoing provisions of this Section 6.1, in the event of an emergency, Contributor may take such action as a prudent operator would take, provided that Contributor shall endeavor to notify Corporation of any such emergency and Contributor’s planned action in response thereto as soon as practicable after obtaining knowledge of such an emergency (and, in any event, within 48 hours after obtaining knowledge of such emergency), which notification shall include reasonable detail with respect to such emergency and Contributor’s actions in response thereto.

(f)

Notwithstanding the foregoing provisions of this Section 6.1, Corporation acknowledges and agrees that no provision of this Section 6.1 shall prohibit or be deemed to prohibit Contributor from performing any of its obligations under any of the other provisions of this Agreement or from exercising its rights hereunder (including in respect of the cure or remediation of Title Defects or Environmental Liabilities).

6.2	Access and Assistance.

(a)

During the Interim Period, Contributor will afford Corporation reasonable access, at Corporation’s sole cost, risk and expense, during normal business hours and in such manner as not to unreasonably interfere with normal operation of Contributor’s business, to the Records and other Assets of Contributor, any other information reasonably requested by Corporation (to the extent in the possession or control of Contributor), and the employees of Contributor and its Affiliates responsible for and knowledgeable about such Records, other Assets, or other information, for the purpose of Corporation conducting a reasonable due diligence review of the Assets or to prepare for the transition of the Assets from Contributor to Corporation, but only to the extent that Contributor may do so without violating any contractual obligations to a Third Party and to the extent that Contributor has the authority to grant such access. Contributor shall use reasonable efforts to obtain a waiver of any such obligations or any consent necessary to provide such access. Contributor shall have the right to have a Representative present at all times during such review.

(b)	Notwithstanding Section 6.2(a), Corporation shall have no right of access to, and Contributor shall not have any obligation to provide to Corporation, information relating to:

(i)	bids received from others in connection with the Transaction (or similar transactions) and information and analyses (including financial analyses) relating to such bids;

(ii)

any information the disclosure of which would be reasonably likely to result in a waiver of any legal privilege available to Contributor relating to such information or would cause Contributor to breach a contractual obligation which is not waived in accordance with Section 6.2(a) but Contributor shall use reasonable efforts to obtain a waiver of such obligation;

(iii)	any information the disclosure of which would result in a violation of Law; or

(iv)	the Excluded Records.

(c)

Prior to Closing, Corporation shall hold in confidence all such requests for information and information received or reviewed in accordance with this Section 6.2 on the terms and subject to the conditions contained in the Confidentiality Agreement.

6.3	Further Assurances.

Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, under applicable Law or otherwise, to consummate the Transaction on the terms specified in this Agreement and the Exhibits hereto, including negotiating in good faith such additional and/or different terms, to the extent required by Law and/or the rules of Nasdaq, so that Contributor receives the rights specified in the Certificate of Designation attached hereto as Exhibit J. Without limiting the foregoing sentence, the Parties agree to execute and deliver, or use their commercially reasonable efforts to cause to be executed and delivered, such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable or reasonably requested by either Party in order to consummate the Transaction in accordance with the terms hereof.

6.4	Books and Records.

(a)

Contributor will make available to Corporation at or prior to Closing electronic copies of the Records described on Schedule 6.4. In addition, Contributor will make available to Corporation, at Corporation’s sole cost and expense, no later than 30 days after the Closing Date, originals of the Records (or copies if originals are not available) other than those set forth on Schedule 6.4. Notwithstanding the foregoing, Contributor shall not be required to conduct processing, conversion, compiling or any similar work with respect to the furnishing of any such Records pursuant to this Section 6.4(a).

(b)	Contributor may retain copies of any or all of the Records.

(c)

Corporation will maintain the Records for a period of no less than seven years post-Closing. Insofar as Contributor reasonably believes the Records may be needed or useful in connection with any regulatory or Tax matters, or resolution of disputes, litigation or contract compliance issues, Corporation shall make available to Contributor or its Affiliates reasonable access to the Records during normal business hours, upon no less than two Business Days’ advance written request by Contributor, and Contributor shall have the right to copy at its own expense and retain such copies of the Records.

6.5	Use of Contributor Marks.

Contributor’s name and other trademarks, service marks and trade names owned by Contributor or its Affiliates (“Contributor Marks”) may appear on some of the Assets, including signage on the Assets. Corporation acknowledges and agrees that Corporation obtains no right, title, interest, license or any other right whatsoever to use the Contributor Marks. Corporation shall, no later than 90 days after the Closing Date, remove the Contributor Marks from the Assets (other than the Records), including signage.

6.6	Fees and Expenses.

Except as otherwise provided in this Agreement, including Section 13.4(b), all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Transaction Documents and the Transaction, will be paid by the Party incurring such fee or expense; provided, however, that if the Closing occurs, then (a) Corporation shall be responsible for all filing and recording fees in respect of the transfer of the Assets to Corporation under this Agreement, (b) Corporation shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by Corporation) levied in connection with the delivery of any Partnership Common Units or Corporation Series A Preferred Stock to Contributor and (c) Corporation shall pay, or cause to be paid, to Contributor an amount equal to Contributor’s and its Affiliates’ reasonable and documented third-party costs and expenses, including reasonable legal fees and expenses and other professional fees and expenses, incurred since March 1, 2020 in connection with Contributor’s or its Affiliate’s pursuit of a purchase and sale or similar transaction with respect to the Assets.

6.7	Tax Matters.

(a) Responsibility for Filing Tax Returns and Paying Taxes.

(i)

Post-Closing Tax Filings. The Partnership shall be responsible for preparing any applicable Tax Returns due after the Closing Date for all Production Taxes for any Tax period that (A) ends before the Effective Date, or (B) begins before and ends on or after the Effective Date. The Partnership shall prepare each such Tax Return in a manner consistent with past practice except as otherwise required by applicable Law and shall deliver such Tax Return to Contributor for Contributor’s review and reasonable comment as soon as reasonably practicable prior to the due date (including extensions) for filing such Tax Return. The Partnership shall timely file each such Tax Return (as revised to incorporate Contributor’s reasonable comments) and shall timely pay (or cause to be paid) all Production Taxes with respect to such Tax Return. The Partnership shall send to Contributor a statement that apportions each Production Tax with respect to such Tax Return pursuant to Section 6.7(a)(ii) and proof of the Partnership’s actual payment of such Production Taxes. Within 3 Business Days of receipt of each such statement and proof of payment, Contributor shall reimburse the Partnership for Contributor’s allocated portion such Production Taxes, except to the extent such Production Taxes were accounted for in the Final Settlement Statement and resulted in a reduction of the Consideration.

(ii)

Allocation of Production Taxes. Contributor shall be allocated and bear all Production Taxes that are attributable to any Tax period (or portion thereof) ending prior to the Effective Date. The Partnership shall be allocated and bear all Production Taxes that are attributable to any Tax period (or portion thereof) beginning on or after the Effective Date. Production Taxes assessed against the Assets with respect to the Tax period in which the

Effective Date occurs (the “Current Tax Period”) shall be apportioned between the Parties as follows: (A) in the case of Production Taxes that are ad valorem, property and other Taxes imposed on a periodic basis, based on the number of days in the Current Tax Period, with Contributor being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Date and the denominator of which is the total number of days in the Current Tax Period and the Partnership being obligated to pay a proportionate share of the actual amount of such Taxes for the Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the Effective Date and the denominator of which is the total number of days in the Current Tax Period; (B) in the case of Production Taxes that are based on quantity of or the value of production of Hydrocarbons (other than such Production Taxes described in clause (i) above), such Production Taxes shall be apportioned between the Parties based on the number of units or value of production actually produced, as applicable, before, and on or after, the Effective Date; and (C) in the case of Production Taxes imposed on a transactional basis (other than such Production Taxes described in clause (A) or (B)), such Production Taxes shall be allocated to the period in which the transaction giving rise to such Production Taxes occurred.

(b)

Transfer Taxes. The Partnership and Contributor will use commercially reasonable efforts and cooperate in good faith to exempt the contribution, sale, conveyance, assignments and transfers to be made to the Partnership from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a “Transfer Tax”) in accordance with applicable Law. If a determination is ever made that a Transfer Tax applies, the Partnership and Contributor will each pay and be liable for 50% of all of such Transfer Taxes and any fines, penalties or interest incurred in connection with such Transfer Taxes.

(c)	[Reserved]

(d)

Responsibility for Tax Audits. Contributor shall control any Tax Audit relating to the Assets for any Tax period that ends before the Effective Date and for which Contributor is solely liable for the resulting Taxes pursuant to Section 6.7(a), and the Partnership shall control any other Tax Audit relating to the Assets; provided, however, that Contributor shall keep the Partnership notified of any material developments in such Tax Audit that Contributor controls and the Partnership shall have the right to participate in such Tax Audit at its own expense (to the extent such participation is permitted by the applicable Taxing authority); provided, further, the Partnership shall keep Contributor notified of any material developments in such Tax Audit that the Partnership controls (and for which Contributor is liable for any portion of the resulting Taxes pursuant to Section 6.7(a)) and Contributor shall have the right to participate in such Tax Audit at its own expense (to the extent such participation permitted by the applicable Taxing authority); and provided further that no such matter shall be settled without the written consent of Contributor (in the case of any Tax Audit that the Partnership controls) or the Partnership (in the case of any Tax Audit that Contributor controls), in each case, not to be unreasonably withheld, delayed, or conditioned. The Partnership and Contributor shall each timely provide the other with all information and cooperation reasonably requested to conduct a Tax Audit with respect to Taxes relating to the Assets or the Transaction contemplated by this Agreement. Each Party shall provide the other with Notice of any pending or threatened Tax Audits that could adversely affect the other Party. In the event of a conflict between the provisions of this Section 6.7(d) and Section 11.7, the provisions of this Section 6.7(d) shall govern and control.

(e)

Tax Refunds; Tax Credits. The Parties shall be entitled to any cash refund or credit in lieu of a cash refund with respect to Taxes for which the Party is responsible pursuant to Section 6.7(a). If a Party receives any such refund or utilizes any such credit to which the other Party is entitled, the Party receiving such refund or utilizing such credit shall pay it to the Party entitled to such refund or credit within 30 Business Days after receipt of such refund or utilization of such credit.

(f)

Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Tax Audit relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or Tax Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Contributor and the Partnership agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

(g)

Intended Tax Treatment. The Parties intend that the contribution of the Assets in exchange for the Consideration and the assumption of the Assumed Obligations shall be treated as a contribution described under Code Section 721(a).

(h)	Survival and Conflict. The obligations set forth in this Section 6.7 shall survive Closing until the date that is 30 days after the expiration of the applicable statute of limitation for such Taxes.

6.8	Casualty or Condemnation Loss.

Notwithstanding anything contained herein to the contrary, from and after the Effective Date, if the Closing occurs, Corporation shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing, or sand infiltration of any Well) and the depreciation of the Facilities and other equipment due to ordinary wear and tear, in each case, with respect to the Assets, and Corporation shall not assert such matters as Casualty Losses hereunder. If, during the

Interim Period, any portion of the Assets is destroyed, damaged or made unusable for its intended purpose by a fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), then (a) Contributor will notify Corporation promptly after Contributor learns of such Casualty Loss, (b) except in the event this Agreement is terminated pursuant to Section 13.1, Corporation will nevertheless be required to proceed to Closing, and, for purposes of clarity, the Consideration will not be adjusted in respect of such Casualty Loss, and (c) (i) if the aggregate amount of Liabilities suffered by Contributor in respect of such Casualty Loss equals or exceeds $750,000 (the “Casualty Loss Threshold”), Contributor may elect to either (A) cause the Assets affected by such Casualty Loss to be repaired, replaced or restored, to at least their condition prior to such Casualty Loss, at Contributor’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) (in which case, (I) Contributor shall be entitled to all amounts received by any Party from a Third Party in respect of the applicable Casualty Loss and shall be entitled to all insurance claims, unpaid award and other rights against Third Parties arising out of such Casualty Loss and (II) to the extent Corporation receives any amounts from Third Parties in respect thereof, Corporation shall promptly remit such amounts to Contributor) or (B) upon the occurrence of Closing, pay to Corporation all sums paid to Contributor by Third Parties by reason of any such Casualty Loss (to the extent related to the Assets), and, in such case, Contributor shall assign, transfer and set over to Corporation or subrogate Corporation to all of Contributor’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of such Casualty Loss insofar as with respect to the Assets, or (ii) if the aggregate amount of Liabilities suffered by Contributor in respect of such Casualty Loss does not exceed the Casualty Loss Threshold, upon the occurrence of Closing, Contributor shall pay to Corporation all sums paid to Contributor by Third Parties by reason of any such Casualty Loss (to the extent related to the Assets), and shall assign, transfer and set over to Corporation or subrogate Corporation to all of Contributor’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of such Casualty Loss insofar as with respect to the Assets.

6.9	Amendment to the Schedules.

Corporation agrees that, with respect to the representations and warranties of Contributor contained in this Agreement, Contributor shall have the continuing right until Closing to add, supplement or amend the Schedules affecting such representations and warranties, with respect to any matter first arising after the Execution Date which, if existing on the Execution Date, would have been required to be set forth or described in such Schedules (any such matter, a “Disclosed Matter”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 12.1(a) have been fulfilled and Section 11, the Schedules to Contributor’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto, delivered pursuant to this Section 6.9, and such information shall not cure any breach of the applicable representation and warranty of Contributor, including for purposes of whether the conditions set forth in Section 12.1(a) have been fulfilled and Section 11; provided, however, that if the Closing shall occur, (a) with respect to any Disclosed Matter that qualifies a representation and warranty of

Contributor that is made with respect to the Assets and is not caused by the gross negligence or willful misconduct of Contributor, such Disclosed Matter shall be waived and Corporation shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise and (b) with respect to any Disclosed Matter that is not described in clause (a) of this Section 6.9, if Corporation is entitled to terminate this Agreement as a result of any such Disclosed Matter but the Closing nevertheless occurs, such Disclosed Matter shall be waived and Corporation shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

6.10	Recording and Filing.

(a)

No later than 30 days after Closing or such shorter period if required by applicable Law, Corporation shall, at its sole cost and expense, file or record the Assignments and all Lien releases with the appropriate Governmental Authority or applicable Third Party.

(b)

Contributor shall prepare and deliver to Corporation at Closing the Governmental Transfer Forms, if any, and Corporation shall, at its sole cost and expense, no later than 30 days after Closing or such shorter period if required by applicable Law, file or record the Governmental Transfer Forms with the appropriate Governmental Authority.

(c)

Each Party shall use its commercially reasonable efforts to provide all required or requested information to the appropriate Governmental Authority or applicable Third Party in order to ensure the approval of the Assignments and the Governmental Transfer Forms.

(d)	Corporation shall promptly provide to Contributor copies of all filed or recorded Assignments and Governmental Transfer Forms, if and when available.

6.11	Notice to Remitters of Proceeds.

(a)

Promptly after Closing, the Parties shall use commercially reasonable efforts to inform any remitters of proceeds attributable to the Assets to pay to Corporation those proceeds to which Corporation is entitled under this Agreement to the extent reasonably practical.

(b)

Except as expressly provided otherwise in this Agreement, Corporation shall pay to Contributor any and all proceeds, reimbursements, credits and income paid to or received by Corporation and that are attributable to the Excluded Assets (to the extent not accounted for in the Final Settlement Statement). Except as expressly provided otherwise in this Agreement, Contributor shall pay to Corporation any and all proceeds, reimbursements, credits and income paid to or received by Contributor and that are attributable to the Assumed Obligations or the Assets (to the extent not accounted for in the Final Settlement Statement). To the extent not accounted for in the Final Settlement Statement, the Party responsible for the payment of such amounts received shall pay such amounts to the other Party within 15 Business Days after the end of the month in which such amounts were received by the Party responsible for payment.

(c)

Contributor shall be responsible and pay for all Operating Expenses incurred prior to the Effective Date; provided, that Contributor has received written notice of such Operating Expense prior to the expiration of 18 months after the Closing. For purposes of clarity, Contributor shall not have any further obligations or liabilities under this Section 6.11(c) or otherwise for or with respect to any Operating Expenses if and to the extent that Contributor has not received written notice thereof prior to the expiration of such 18-month period and Corporation shall thereafter be responsible and pay for all Operating Expenses that are not Contributor’s responsibility under this Section 6.11(c).

(d)

From and after Closing, Corporation shall be responsible and pay for all Operating Expenses incurred, or that are otherwise attributable to the period, on or following the Effective Date, and, to the extent not otherwise accounted for as an adjustment to the Consideration at Closing or in the Final Settlement Statement, Corporation shall reimburse and pay to Contributor any amounts paid or incurred by Contributor in respect of such Operating Expenses.

(e)	For purposes of clarity, Contributor shall be responsible for all New Lease Costs and Replacement Costs.

6.12	Calculation of Hydrocarbon Inventory.

For the purposes of determining the Hydrocarbon Inventory, Contributor will use the most recent volumes of Hydrocarbon Inventory as of the Effective Date provided by the applicable operator. To the extent not already available, Contributor will use its commercially reasonable efforts to obtain such volumes of Hydrocarbon Inventory from the applicable operator prior to Closing.

6.13	Suspense Funds.

As set forth on Schedule 5.1(o), Contributor currently maintains suspense accounts pertaining to Hydrocarbons heretofore produced that Contributor has been unable to pay (the “Suspense Accounts”). As identified in the Settlement Statement, a downward adjustment to the Consideration will be made at the Closing to reflect the amount of the Suspense Accounts as of the Closing Date and the amount of the Suspense Accounts will be further adjusted, as necessary, in the Revised Settlement Statement. At Closing, Corporation shall assume full and complete responsibility and liability for proper payment of the funds comprising the Suspense Accounts as set forth on the “Final Suspense Account Statement”, which shall be provided by Contributor to Corporation with the Revised Settlement Statement required in Section 3.5(a) (including any liability under any unclaimed property Law or escheat statute). Corporation agrees to indemnify, defend and hold each Contributor Indemnified Party harmless from and against all Liabilities arising out of or pertaining to the proper payment and administration of the Suspense Accounts in accordance with such Final Suspense Account Statement.

6.14	Securities Laws Disclosure; Publicity.

(a)

Corporation shall (a) by 9:30 a.m. (New York City time) on the Business Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. Except with respect to any Change in Recommendation, Corporation and Contributor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither Corporation nor Contributor shall issue any such press release nor otherwise make any such public statement without the prior consent of Corporation, with respect to any press release of Contributor, or without the prior consent of Contributor, with respect to any press release of Corporation, which consent shall not be unreasonably conditioned, withheld or delayed, except if such disclosure is required by Law; provided, however that no party shall be required to seek the consent of any other party to this Agreement to disclose information with respect to the transactions contemplated hereby that has previously been publicly disclosed in accordance with this Agreement.

(b)

The Parties shall keep this Agreement strictly confidential until the expiration of two years after the Closing Date and, from the Closing Date and continuing until the expiration of two years after the Closing Date, Contributor shall, and shall cause its Affiliates to, hold all information and data received by Contributor or its Affiliates from Corporation or its Affiliates in connection with this Agreement and all information and data with respect to the Assets, strictly confidential; provided, however, the foregoing shall not (i) restrict disclosures by either Party that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) prevent either Party from recording the Assignments and any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets under this Agreement, (iii) prevent either Party from making any disclosure of information to any Representative of such Party or to any current, future, potential or prospective direct or indirect investors of such Party (so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 6.14 or is otherwise subject to customary confidentiality obligations), or required to perform or enforce this Agreement or any Transaction Document, or (iv) prevent Contributor from making disclosures in connection with complying with Preferential Purchase Rights or Consents applicable to the Transaction.

(c)

The Parties shall remain subject to the Confidentiality Agreement until the Closing. To the extent that the foregoing provisions of this Section 6.14 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 6.14 shall prevail and control to the extent of such conflict. At the Closing, the Confidentiality Agreement shall be automatically terminated and of no further force or effect (including with respect to any provisions that survive the termination thereof). Notwithstanding the foregoing, from the Closing Date and continuing until the expiration of two years after the Closing Date, Corporation shall, and shall cause its Affiliates to, hold all information and data received by Corporation or its Affiliates from Contributor or its Affiliates with respect to the Excluded Assets and the Retained Obligations strictly confidential and the provisions of Section 6.14(b) shall apply thereto mutatis mutandis.

6.15	Replacement of Bonds, Letters of Credit, Guarantees and Security Deposits.

(a)

The Parties agree and acknowledge that none of the bonds, letters of credit, guarantees and security deposits, if any, posted by Contributor with any Governmental Authority or Third Party in relation to the Assets will be transferred to Corporation.

(b)

On or before the Closing Date, Corporation shall deliver, or cause to be delivered in the name of Corporation, replacements for the bonds, letters of credit, guarantees and security deposits set forth in Schedule 6.15, but is not agreeing that the bonds, letters of credit, guarantees and security deposits posted (or supported) by Contributor in respect of the Assets will be cancelled or returned. Corporation shall thereafter maintain such bonds, letters of credit, guarantees and security deposits in a manner and amounts as required by Law or applicable Contract.

(c)

In the case of Section 6.15(b), Corporation may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit, guarantees or security deposits that Corporation has previously posted or the creditworthiness of Corporation, as long as such existing bonds, letters of credit, guarantees or security deposits or creditworthiness, are adequate to secure the release of those posted (or supported) by Contributor.

6.16	Operatorship.

Contributor shall use commercially reasonable efforts to support Corporation’s efforts to become, or cause an Affiliate of Corporation to become, successor operator of the Assets effective as of the Closing Date and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement or other applicable Contract, Corporation or an Affiliate of Corporation as successor operator of the Assets effective as of the Closing Date.

6.17	Corporation Shareholder Approval.

(a)

As promptly as reasonably practicable following the Execution Date, but in any event within ten (10) Business Days following the date on which Corporation has received the information required to be provided by Contributor and its Affiliates pursuant to this Agreement and the JSTX Contribution Agreement, including Section 6.22 of this Agreement, Corporation shall prepare and file with the Commission a proxy statement in preliminary form containing the information specified in Schedule 14A of the Exchange Act with respect to (i) the transactions contemplated by this Agreement and (ii) the transactions contemplated by the JSTX

Contribution Agreement (the “Proxy Statement”). Contributor will, and will cause its Affiliates to, as promptly as reasonably practicable after the date of this Agreement, use their respective commercially reasonable efforts to provide Corporation with all information concerning Contributor and its Affiliates required to be included in the Proxy Statement or such other filings required to be filed with the Commission by Corporation. Corporation shall cause the Proxy Statement and all other documents that it is responsible for filing with the Commission in connection with the transactions contemplated by this Agreement and the JSTX Contribution Agreement to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Corporation shall as promptly as practicable notify Contributor and JSTX of the receipt of any oral or written comments from the Commission relating to the Proxy Statement and any request by the Commission for any amendment to the Proxy Statement or for additional information. Corporation shall cooperate and provide Contributor and JSTX jointly with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the Commission, including the proposed final version of any such document or responses, and give due consideration to all comments reasonably proposed jointly by Contributor and Juniper NewCo in respect of such documents and responses prior to filing such with or sending such to the Commission, and Corporation will provide Contributor and JSTX with copies of all such filings made and correspondence with the Commission. Corporation shall not file the Proxy Statement (including each amendment or supplement thereto) or respond to the Commission prior to receiving the approval of Contributor and JSTX, which approval shall not be unreasonably withheld, conditioned or delayed. Corporation will use its commercially reasonable efforts to respond promptly to any comments made by the Commission with respect to the Proxy Statement. Corporation shall advise Contributor and JSTX, promptly after receipt of notice thereof, of the clearance of the Proxy Statement by the Commission. Corporation will cause the Proxy Statement to be transmitted to the Corporation Shareholders as promptly as practicable following the date on which the Commission confirms it has no further comments on the Proxy Statement.

(b)

Corporation will take, in accordance with applicable Law, Nasdaq listing rules and Corporation’s articles of incorporation and bylaws, all action necessary to call, hold and convene a special meeting of the Corporation Shareholders (including any permitted adjournment or postponement, the “Shareholder Meeting”) to consider and vote upon the Shareholder Proposal as promptly as reasonably practicable after the filing of the Proxy Statement in definitive form with the Commission. Once the Shareholder Meeting has been called and noticed, Corporation will not postpone or adjourn the Shareholder Meeting without the consent of Contributor, which consent will not be unreasonably withheld, conditioned or delayed, other than, (1) for the absence of a quorum, (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Corporation has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Corporation Shareholders prior to the Shareholder Meeting or (3) an adjournment or postponement to solicit additional proxies from Corporation Shareholders, as long as, in the case of clauses (1) or (3) of this sentence, the Shareholder Meeting is not adjourned or postponed more than an aggregate of 15 calendar days; provided, however, that Corporation shall consult with Contributor and JSTX prior to any such adjournment or postponement of the Shareholder Meeting. In the event that, during the three Business Days prior to the date that the Shareholder Meeting is then scheduled to be held, Corporation delivers a notice of an intent to make a Change in Recommendation, Contributor and JSTX may jointly direct Corporation to postpone the Shareholder Meeting for up to four Business Days and Corporation shall promptly, and in any event no later than the next Business Day, postpone the Shareholder Meeting in accordance with Contributor’s and JSTX’s joint direction.

(c)

The Board of Directors shall recommend in the Proxy Statement that the Corporation Shareholders approve the Shareholder Proposal (the “Board Recommendation”). Notwithstanding the immediately preceding sentence, at any time prior to obtaining the Requisite Shareholder Approval at the Shareholder Meeting, the Board of Directors may (i) fail to include the Board Recommendation in the Proxy Statement, (ii) withdraw, modify or qualify in any manner the Board Recommendation or, (iii) (A) if a Corporation Alternative Proposal shall have been publicly announced or publicly known (including through media reports), fail to publicly reaffirm the Board Recommendation within five Business Days after JSTX so requests in writing or (B) in the case of a Corporation Alternative Proposal that is structured as a tender offer or exchange offer for outstanding Corporation Common Stock, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by Corporation Shareholders on or prior to ten Business Days after commencement of such tender offer or exchange offer (any such action or failure to act in foregoing (i), (ii) or (iii) a “Change in Recommendation”) only if the Board of Directors determines in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law; provided that prior to making any Change in Recommendation, Corporation shall provide Contributor and JSTX with written notice of such proposed Change in Recommendation and the basis therefor at least three Business Days in advance of such proposed Change in Recommendation.

(d)

If at any time prior to the Closing Date, any event, circumstance or information relating to (x) Corporation or (y) Contributor, JSTX or either of their respective Affiliates should be discovered by Corporation, Contributor or JSTX, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement or any other filings to be made by Corporation with the Commission, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission by Corporation and, to the extent required by Law, disseminated to the Corporation Shareholders; provided that no information received by any party pursuant to this Section 6.17(d) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder or under the JSTX Contribution Agreement by any party, and no such information shall be deemed to change, supplement or amend this Agreement (including any schedules hereto) or the JSTX Contribution Agreement (including the disclosure letter or any other schedules thereto).

(e)

Corporation shall promptly, and in any event within one Business Day after receipt of any Corporation Alternative Proposal, advise Contributor and JSTX (orally and in writing) of such Corporation Alternative Proposal (including providing the identity of the Person making or submitting such Corporation Alternative Proposal and any and all terms and conditions of such Corporation Alternative Proposal that would reasonably be relevant to an evaluation thereof (including price, consideration mix and financing requirements of such Corporation Alternative Proposal) except to the extent disclosure of such information would breach a confidentiality obligation in effect prior to the execution of this Agreement (a “Pre-Existing Confidentiality Agreement”), in which event Corporation shall confirm in writing to Contributor and JSTX that exclusion of information is required for Corporation to comply with such Pre-Existing Confidentiality Agreement), and (y) if it is in writing, a copy of such Corporation Alternative Proposal and any related draft agreements (which may be redacted, if necessary, to remove the identity of the Person making the proposal in order to comply with a Pre-Existing Confidentiality Agreement, in which event Corporation shall confirm in writing to Contributor and JSTX that exclusion of information is required for Corporation to comply with such Pre-Existing Confidentiality Agreement) and (z) if oral, a reasonably detailed summary thereof, including all relevant financial and other terms thereof, in each case including any modifications thereto.

6.18	Listing of Corporation Common Stock.

Corporation shall timely file all required notices and other documents related to the listing of the Corporation Common Stock for which the Partnership Common Units and Corporation Series A Preferred Stock may be exchanged.

6.19	Credit Agreement Amendment and Second Lien Credit Agreement Amendment.

(a)

Corporation shall use its reasonable best efforts to negotiate and enter into the Credit Agreement Amendment as promptly as practicable. Corporation shall keep Contributor informed on a current basis and in reasonable detail of the status of its efforts to enter into the Credit Agreement Amendment and provide to Contributor copies of drafts of the Credit Agreement Amendment. Corporation shall afford Contributor and its counsel the opportunity to be present at, and to participate in, all conferences with the lenders or administrative agent under the Credit Agreement in connection with entry into the Credit Agreement Amendment.

(b)	Prior to the Closing, Corporation shall not amend, rescind, supplement, supersede or otherwise modify the Second Lien Credit Agreement Amendment in effect on the Execution Date.

6.20	Corporation Conversions.

Prior to the Closing, Corporation shall cause all of its corporate subsidiaries to become limited liability companies that will be disregarded for U.S. federal income tax purposes (the “Conversions”). Corporation shall use reasonable efforts to have each Conversion effected in a manner that qualifies under Code Section 332. Corporation shall adopt (and cause each converting subsidiary to adopt) a plan of liquidation for purposes of Code Section 332 and shall comply with the record-keeping requirements of Treasury Regulation Section 1.332-6.

6.21	Matocha Well.

(a)

Contributor shall use commercially reasonable efforts to perform, or cause to be performed, (i) all operations relating to the spudding of the Matocha Well on or before November 12, 2020 and (ii) all other operations relating to the drilling and completing of the Matocha Well, in each case, as a reasonably prudent operator and subject, in each case, to any force majeure events (including related to the COVID-19 virus) and any other events, circumstances or conditions not reasonably within the control of Contributor or its Affiliates after exercising reasonable diligence to resolve such event, which may cause Contributor to be unable to perform the relevant operations; provided, however, that the sole and exclusive remedy of Corporation and the Partnership with respect to any breach by Contributor of the covenants set forth in the forgoing clauses (i) and (ii) shall be as set forth in Section 6.21(b). Contributor shall provide Corporation with weekly progress reports regarding the status of the Matocha Well and shall promptly forward any written notices received from the contractor under the drilling contract for the Matocha Well. In the event that the Closing Date occurs prior to the completion of the Matocha Well, the Parties will, at Closing, enter into a mutually acceptable transition services agreement with respect to the drilling and completion operations at the Matocha Well, which transition services agreement shall be negotiated by the Parties in good faith prior to Closing.

(b)

If, prior to Closing, (i) any of the Matocha Leases expires pursuant to its terms, and (ii) Contributor has not obtain a replacement Hydrocarbon lease satisfying the Hydrocarbon Lease Standards and covering the same lands as previously covered by such expired Matocha Lease: (A) such Matocha Lease shall be deemed to be an Excluded Asset and shall not be conveyed to Corporation or its designated Affiliate hereunder; and (B) the Consideration shall be reduced by the Allocated Value of such Matocha Lease (which reduction shall not be subject to the terms and provisions of Section 10).

6.22	Financial Statements.

(a)

Contributor shall, as soon as practicable after the Execution Date, and at Corporation’s sole cost and expense, provide to the Corporation (i) the audited statements of revenues and direct operating expenses of the Assets for the fiscal year ended December 31, 2019 and the unaudited statements of revenues and direct operating expenses of the Assets for the fiscal year ended December 31, 2018, prepared in accordance with GAAP and shall include the required oil and gas disclosures (which need not be audited), including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the fiscal years ended December 31, 2019 and 2018, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the fiscal years ended December 31, 2019 and 2018 and (ii) unaudited statements of revenues and direct operating expenses of the Assets for the nine months ended September 30, 2020 and 2019, prepared in accordance with GAAP (the financial statements referenced in (i) and (ii), the “Requisite Financial Statements”). Notwithstanding anything to the contrary in this Section 6.22, Contributor shall not be required to (and shall not be in breach of this Section 6.22 for failure to) create any new records relating to the Assets or financial statements.

(b)

To the extent that the external audit firm that audits Contributor’s and its Affiliates’ financial statements (the “Contributor Audit Firm”) requires the consent of Contributor prior to the inclusion or incorporation by reference of the Contributor Audit Firm’s audit opinion with respect to the audited financial statements in the Proxy Statement, then Contributor shall provide such consent. Contributor shall use its commercially reasonable efforts to, at Corporation’s sole cost and expense, provide Corporation and Corporation’s independent accountants with access to (i) audit work papers of the Contributor Audit Firm and (ii) management representation letters delivered by Contributor or its Affiliates, as applicable, or on behalf of Contributor and its Affiliates to the Contributor Audit Firm, in each case, to the extent related to the Requisite Financial Statements.

(c)

All of the information provided by Contributor pursuant to this Section 6.22 is given without any representation or warranty, express or implied, and no Contributor Indemnified Party nor the Contributor Audit Firm shall have any liability or responsibility with respect thereto. Corporation shall reimburse Contributor and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by Contributor and its Affiliates in complying with this Section 6.22.

7.	CONSENTS; PREFERENTIAL PURCHASE RIGHTS

7.1	Customary Post-Closing Consents.

Each Party shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to obtain all Customary Post-Closing Consents that any Party or any of its Affiliates is required to obtain to consummate the Transaction; provided no Party or any of its Affiliates is required to make payments or undertake obligations to or for the benefit of any Person in order to obtain any such consents (unless Corporation agrees in writing to bear such costs or expenses).

7.2	Preferential Rights to Purchase.

(a)

With respect to each Preferential Purchase Right that is applicable to Contributor’s interest in the Assets and set forth on Schedule 5.1(d), or which Contributor discovers after the Execution Date, Contributor shall promptly, but in no event more than 5 Business Days after the Execution Date or such discovery, as applicable, send to the holder of each such Preferential Purchase Right a notice, in material compliance with the contractual provisions applicable to such Preferential Purchase Right. Upon request by Corporation, Contributor shall promptly provide a copy of such notice to Corporation.

(b)

If the holder of any such Preferential Purchase Right consummates the purchase of the Asset to which its Preferential Purchase Right applies (or portion(s) thereof) prior to Closing, then such Asset (or portion(s) thereof) shall be excluded from the Assets to be acquired by Corporation at Closing and will be an Excluded Asset (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right) and the Consideration will be reduced by the Allocated Value of such Excluded Asset. Contributor shall promptly notify Corporation of the exercise of any Preferential Purchase Right and Contributor shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to the Closing.

(c)

If (i) the holder of any such Preferential Purchase Right notifies Contributor that it elects to consummate the purchase of the Asset to which its Preferential Purchase Right applies (in accordance with the terms and conditions under which such Preferential Purchase Right arises) but such purchase has not occurred prior to Closing, (ii) any holder thereof disputes in writing the validity of such notice of such Preferential Purchase Rights and such dispute is not resolved prior to Closing, or (iii) the time for exercising such Preferential Purchase Right has not expired prior to Closing and such Preferential Purchase Right is not waived, then such Asset (to the extent such Asset is affected by the Preferential Purchase Right) shall be excluded from the Assets to be acquired by Corporation at Closing and will be an Excluded Asset and, subject to the other terms of this Section 7.2, the Consideration will be reduced by the Allocated Value of such Excluded Asset. If (1) in the case of Clause (i), such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset covered by such Preferential Purchase Right on or before 180 days following the Closing Date and such holder has no further right to consummate such purchase, (2) in the case of Clause (ii), such dispute is resolved on or before 180 days following the Closing Date and Contributor has the right to transfer such Excluded Asset to Corporation in accordance with this Agreement, free and clear of any Liability arising in connection such Preferential Purchase Right, or (3) in the case of Clause (iii), the time for exercising such Preferential Purchase Right expires without exercise by the holder of such Preferential Purchase Right, then Contributor will promptly notify Corporation and Corporation shall purchase such Excluded Asset from Contributor under the terms of this Agreement (via issuance and delivery of the applicable number of Partnership Common Units based on the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b))) pursuant to an Assignment and at the Allocated Value (as adjusted in accordance Section 2.3) assigned to such Asset no later than 31 days following Corporation’s receipt of Contributor’s Notice and in accordance with the other terms of this Agreement. If the holder of the Preferential Purchase Right consummates the purchase of such Excluded Asset to which its Preferential Purchase Right applies after Closing, then such Excluded Asset will remain an Excluded Asset.

(d)

All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without exercise by the holder thereof, in each case, prior to the Closing, shall be sold to Corporation at the Closing pursuant to the provisions of this Agreement. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Contributor desires to contribute all of the Assets and would not have entered into this Agreement but for Corporation’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Contributor shall not have any obligation of any kind to consummate the contribution, transfer, or conveyance of any Asset(s) (or any portion(s) thereof) to any holder of any Preferential Purchase Right applicable thereto (regardless of whether such holder has notified Contributor prior to the Closing Date that such holder intends to consummate the purchase of the Asset(s) to which its Preferential Purchase Right applies) unless and until the Closing of the transactions contemplated by this Agreement has been consummated in accordance with the terms and conditions of this Agreement.

7.3	Required Consents.

(a)

With respect to each Required Consent that is applicable to Contributor’s interest in the Assets and set forth on Schedule 5.1(d), or which Contributor discovers after the Execution Date, Contributor shall promptly, but in no event more than 5 Business Days after the Execution Date or such discovery, as applicable, send to the holder of each such Required Consent a notice in material compliance with the contractual provisions applicable to such Required Consent seeking such holder’s consent (or waiver thereof) to the transactions contemplated hereby. Upon request by Corporation, Contributor shall promptly provide a copy of such notice to Corporation. Contributor shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to obtain each such Required Consent and Corporation shall use commercially reasonable efforts to assist Contributor (or its respective Affiliates) in obtaining each such Required Consent; provided, that no Party or its Affiliates are required to make payments or undertake obligations to or for the benefit of any Person in order to obtain any such Required Consent (unless Corporation agrees in writing to bear such costs or expenses).

(b)

Should any such Required Consent not be obtained in accordance with its terms (or expressly waived in writing) prior to Closing, then such Asset (or portion(s) thereof) shall be excluded from the Assets to be acquired by Corporation at Closing and will be an Excluded Asset, and, subject to the other terms of this Section 7.3, the Consideration will be reduced by the Allocated Value of the relevant Asset (or portion(s) thereof). If the Required Consent is obtained or waived on or before 180 days following the Closing Date, then such Asset (or portion(s) thereof) will no longer be deemed an Excluded Asset, Contributor will promptly notify Corporation and Contributor shall contribute such Excluded Asset to Corporation under the terms of this Agreement (via issuance and delivery of the applicable number of Partnership Common Units based on the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b))) pursuant to an Assignment at the Allocated Value (as adjusted in accordance Section 2.3) assigned to such Excluded Asset no later than 31 days following Corporation’s receipt of Contributor’s Notice. If the applicable Required Consent is not granted on or before 180 days following the Closing Date, then such Excluded Asset will remain an Excluded Asset.

(c)

Should any such Required Consent be obtained in accordance with its terms (or expressly waived in writing) prior to Closing, then the relevant Asset (or portion(s) thereof) shall be assigned by Contributor to Corporation at the Closing as part of the Assets.

8.	TITLE

8.1	Exclusive Rights, Obligations, Representations, Warranties and Remedies.

Except as provided in Section 10.4:

(a)	this Section 8 sets forth the Parties’ sole and exclusive rights, remedies, obligations, representations and warranties with respect to all title matters relating to the Assets;

(b)

the only rights and remedies of Corporation with respect to title to the Assets, and the only obligations, representations and warranties being made by Contributor with respect to title to the Assets, are as set forth in this Section 8; and

(c)

except as otherwise provided in this Section 8, Contributor does not make, and Contributor expressly disclaims and negates, any warranty or representation, express or implied, statutory or otherwise, with respect to Contributor’s title to any of the Assets and Corporation hereby waives and disclaims in their entirety any and all other rights, remedies, obligations, representations and warranties of any kind or nature, whether express, implied or statutory, with respect to all title matters relating to the Assets.

8.2	Title Review.

Subject to the other provisions of this Section 8, Corporation shall have the right, during the period beginning on the Execution Date and continuing until 5:00 p.m., Central time, on December 17, 2020 (“Examination Period”), to assert the existence of an alleged Title Defect with respect to any of the Properties or other Assets under this Section 8 (such Notice, the “Defect Notice”); provided, however, that with respect to each New Lease or Replacement Lease for which Contributor obtains a Hydrocarbon lease covering the lands described on Exhibit A-1 applicable to such New Lease or Replacement Lease, as applicable, the expiration of the Examination Period shall be not less than 10 Business Days after the date on which Corporation is provided with a fully executed copy of such Hydrocarbon lease. Except as provided in Section 10.4, no claims for Title Defects may be submitted after the Examination Period, and any matters that may otherwise constitute Title Defects, but for which Corporation has not delivered a Defect Notice to Contributor prior to the expiration of the Examination Period, shall be deemed to have been waived by Corporation for all purposes, subject to Section 8.1. Contributor shall give, and shall cause each of its officers, employees and agents to give, Corporation and its Representatives reasonable access during normal business hours to Contributor’s books and records and relevant personnel knowledgeable about the Assets in connection with the title work on the Properties or otherwise with respect to the Assets (“Title Review”), and Corporation shall conduct such Title Review in a manner that does not unreasonably interfere with the business or operations of Contributor. Corporation shall use its commercially reasonable efforts to provide Contributor, on or before the end of each calendar week prior to the expiration of the Examination Period, notice of all alleged Title Defects reported to Corporation by any of Corporation’s employees, title attorneys, landmen or other title examiners conducting Corporation’s Title Review during the preceding calendar week (and which Corporation has determined in good faith it is reasonably likely to assert as a Title Defect hereunder), which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period; provided, however, that any failure to provide any such preliminary notice shall not prejudice Corporation’s right to assert such Title Defect in a Defect Notice or otherwise affect Corporation’s rights or obligations hereunder. For the avoidance of doubt, such preliminary notice shall not constitute a Defect Notice unless so designated by Corporation in writing.

8.3	Allocated Value.

The Parties have accepted the Allocated Values for purposes of determining any Title Defect Amounts, but otherwise make no representation or warranty as to the accuracy of such values.

8.4	Defect Notice.

To be effective, each Defect Notice asserting a claim for a Title Defect must be prepared in good faith (and the underlying alleged Title Defects must be asserted in good faith), delivered in writing and include the following:

(a)	a reasonably detailed description of the alleged Title Defect and the basis therefor;

(b)	the Asset(s) affected by the Title Defect (the “Defect Asset”);

(c)	the Allocated Value of the Defect Asset(s);

(d)	if the Title Defect is a Lien, Corporation’s estimate of the cost to remove the Lien;

(e)	the estimated Title Defect Amount of the alleged Title Defect and the computations and information upon which Corporation’s good faith belief is based;

(f)	to the extent Corporation has Knowledge thereof, the necessary curative action for the Title Defect; and

(g)

any supporting documents in Corporation’s possession or control that are reasonably necessary for Contributor (as well as any experienced title attorney or examiner hired by Contributor) to verify the existence of the alleged Title Defect asserted in such Defect Notice and the estimated Title Defect Amount thereof.

Following the delivery of any Defect Notice, Corporation shall promptly deliver any additional supporting documents that become available to Corporation with respect to the applicable Title Defect that it would have been required to include in the applicable Defect Notice pursuant to Clause (g) above. With respect to any Defect Notice, if such Defect Notice (i) is not timely delivered on or prior to the expiration of the Examination Period or (ii) does not meet the requirements set forth in Clauses (a) through (g) above in all material respects, subject to Section 10.4, such Defect Notice shall not be effective and any Title Defect asserted therein shall thereafter be deemed forever waived and Corporation shall have no right to assert such Title Defect as the basis for an adjustment to the Consideration hereunder.

8.5	Election of Title Remedies by Contributor.

(a)

No later than 5:00 p.m., Central time, on the third Business Day prior to the Scheduled Closing Date, Contributor shall elect as to each Title Defect (other than a Disputed Title Matter) that is subject to a Defect Notice to:

(i)	reduce the Consideration by the amount equal to the Title Defect Amount;

(ii)	attempt to cure the matter causing the Title Defect, at Contributor’s sole cost and expense, in accordance with Section 8.5(b);

(iii)	dispute the Title Defect pursuant to Section 8.10; or

(iv)

if the Title Defect Amount exceeds 100% of the Allocated Value of the Defect Asset subject to such Title Defect, exclude such Defect Asset from the Assets to be acquired by Corporation at Closing, in which case, such Defect Asset shall be an Excluded Asset, and the Consideration shall be reduced by the Allocated Value of such Defect Asset (and the Individual Title Threshold and Title Deductible shall not apply thereto).

If Contributor does not deliver a notice of election with respect to the remedies set forth in this Section 8.5(a) by 5:00 p.m., Central time, on the third Business Day prior to the Closing Date, then Contributor shall be deemed to have elected the remedy set forth in Section 8.5(a)(ii).

(b)

Contributor has the right, but not the obligation, at Contributor’s sole cost and expense, to cure any Title Defect asserted in a Defect Notice, during the period following the date upon which Contributor receives such Defect Notice until the date which falls 90 days after the Closing Date (such period, the “Cure Period”); provided, that Contributor has timely made the election (or are deemed to have made the election) to cure such Title Defect pursuant to Section 8.5(a)(ii). During the Cure Period, Corporation agrees to afford Contributor and its respective officers, employees and other Representatives reasonable access, during normal business hours, to the Records in order to facilitate Contributor’s attempt to cure any such Title Defects and Contributor shall not unreasonably interfere with the ownership or operation of any Asset in connection therewith. An election by Contributor to attempt to cure a Title Defect shall be without prejudice to any of its rights hereunder and shall not constitute an admission against interest or a waiver of Contributor’s right to dispute the existence, nature or value of, or cost to cure, the applicable alleged Title Defect. In respect of any Title Defect that Contributor has timely elected (or are deemed to have timely elected) to cure during the Cure Period or any which a Party elects to dispute under Section 8.10:

(i)	the Defect Asset subject to such Title Defect will be acquired by Corporation at Closing;

(ii)

at Closing, Corporation and the Partnership shall issue and deliver to Contributor (A) a number of Partnership Common Units equal to (x) the positive difference between the Allocated Value and the Title Defect Amount (as agreed upon by the Parties or, if in dispute as of Closing, then as alleged by Corporation in good faith in the applicable Defect Notice) for each Defect Asset divided by (y) the Execution Date Per Share Value and (B) a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b);

(iii)

the Consideration will be reduced by the Title Defect Amount (as agreed upon by the Parties or, if in dispute as of Closing, then as alleged by Corporation in good faith in the applicable Defect Notice) and, at Closing, Corporation and the Partnership will issue to Contributor and deliver to the Transfer Agent, as part of the Defect Deposit, a number of Partnership Common Units equal to (x) such Title Defect Amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)); and

(iv)

upon the timely cure (or partial cure) of a Title Defect affecting the Defect Asset (if such Title Defect has been so timely cured (or partially cured)) or prior to the expiration of 10 Business Days after the later of (1) the expiration of the Cure Period or (2) the final determination of the Title Arbitrator with respect to a Disputed Title Matter:

(A) if such Title Defect has been timely cured or is determined by the Title Arbitrator not to be a Title Defect, then the Parties shall instruct the Transfer Agent to release to Contributor from the Defect Deposit Escrow a number of Partnership Common Units equal to (x) the applicable Title Defect Amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b));

(B) if such Title Defect has been timely partially cured (and does not otherwise constitute a Disputed Title Matter), the Parties shall instruct the Transfer Agent to release (1) to Contributor from the Defect Deposit Escrow, a number of Partnership Common Units equal to (x) the amount by which such partial cure reduces the applicable Title Defect Amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)), and (2) to Corporation from the Defect Deposit Escrow, a number of Defect Deposit Securities equal to (x) the remaining applicable Title Defect Amount (after applying the reduction referenced in Clause (1) above) divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b));

(C) if the Parties agree to the disputed Title Defect Amount or if the disputed Title Defect Amount is determined by the Title Arbitrator, Corporation and Contributor shall instruct the Transfer Agent to release (1) to Corporation from the Defect Deposit Escrow, a number of Partnership Common Units equal to (x) the applicable Title Defect Amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)), and (2) to Contributor from the Defect Deposit Escrow, a number of Partnership Common Units equal to (x) the positive difference (if any) between the applicable Title Defect Amount constituting part of the Defect Deposit Amount pursuant to Section 8.5(b)(iii) and the applicable Title Defect Amount as finally determined pursuant to this Section 8.5(b)(iv)(C) divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)); and

(D) if such Title Defect has not been timely cured (or partially cured) or is determined by the Title Arbitrator to be a Title Defect (and Contributor has not timely elected to attempt to cure such Title Defect), then Corporation and Contributor shall instruct the Transfer Agent to release to Corporation from the Defect Deposit Escrow a number of Partnership Common Units equal to (x) the applicable Title Defect Amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

8.6	Title Defect Amount.

If Contributor elects not to cure a Title Defect or a Title Defect is not cured prior to the expiration of the Cure Period, then the amount of such Title Defect (the “Title Defect Amount”) will be determined as follows:

(a)	if the Parties agree on the Title Defect Amount, the amount so agreed by the Parties will be the Title Defect Amount;

(b)	if the Title Defect represents only a discrepancy whereby:

(i)

the Net Revenue Interest for such Lease is less than the Net Revenue Interest stated in Exhibit A-1 but for which there is a proportionate decrease in the Working Interest in respect of such Lease, then such Title Defect Amount will be:

(A) the Allocated Value of such Lease; multiplied by

(B) a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest for such Lease stated in Exhibit A-1;

provided, however, that Section 8.6(d) shall apply in lieu of this Section 8.6(b)(i) if such Title Defect does not affect such Lease throughout its entire life.

(ii)

the Net Revenue Interest for such Well is less than the Net Revenue Interest stated in Exhibit B but for which there is a proportionate decrease in the Working Interest in respect of such Well, then such Title Defect Amount will be:

(A) the Allocated Value of such Well; multiplied by

(B) a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest for such Well stated in Exhibit B;

provided, however, that Section 8.6(d) shall apply in lieu of this Section 8.6(b)(ii) if such Title Defect does not affect such Well throughout its entire life.

(c)	if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount reasonably necessary to remove such Lien; and

(d)

if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Asset of a type not described in this Section 8.6, the Title Defect Amount will be determined by mutual agreement of the Parties in good faith (or if the Parties cannot agree, by the Title Arbitrator) by taking into account:

(i)	the Allocated Value of the affected Property;

(ii)	the portion of the affected Property adversely affected by the Title Defect;

(iii)	the legal effect of the Title Defect;

(iv)	the values placed upon the Title Defect by each Party; and

(v)	such other factors as are necessary to make a proper evaluation.

8.7	Title Defect Amount Limit.

Notwithstanding anything to the contrary in this Section 8, the Title Defect Amount:

(a)	may not exceed the Allocated Value of the applicable Property; and

(b)

with respect to a Title Defect, will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder or the extent that Corporation otherwise receives a downward adjustment for such Title Defect in the calculation of the Consideration (including as part of the Defect Deposit).

8.8	Title Benefit.

(a)	Contributor has the right, but not the obligation, to notify Corporation during the Examination Period of any Title Benefit discovered by Contributor, such Notice which must include:

(i)	a reasonably detailed description of the Title Benefit;

(ii)	the Property affected;

(iii)	the Allocated Value of the Property subject to such Title Benefit;

(iv)

any supporting documents in Contributor’s possession or control that are reasonably necessary for Corporation (as well as any experienced title attorney or examiner hired by Corporation) to verify the existence of the alleged Title Benefit asserted in such Notice and the estimated Title Benefit Amount thereof; and

(v)	the amount by which Contributor believes the Allocated Value of the Property is increased by such Title Benefit, and the computations and information upon which Contributor’s belief is based.

(b)	Corporation shall have the obligation to notify Contributor of any Title Benefit that is within Corporation’s Knowledge during the Examination Period, such Notice which must include:

(i)	a reasonably detailed description of the Title Benefit;

(ii)	the Property affected; and

(iii)	the Allocated Value of the Property subject to such Title Benefit.

(c)

With respect to each Property affected by a Title Benefit, an amount (the “Title Benefit Amount”) will be determined as follows in Clauses (i) through (iii) and will only be used to offset and reduce the aggregate of any Title Defect Amounts hereunder as provided in Section 10.1(a), and will not otherwise result in an upward adjustment of the Consideration. Contributor shall not have any right to any Title Benefit that is asserted (1) after the Examination Period or (2) except as provided in Section 10.1(a), during the Examination Period.

(i)	if the Parties agree on the Title Benefit Amount, the amount so agreed by the Parties will be the Title Benefit Amount;

(ii)	if the Title Benefit represents only a discrepancy whereby:

(A)

the Net Revenue Interest for such Lease is greater than the Net Revenue Interest stated in Exhibit A-1 but for which there is a proportionate increase in the Working Interest in respect of such Lease, then such Title Defect Amount will be:

(1)	the Allocated Value of such Lease; multiplied by

(2)	a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest for such Lease stated in Exhibit A-1;

provided, however, that Section 8.8(c)(iii) shall apply in lieu of this Section 8.8(c)(ii)(A) if such Title Benefit does not affect such Lease throughout its entire life.

(B)

the Net Revenue Interest for such Well is greater than the Net Revenue Interest stated in Exhibit B but for which there is a proportionate increase in the Working Interest in respect of such Well, then such Title Defect Amount will be:

(1)	the Allocated Value of such Well; multiplied by

(2)	a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest for such Well stated in Exhibit B;

provided, however, that Section 8.8(c)(iii) shall apply in lieu of this Section 8.8(c)(ii)(B) if such Title Benefit does not affect such Well throughout its entire life.

(iii)

if the Title Benefit is a type not described in this Section 8.8(c), the Title Benefit Amount will be determined by mutual agreement of the Parties in good faith (or if the Parties cannot agree, by the Title Arbitrator) by taking into account:

(1)	the Allocated Value of the affected Property;

(2)	the portion of the affected Property affected by the Title Benefit;

(3)	the legal effect of the Title Benefit;

(4)	the values placed upon the Title Benefit by each Party; and

(5)	such other factors as are necessary to make a proper evaluation.

8.9	Individual Title Threshold.

Except as expressly provided in Section 8.5(a)(iv), Corporation may not and has no right to assert or recover for, and there will be no adjustment to the Consideration or other remedy for, any individual Title Defect under this Section 8 unless the applicable Title Defect Amount exceeds the Individual Title Threshold. If any Title Defect with respect to any Asset arises from the same facts or circumstances as any other Title Defect for any Asset, the Title Defect Amounts for each such Title Defect shall be aggregated for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Title Threshold.

8.10	Title Dispute Resolution.

(a)

The Parties will attempt in good faith to agree on matters regarding: (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, and (ii) the adequacy of any curative materials provided by Contributor to cure an alleged Title Defect (the “Disputed Title Matters”) prior to 5:00 p.m., Central time, on the third Business Day prior to Closing. If the Parties are unable to agree by no later than the Business Day prior to Closing (or by the end of the Cure Period if Contributor elects to attempt to cure a Title Defect after Closing), then the Disputed Title Matters will be exclusively and finally resolved pursuant to this Section 8.10.

(b)

There will be a single title arbitrator, who must be a title attorney licensed in Texas with at least 10 years’ experience in oil and gas titles involving properties in the regional area within such state where the Property at issue is located and may not be a current or former employee of any Party or its Affiliates or a Person that has performed (or is a part of a firm that has performed) work for any Party of its Affiliates (the “Title Arbitrator”). If such Property is located in more than one state, then there will be a Title Arbitrator for each such state. The Title Arbitrator will be selected by mutual agreement of the Parties no later than 15 days after Closing (or the end of the Cure Period if Contributor elected to attempt to cure a Title Defect after Closing), or, absent such agreement, by the Houston, Texas, office of the American Arbitration Association.

(c)

Each Party shall submit to the Title Arbitrator such Party’s proposed resolution of the Disputed Title Matter no later than 15 days after the appointment of the Title Arbitrator. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The Title Arbitrator shall be limited to awarding only one or the other of the two proposed settlement amounts.

(d)

The arbitration proceeding will be held in Houston, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms and conditions of this Section 8.10.

(e)

The Title Arbitrator shall make its determination no later than 30 days after submission of the Disputed Title Matters. The Title Arbitrator’s determination will include its rationale and reasoning in respect of each Disputed Title Matter considered. The Title Arbitrator’s determination will be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Section 8.10 and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination.

(f)

The Title Arbitrator will act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by a Party and may not award damages, interest or penalties to either Party with respect to any matter.

(g)

Each Party will bear its own legal fees and other costs of presenting its case to the Title Arbitrator. The Party that does not prevail in such arbitration (as determined by the Title Arbitrator) shall bear all of the costs and expenses of the Title Arbitrator.

(h)

Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 8.10; provided, however, that if the Title Arbitrator must resolve one or more Disputed Title Matters in order to determine whether the “walk-right” conditions to closing are satisfied pursuant to Section 12.1(e) or Section 12.2(e) because a Party has, prior to the Closing Date, in writing asserted its right to terminate this Agreement subject to resolution of such Disputed Title Matter(s), then the Outside Date shall be extended on a day-for-day basis pending resolution of such dispute, and no Party may terminate this Agreement pursuant to Section 13.1(e) on account of any such closing condition not being satisfied unless, based on the Title Arbitrator’s resolution of such dispute or the written agreement of the Parties (including Contributor’s written acceptance of any Title Defect Amounts asserted by Corporation with respect to any alleged Title Defects), the applicable condition(s) are not satisfied.

8.11	Special Warranty of Title.

If Closing occurs, then effective as of the Closing Date, Contributor will warrant and defend in the applicable Assignment, Defensible Title to the Assets owned or held by Contributor against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Contributor or any of its Affiliates, but not otherwise. Breaches of Contributor’s special warranty of title in the Assignments are not subject to the Individual Title Threshold or the Title Deductible and will not be applied against the Title Deductible. Corporation is not entitled to protection under Contributor’s special warranty of Defensible Title contained in any of the applicable Assignments against any Title Defect that is asserted by Corporation in a Defect Notice in accordance with this Section 8, regardless of the outcome of such assertion and whether such assertion is subsequently withdrawn or otherwise. Recovery by Corporation for any breach by Contributor of the special warranty of Defensible Title contained in any of the applicable Assignments, together with any downward adjustments to the Consideration by the applicable Title Defect Amount, shall not exceed the Allocated Value of the affected Well or Lease. To assert a claim for breach of Contributor’s special warranty of Defensible Title contained in any of the Assignments, Corporation shall be required to provide a valid and effective Defect Notice to Contributor meeting the requirements of Section 8.4, which shall set forth the matters asserted to have resulted in such a breach, on or before the date that is 18 months following the Closing Date. Contributor shall have a reasonable opportunity (but not the obligation) to cure any breach of Contributor’s special warranty of Defensible Title set forth in the applicable Assignments asserted by Corporation pursuant to this Section 8.11, and Corporation shall reasonably cooperate with any such curative attempt by Contributor. For all purposes of this Agreement, Corporation shall be deemed to have waived, and Contributor shall not have any further liability for, any breach of Contributor’s special warranty of Defensible Title contained in any of the applicable Assignments that Corporation fails to validly assert by an effective Defect Notice given to Contributor prior to the date that is 18 months following the Closing Date.

8.12	New Leases; Replacement Leases.

(a)

Notwithstanding anything herein to the contrary, the terms and provisions of this Section 8.12 shall apply with respect to any New Leases or Replacement Leases, and, in the event any of the terms or provisions of this Section 8.12 conflict with any of the terms or provisions of the other terms of this Section 8 or Section 9, the terms and provisions of this Section 8.12 shall govern and control.

(b)

If Contributor does not obtain a Hydrocarbon lease that satisfies the Hydrocarbon Lease Standards covering the lands described on Exhibit A-1 with respect to any New Lease or Replacement Lease, as applicable (provided, that, Corporation may, in its sole discretion, waive the requirement that any applicable Hydrocarbon lease satisfy the Hydrocarbon Lease Standards), prior to the Closing, then: (i) such New Lease or Replacement Lease, as applicable, shall be deemed to be an Excluded Asset and shall not be conveyed to Corporation or its designated Affiliate hereunder; and (ii) the Consideration shall be reduced by the Allocated Value of such New Lease or Replacement Lease, as applicable, (and which reduction shall not be subject to the terms and provisions of Section 10).

(c)

If Contributor does obtain a Hydrocarbon lease that satisfies the Hydrocarbon Lease Standards covering the lands described on Exhibit A-1 with respect to any New Lease or Replacement Lease, as applicable (or Corporation waives the requirement that any applicable Hydrocarbon lease satisfy the Hydrocarbon Lease Standards), prior to the Closing, then: (i) such New Lease or Replacement Lease, as applicable, shall constitute part of the Assets and shall be conveyed to Corporation or its designated Affiliate hereunder; and (ii) the remaining terms and provisions of this Section 8 and Section 9 shall apply with respect to the assertion of any Title Defects or Environmental Liabilities with respect to such New Lease or Replacement Lease, as applicable (and Corporation’s remedies hereunder with respect thereto), including, without limitation, that (A) any Defect Notice or Environmental Liability Notice with respect to such New Lease or Replacement Lease, as applicable, must be delivered prior to the expiration of the Examination Period and (B) any Title Defect or Environmental Liability affecting such New Lease or Replacement Lease, as applicable, shall be subject to the terms and provisions of Section 10, including the Individual Title Threshold, Individual Environmental Threshold, Title Deductible or Environmental Deductible, in each case, as applicable.

(d)

Notwithstanding anything herein to the contrary, the sole and exclusive remedy of Corporation and the Partnership for any failure of Contributor to obtain a Hydrocarbon lease that satisfies the Hydrocarbon Lease Standards covering the lands described on Exhibit A-1 with respect to any New Lease or Replacement Lease, as applicable, shall be as set forth in Section 8.12(b) and, for purposes of clarity, neither Corporation nor the Partnership shall be permitted to allege any such failure as a breach of this Agreement by Contributor, including for purposes of Section 12.1(b).

9.	ENVIRONMENTAL MATTERS

9.1	Exclusive Rights, Obligations, Representations, Warranties and Remedies.

Except as provided in Section 10.4:

(a)

this Section 9 sets forth the Parties’ sole and exclusive rights, remedies, obligations, representations and warranties with respect to environmental matters and Contributor’s Environmental Liability in respect of the Assets;

(b)

the only rights and remedies of Corporation with respect to environmental matters and Contributor’s Environmental Liability in respect of the Assets, and the only obligations being made by Contributor with respect to environmental matters and Contributor’s Environmental Liability in respect of the Assets, are as set forth in this Section 9; and

(c)

except as otherwise provided in this Section 9, Contributor does not make, and Contributor expressly disclaims and negates, any warranty or representation, express or implied, statutory or otherwise, with respect to all environmental matters and Contributor’s Environmental Liability relating to the Assets and Corporation hereby waives and disclaims in their entirety any and all other rights, remedies, obligations, representations and warranties of any kind or nature, whether express, implied or statutory, with respect to all environmental matters and Contributor’s Environmental Liability relating to the Assets.

9.2	Environmental Assessment.

Subject to the other provisions of this Section 9, Corporation will have the right to conduct a Phase I Environmental Assessment with respect to the Assets as provided in or consistent with ASTM E1527-13 and limited environmental compliance review (“Environmental Assessment”), and in connection therewith shall have the right to enter the Lands operated by Contributor and inspect the Assets thereon. Corporation shall perform the Environmental Assessment in a reasonably safe and workmanlike manner and so as to not unreasonably interfere in any material respect with Contributor’s or the Third Party operator’s operations and in compliance with all applicable Laws, in each case, in all material respects. Contributor has the right, but not the obligation, to witness all such inspections at Contributor’s sole cost and expense. To the extent related to an Environmental Liability Notice, Corporation shall provide Contributor with copies of the results of the Environmental Assessment. Corporation shall keep the results of the Environmental Assessment confidential in accordance with the Confidentiality Agreement and shall not use such results for any purpose prior to Closing other than for the purpose of evaluating and exercising Corporation’s rights under this Agreement (together with related matters). If Corporation’s environmental consultant that is conducting an Environmental Assessment reasonably determines that sampling, testing, boring, drilling or other investigative activities (“Phase II ESA”) are necessary in order for Corporation to prove the existence of any Environmental Liability or determine any Lowest Cost Response and Corporation desires to request such Phase II ESA, Corporation shall (a) furnish Contributor with a written description of the proposed scope of such Phase II ESA and (b) obtain the prior written consent of Contributor (such consent to be given at Contributor’s sole discretion) to undertake such Phase II ESA. If Contributor denies a request by Corporation to undertake a Phase II ESA with respect to any Asset or Corporation is not permitted to conduct an Environmental Assessment with respect to any Asset, Corporation may elect to exclude such Asset (or a portion of such Asset) from the Assets to be acquired by Corporation at the Closing, in which case, such Asset (or such portion of such Asset) shall be an Excluded Asset and the Consideration shall be reduced by an amount equal to the Allocated Value (if any) of such Asset (or, if only a portion of such Asset is so excluded, a portion of such Allocated Value as determined in good faith by the Parties) and the Individual Environmental Threshold and Title Deductible or Environmental Deductible as applicable, shall not apply thereto. If Corporation performs a Phase II ESA in accordance herewith, then to the extent related to an Environmental Liability Notice, Corporation shall provide Contributor with copies of the results of such Phase II ESA. Corporation shall keep the results of the Phase II ESA confidential in accordance with the Confidentiality Agreement and shall not use such results for any purpose prior to Closing other than for the purpose of exercising Corporation’s rights under this Agreement.

9.3	NORM and Hazardous Materials.

Without modifying any obligations or remedies under this Agreement, (i) Corporation acknowledges that the Assets have been used for exploration, development, and production of Hydrocarbons and that there may be Hydrocarbons, produced water, wastes, Hazardous Materials or other materials located on or under the Assets or associated with the Assets, (ii) equipment and sites included in the Assets, and the materials and equipment located on the Assets or included in the Assets may contain wastes, Hazardous Materials and/or NORM, (iii) NORM may affix or attach itself to the inside of Wells, materials and equipment as scale or in other forms, (iv) Hazardous Materials, NORM containing material, and/or wastes may have come in contact with soil or other environmental media and (v) special procedures may be required for the remediation, removal, transportation, disposal or other management or handling of soil, water, wastes, Hazardous Materials, and NORM from the Assets.

9.4	Environmental Liability Notice.

Corporation may, by Notice to Contributor on or before the end of the Examination Period, assert the existence of an alleged Environmental Liability (such Notice, the “Environmental Liability Notice”). Except as provided in Section 10.4, no claims for Environmental Liability may be submitted after the Examination Period, and any matters that may otherwise constitute Environmental Liabilities, but for which Corporation has not delivered an Environmental Liability Notice to Contributor prior to the expiration of the Examination Period, shall be deemed to have been waived by Corporation for all purposes. Corporation shall use its commercially reasonable efforts to provide Contributor, on or before the end of each calendar week prior to the expiration of the Examination Period, notice of any Environmental Liability that Corporation or its employees or environmental consultants or contractors conducting Corporation’s Environmental Assessment identifies during the preceding calendar week (and which Corporation has determined in good faith it is reasonably likely to assert as an Environmental Liability hereunder), which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period; provided, however, that any failure to provide any such preliminary notice shall not prejudice Corporation’s right to assert such Environmental Liability in an Environmental Liability Notice or otherwise affect Corporation’s rights or obligations hereunder.

9.5	Environmental Liability Notice - Details.

To be effective, each Environmental Liability Notice asserting a claim for an Environmental Liability must be prepared in good faith (and the underlying Environmental Liability must be asserted in good faith), delivered in writing and include the following:

(a)	a reasonably detailed description of the alleged Environmental Liability and the basis therefor;

(b)	the Assets affected by the Environmental Liability;

(c)	supporting documents available to Corporation that are reasonably necessary for Contributor to verify the existence of the alleged Environmental Liability; and

(d)	the estimated amount of the Lowest Cost Response applicable to such alleged Environmental Liability and the computations upon which Corporation’s good faith belief is based.

Following the delivery of any Environmental Liability Notice, Corporation shall promptly deliver any additional supporting documents that become available to Corporation with respect to the applicable Environmental Liability that it would have been required to include in the applicable Environmental Liability Notice pursuant to Clause (c) above. With respect to any Environmental Liability Notice, if such Environmental Liability Notice (i) is not timely delivered on or prior to the expiration of the Examination Period or (ii) does not meet the requirements set forth in Clauses (a) through (d) above in all material respects, subject to Section 10.4, such Environmental Liability Notice shall not be effective and any Environmental Liability asserted therein shall thereafter be deemed to have forever waived and Corporation shall have no right to assert such Environmental Liability as the basis for an adjustment to the Consideration hereunder.

9.6	Contributor’s and Corporation’s Remedy.

(a)

Subject to this Sections 9.6(a) and 9.8, Contributor shall, at its sole election and no later than 5:00 p.m., Central time, on the third Business Day prior to the Scheduled Closing Date, elect as to each Environmental Liability (other than a Disputed Environmental Matter) to:

(i)	assign the applicable Asset affected by the Environmental Liability to Corporation and reduce the Consideration by the Lowest Cost Response applicable to such Environmental Liability;

(ii)	dispute such Environmental Liability pursuant to Section 9.8; or

(iii)

to the extent the Lowest Cost Response for an Environmental Liability exceeds the Allocated Value of the applicable Asset affected by such Environmental Liability, exclude such Asset from the Assets to be acquired by Corporation at the Closing, in which case, such Asset shall be an Excluded Asset and the Consideration shall be reduced by an amount equal to the Allocated Value of such Asset (and the Individual Environmental Threshold and Environmental Deductible shall not apply thereto).

If Contributor does not deliver a notice of election with respect to the remedies set forth in this Section 9.6(a) by 5:00 p.m., Central time, on the third Business Day prior to the Closing Date, then Contributor shall be deemed to have elected the remedy set forth in Section 9.6(a)(ii).

(b)

For purposes of clarity, Contributor shall be permitted to attempt to cure or remediate to Corporation’s reasonable satisfaction any Environmental Liability prior to Closing and shall not be deemed to have waived any of its rights hereunder (including its right to contest the existence of the applicable Environmental Liability or the Lowest Cost Response thereof) by reason of any such election to attempt to cure or remediate.

(c)	With respect to any Disputed Environmental Matter:

(i)	the Asset subject to the applicable Environmental Liability will be acquired by Corporation at Closing;

(ii)

at Closing, Corporation and the Partnership shall issue and deliver to Contributor (A) a number of Partnership Common Units equal to (x) the positive difference (if any) between the Allocated Value and the Lowest Cost Response (as agreed upon by the Parties or, if in dispute as of Closing, then as alleged by Corporation in good faith in the applicable Environmental Liability Notice) for each such Asset divided by (y) the Execution Date Per Share Value and (B) a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b);

(iii)

the Consideration will be reduced by the Lowest Cost Response (as agreed upon by the Parties or, if in dispute as of Closing, then as alleged by Corporation in good faith in the applicable Environmental Liability Notice) and, at Closing, Corporation and the Partnership will deliver to the Transfer Agent, as part of the Defect Deposit, a number of Partnership Common Units equal to (x) such Lowest Cost Response divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)); and

(iv)	prior to the expiration of 10 Business Days after the final determination of the Environmental Arbitrator with respect to a Disputed Environmental Matter:

(A) if such Environmental Liability is determined by the Environmental Arbitrator not to be an Environmental Liability, then the Parties shall instruct the Transfer Agent to release to Contributor from the Defect Deposit Escrow a number of Partnership Common Units equal to (x) the applicable Lowest Cost Response divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)); and

(B) if the Parties agree to the disputed Lowest Cost Response or if the disputed Lowest Cost Response is determined by the Environmental Arbitrator, Corporation and Contributor shall instruct the Transfer Agent to release (1) to Corporation from the Defect Deposit Escrow, a number of Partnership Common Units equal to (x) the applicable Lowest Cost Response divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)), and (2) to Contributor from the Defect Deposit Escrow, a number of Partnership Common Units equal to (x) the positive difference (if any) between the applicable Lowest Cost Response that constitutes part of the Defect Deposit Amount pursuant to Section 9.6(c)(iii) and the applicable Lowest Cost Response as finally determined pursuant to this Section 9.6(c)(iv)(B) divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

9.7	Individual Environmental Threshold.

Except as expressly provided in Section 9.6(a)(iii), Corporation may not and has no right to assert or recover for, and there will be no adjustment to the Consideration or other remedy for, any Environmental Liability under this Section 9 unless and until the Lowest Cost Response applicable to such Environmental Liability exceeds the Individual Environmental Threshold. If any Environmental Liability with respect to any Asset arises from the same facts or circumstances as any other Environmental Liability for any Asset, the Lowest Cost Response for each such Environmental Liability shall be aggregated (only in one instance) for purposes of determining whether the Lowest Cost Response for any such Environmental Liability exceeds the Individual Environmental Threshold.

9.8	No Agreement.

If the Parties are unable to agree upon (x) the validity of an alleged Environmental Liability, (y) the Lowest Cost Response for any such Environmental Liability or (z) the adequacy of any curative or remedial actions taken by Contributor to cure or remediate an alleged Environmental Liability, on or before the third Business Day prior to Closing, then such dispute (each, a “Disputed Environmental Matter”) will be exclusively and finally resolved as follows:

(a)	The Parties shall meet and attempt to mutually agree on a resolution to the dispute no later than the Business Day prior to Closing.

(b)	If the Parties are unable to resolve the dispute prior to Closing, then:

(i)

The entirety of the Asset affected by the Environmental Liability will be excluded from the Assets to be acquired by Corporation at the Closing and shall be an Excluded Asset, and the dispute will be resolved by an environmental attorney with at least 10 years’ experience in oil and gas environmental matters in Texas and may not be a current or former employee or outside counsel of a Party or its Affiliates or a Person that has performed (or is a part of a firm that has performed) work for any Party of its Affiliates, or have any financial interest in the dispute (such environmental attorney, the “Environmental Arbitrator”).

(ii)	The Consideration will be reduced in accordance with Section 9.6(c).

(iii)

The Environmental Arbitrator will be selected by agreement of the Parties. If the Parties are unable to agree on the Environmental Arbitrator no later than 30 days after Closing, then the Environmental Arbitrator will be selected by the office of the American Arbitration Association located in Houston, Texas.

(iv)

The arbitration proceeding will be held in Houston, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 9.8.

(v)

The Environmental Arbitrator’s determination will be made no later than 30 days after the date of submission of the matters in dispute and will be final and binding on the Parties without right of appeal. In making his decision, the Environmental Arbitrator will be bound by the rules set forth in this Section 9 and this Agreement and may consider such other matters as in the opinion of the Environmental Arbitrator are reasonably necessary or helpful to make a proper determination. Additionally, the Environmental Arbitrator may consult with and engage disinterested Third Parties to advise the Environmental Arbitrator. The Environmental Arbitrator will act as an expert for the limited purpose of determining validity of an alleged Environmental Liability or the Lowest Cost Response and may not award damages, interest or penalties to either Party with respect to any other matter.

(vi)

Each Party will bear its own legal fees and other costs of presenting its case. The Party that does not prevail in such arbitration (as determined by the Environmental Arbitrator) shall bear all of the costs and expenses of the Environmental Arbitrator.

(vii)

Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 9.8; provided, however, that if the Environmental Arbitrator must resolve one or more Disputed Environmental Matters in order to determine whether the “walk-right” conditions to closing are satisfied pursuant to Section 12.1(e) or Section 12.2(e) because a Party has, prior to the Closing Date, in writing asserted its right to terminate this Agreement subject to resolution of such Disputed Environmental Matter(s), then the Outside Date shall be extended on a day-for-day basis pending resolution of such dispute, and no Party may terminate this Agreement pursuant to Section 13.1(e) on account of any such closing condition not being satisfied unless, based on the Environmental Arbitrator’s resolution of such dispute or the written agreement of the Parties (including Contributor’s written acceptance of any Lowest Cost Response asserted by Corporation with respect to any alleged Environmental Liabilities), the applicable condition(s) are not satisfied.

10.	TITLE AND ENVIRONMENTAL DEDUCTIBLE; DEFECT DEPOSIT

10.1	Title Deductible.

Except as expressly provided in Section 8.5(a)(iv), Corporation may not and has no right to assert or recover for, and there will be no adjustment to the Consideration or other remedy for, any Title Defect under Section 8 unless and until the aggregate sum of:

(a)

all Title Defect Amounts in respect of Title Defects that exceed the Individual Title Threshold (excluding any Title Defects cured (either before or after Closing, if cured prior to the expiration of the Cure Period) by Contributor and, for purposes of clarity, including the portion of such Title Defect Amounts that are greater than, equal to or less than the Individual Title Threshold); plus

(b)	the Applicable Title Benefit Value,

exceeds the Title Deductible, after which point Corporation will be entitled to adjustments to the Consideration as set forth in Section 8 for any amounts in excess of the Title Deductible only. For purposes of clarity, such adjustment to the Consideration shall be applied pursuant to the other terms of this Agreement and all or a portion thereof may be delivered by Corporation to the Transfer Agent as the Defect Deposit Escrow.

10.2	Environmental Deductible.

Except as expressly provided in Section 9.6(a)(iii), Corporation may not and has no right to assert or recover for, and there will be no adjustment to the Consideration or other remedy for, any Environmental Liability under Section 9 unless and until the aggregate sum of all Lowest Cost Responses in respect of Environmental Liabilities that exceed the Individual Environmental Threshold (excluding any Environmental Liabilities remediated or otherwise cured prior to the Closing by Contributor) exceeds the Environmental Deductible, after which point Corporation will be entitled to adjustments to the Consideration as set forth in Section 9 for any amounts in excess of the Environmental Deductible only. For purposes of clarity, such adjustment to the Consideration shall be applied pursuant to the other terms of this Agreement and all or a portion thereof may be delivered by Corporation to the Transfer Agent as the Defect Deposit Escrow.

10.3	Deductibles.

Notwithstanding the foregoing Sections 10.1 and 10.2, but subject to Section 10.4, if Contributor timely cures or remediates any Title Defects or Environmental Liabilities as provided herein, and the effect of such cure or remediation causes the Title Deductible or Environmental Deductible, as applicable, to not be exceeded, then, (i) the Parties acknowledge and agree that there will be no adjustments to the Consideration or other remedies provided by Contributor for any Title Defects or Environmental Liabilities, as applicable, (ii) Contributor shall be reimbursed by Corporation for any downward adjustments to the Consideration attributable to any Title Defect Amounts or Lowest Cost Responses, as applicable, that were made at Closing (including, for purposes of clarity, for any Defect Deposit Securities from the Defect Deposit Escrow previously released to Corporation by the Transfer Agent), with such reimbursement to be reflected and accounted for in the Final Settlement Statement (or, if at such time, the final adjustments to the Consideration have already been determined in accordance with Section 3.5, then

Corporation and the Partnership shall promptly deliver to Contributor a number of Partnership Common Units equal to (x) such reimbursement amount divided by (y) the Execution Date Per Share Value (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b))), and (iii) all Defect Deposit Securities held in the Defect Deposit Escrow in respect of Title Defect Amounts or Lowest Cost Responses, as applicable, shall be thereafter released to Contributor. With respect to any Defect Deposit Securities to be released from the Defect Deposit Escrow to Contributor pursuant to Section 8, Section 9 or this Section 10, such shares will be released to Contributor as provided in the joint instructions delivered to the Transfer Agent pursuant to Section 10.6.

10.4	Exceptions.

Notwithstanding anything to the contrary in this Agreement, nothing in Section 8 or 9 shall limit, affect or waive any right or remedy of Corporation, or any obligation, representation or warranty of Contributor, under (a) Sections 5.1(d), 5.1(f), 5.1(k), 5.1(o) (the second sentence thereof), 5.1(p), 5.1(r), 5.1(w) or 5.1(x) or Section 8.11, (b) the special warranty of Defensible Title contained in any of the applicable Assignments, and (c) the Retained Obligations and any indemnification obligations associated therewith, in each case, to the extent provided herein. Notwithstanding the foregoing and for the avoidance of doubt, with respect to any matter or circumstance that Corporation has alleged as a Title Defect or Environmental Liability under Section 8 or 9, as applicable, and that would also constitute a breach of any of the representations and warranties described in clause (a) above, Corporation shall only be entitled to a single recovery of the applicable Liabilities (including relevant Title Defect Amounts or Lowest Cost Responses) arising out of or resulting from such matter or circumstance and Contributor shall not have any obligation or liability under Section 11 or otherwise with respect to any amount to the extent such amount has already been taken into account and applied as an adjustment to the Consideration hereunder.

10.5	Retraction.

Corporation may retract any Defect Notice or Environmental Liability Notice by providing written notice thereof to Contributor after the Examination Period and at least one (1) Business Day prior to the Closing that expressly provides that such Defect Notice or Environmental Liability Notice, as applicable, is retracted, in which case, (a) the Title Defect Amount in such Defect Notice or the Lowest Cost Response in such Environmental Liability Notice, as applicable, shall be disregarded for purposes of this Agreement, including Section 12, (b) Corporation shall be deemed to have waived the applicable alleged Title Defect or Environmental Liability and any right to recovery or remedy therefor, (c) Contributor shall not have any liability with respect to the applicable alleged Title Defect or Environmental Liability hereunder, including under Sections 8 and 9, and (d) with respect to any applicable alleged Title Defect, it shall be considered a Permitted Encumbrance for all purposes hereof.

10.6	Defect Deposit.

(a)

If any Defect Deposit Securities have been issued to Contributor and delivered to the Transfer Agent at the Closing pursuant to Section 8 or Section 9, such Defect Deposit Securities will be subject to the provisions of this Section 10.6. All Defect Deposit Securities (i) shall be credited to Contributor in book-entry form on the books and records of the Transfer Agent in the Defect Deposit Escrow and (ii) shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of Section 8, Section 9, Section 10.6(b) and Section 10.6(c), and, while so held by the Transfer Agent, Contributor shall have sole and exclusive voting power over the Defect Deposit Securities unless and until delivered to Corporation in accordance with this Agreement. Notwithstanding anything herein to the contrary, no fractional Defect Deposit Securities shall be disbursed from the Defect Deposit Escrow, and, to the extent that any such fractional Defect Deposit Securities would be required to be so disbursed but for this sentence, such fractional Defect Deposit Securities shall be rounded up to the nearest whole number of Defect Deposit Securities.

(b)

In the event that any Defect Deposit Securities remain in the Defect Deposit Escrow following such time as all Title Defects have been cured or finally resolved pursuant to Section 8 and all Environmental Liabilities have been finally resolved pursuant to Section 9, then the Parties shall instruct the Transfer Agent to release to the applicable Party from the Defect Deposit Escrow all such remaining Defect Deposit Securities.

(c)

Releases of any Defect Deposit Securities from the Defect Deposit Escrow shall (i) specify the amount of Defect Deposit Securities to be released from the Defect Deposit Escrow, (ii) specify such account and the Person or Persons to whom such amount shall be released and (iii) be made only in accordance with written instructions that are jointly signed by Contributor and Corporation, which instructions shall be in a form acceptable to the Transfer Agent and shall be accompanied by any other documentation that may be requested by the Transfer Agent.

(d)

Corporation and Contributor agree to deliver to the Transfer Agent all powers of attorney, endorsements, affidavits, letters, notices, instructions, directions, consents, certificates, statements, or other papers or documents requested by the Transfer Agent to effectuate the provisions of this Section 10.6.

11.	ASSUMPTION; INDEMNIFICATION; WAIVERS

11.1	Corporation Assumption of Assumed Obligations.

From and after the Closing, Corporation shall assume and agree to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) the Assumed Obligations.

11.2	Retained Obligations.

From and after Closing, Contributor will retain and will remain solely liable and responsible for the fulfillment, performance, payment, and discharge of the Retained Obligations for the periods specified herein. For purposes of clarity, Contributor’s obligations pursuant to the foregoing sentence with respect to any Retained Obligations (other than Specified Retained Obligations) shall terminate and shall no longer be in force and effect following such time as the survival period for Contributor’s indemnification obligations in respect of the same expires pursuant to Section 11.6(c)(iii); provided, however, such Retained Obligations shall not thereafter be deemed to be Assumed Obligations for any purposes hereunder.

11.3	Contributor Indemnity.

From and after Closing, Contributor shall indemnify, defend, and hold harmless Corporation, its Affiliates and each of their respective officers, members, managers, partners, directors, employees and representatives (the “Corporation Indemnified Parties”) against any and all Liabilities as a result of, relating to, or arising out of:

(a)	any breach of any representation or warranty made by Contributor in this Agreement or the certificate delivered pursuant to Section 3.4(a);

(b)	any breach of any covenant or agreement made or to be performed by Contributor under this Agreement; and

(c)	any Retained Obligations.

11.4	Corporation Indemnity.

From and after the Execution Date with respect to Section 11.4(a), and from and after the Closing with respect to Sections 11.4(b) through and including 11.4(d), Corporation shall indemnify, defend, and hold harmless Contributor, its Affiliates and each of their respective officers, members, managers, partners, directors, employees, and representatives (the “Contributor Indemnified Parties”) against any and all Liabilities as a result of, relating to, or arising out of:

(a)

any access by Corporation, its Affiliates or its or their Representatives to any portion of the Assets during the Interim Period, regardless of whether such Liabilities arise out of or result in whole or in part from Contributor’s (or its Affiliates, or their employees’, agents’, contractors’, Representatives’, successors’ or assigns’) sole or concurrent negligence or fault:

(b)	any breach of any representation or warranty made by Corporation in this Agreement or the certificate delivered pursuant to Section 3.3(b);

(c)	any breach of any covenant or agreement made or to be performed by Corporation under this Agreement; and

(d)	the Assumed Obligations.

11.5	Express Negligence Rule.

The indemnification and waiver provisions in this Section 11 shall be enforceable regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification, except in the case of gross negligence or willful misconduct by such Person.

11.6	Limitations on Liability.

(a)	Threshold and Deductible on Contributor’s Indemnity. Contributor shall not have any obligation or liability for any indemnification under this Agreement:

(i)

for any individual Liability to which the Corporation Indemnified Parties are entitled to indemnification under this Agreement unless the amount with respect to such Liability (when aggregated with all other Liabilities arising from the same or related facts or circumstances in that instance only) exceeds the Individual Indemnity Threshold; and

(ii)

until and unless the aggregate amount of all Liabilities to which the Corporation Indemnified Parties are entitled to indemnification under this Agreement exceeds the Indemnity Deductible, and then only to the extent such Liabilities exceed the Indemnity Deductible;

provided, however, that Contributor’s indemnity in respect of the Excepted Matters shall not be subject to the Individual Indemnity Threshold or the Indemnity Deductible as set forth in this Section 11.6(a).

(b)

Cap on Contributor’s Liability. The maximum aggregate liability of Contributor under Section 11.3 shall not exceed the Indemnity Cap; provided, however, that such maximum aggregate liability shall not apply to Liabilities as a result of, relating to, or arising out of, the Excepted Matters and no such Liabilities shall apply towards the Indemnity Cap. Notwithstanding anything to the contrary herein, the maximum aggregate liability of Contributor under Section 11.3, including, for purposes of clarity, with respect to Liabilities as a result of, relating to, or arising out of, the Excepted Matters (other than with respect to clause (b) of the definition of Retained Obligations), shall not exceed 100% of the Consideration.

(c)	Survival of Representations, Warranties, Covenants and Agreements.

(i)

The Fundamental Representations shall survive Closing without limitation. The Non-Fundamental Representations (except Section 5.1(g)) shall survive Closing until the date that is 12 months after the Closing Date. Each representation and warranty in Section 5.1(g) shall survive Closing until 30 days after the time for the applicable Governmental Authority to make an assessment with respect to such representation and warranty has expired.

(ii)

Except as set forth in Sections 8.11 and 11.6(c)(iii), (A) liability for and indemnification for a breach of the covenants and agreements of the Parties to be performed prior to Closing under this Agreement shall survive Closing until the date that is 12 months after the Closing Date, (B) except for Section 6.7, liability for and indemnification for a breach of the covenants and agreements of the Parties to be performed at and after Closing under this Agreement shall survive Closing until fully performed, and (C) liability for and indemnification for a breach of each covenant and agreement in Section 6.7 shall survive Closing until 30 days after the time for the applicable Governmental Authority to make an assessment with respect to such covenant and agreement has expired.

(iii)

Sections 11.3(a), 11.3(b), 11.4(b) and 11.4(c) shall survive Closing and terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject thereto. Section 11.3(c) shall survive the Closing until the date that is 12 months after the Closing Date; provided that (I) Section 11.3(c) shall survive the Closing indefinitely with respect to Contributor’s obligations thereunder related to the Specified Retained Obligations, (II) Section 11.3(c) shall survive the Closing for 24 months with respect to Contributor’s obligations thereunder related to the Retained Obligations described in Clauses (g) and (i) of the definition thereof and (III) Section 11.3(c) shall survive the Closing until 30 days after the time for the applicable Governmental Authority to make an assessment with respect to such items has expired with respect to Contributor’s obligations thereunder related to the Tax Retained Obligations. Sections 11.4(a) and (d) shall survive the Closing indefinitely.

(iv)

Notwithstanding the foregoing in this Section 11.6(c), there shall be no termination of any bona fide claim for breach of any representation, warranty, covenant or agreement asserted and delivered in writing to Contributor or Corporation, as applicable, prior to the termination of such representation, warranty, covenant or agreement under this Section 11.6(c).

(d)

Reductions. The amount of any Liabilities subject to indemnification under this Agreement shall be reduced or reimbursed, as the case may be, by any Third Party insurance proceeds (including reinsurance proceeds received by a wholly owned captive insurance company) and Third Party recoveries actually received by an Indemnified Party with respect to such Liabilities, net of any reasonable out-of-pocket costs and expenses (including all reasonable out-of-pocket costs and expenses incurred by Third Parties in investigating, prosecuting, defending and collecting such recovered amount and any deductibles paid to obtain insurance coverage) actually incurred and Taxes incurred or reasonably expected to be incurred by such Indemnified Party in obtaining such Third Party payment. If an Indemnified Party receives an amount under insurance coverage or from such Third Party with respect to Liabilities that were the subject of indemnification under this Agreement at any time subsequent to indemnification provided thereunder, then Corporation shall, in the case of a Corporation Indemnified Party that receives such proceeds, promptly reimburse or procure such reimbursement to Contributor, and Contributor shall, in the case of a Contributor Indemnified Party that receives such proceeds, promptly reimburse or procure such reimbursement to Corporation, in each case net of any reasonable out-of-pocket costs and expenses (including all reasonable out-of-pocket costs and expenses incurred by Third Parties in investigating, prosecuting, defending and collecting such recovered amount and any deductibles paid to obtain insurance coverage) actually incurred and Taxes incurred or reasonably expected to be incurred by such Indemnified Party in obtaining such Third Party payment.

(e)

Mitigation. Corporation shall, and shall procure that each Corporation Indemnified Party shall, and Contributor shall, and shall procure that each Contributor Indemnified Party shall, make commercially reasonable efforts to mitigate or minimize Liabilities under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Liabilities that are indemnifiable under this Agreement; provided, that such Indemnified Party shall not be required to incur extraordinary expense or risk to mitigate or minimize any such Liabilities.

(f)

Determining Amount of Liabilities. For the purposes of determining (i) whether a representation or warranty has been breached for the purposes of this Section 11 and (ii) the amount of any Liabilities as a result or, relating to, or arising out of, any breaches of the representations or warranties of Contributor in Section 5 or any certificate delivered under Section 3.4(a), such representations and warranties and the terms of such certificate shall be deemed not qualified by any references to materiality, Contributor Material Adverse Effect or similar qualifiers, and such qualifiers shall be disregarded.

(g)

Certain Rights and Liabilities. Any claim for indemnity under this Section 11 by any current or former Affiliate, stockholder, member, officer, director, employee, agent, lender, advisor, representative, accountant, attorney and consultant of any Party must be brought and administered by the applicable Party to this Agreement. No Person other than Contributor and Corporation shall have any rights against either Contributor or Corporation under the terms of this Section 11 except as may be exercised on its behalf by Corporation or Contributor, as applicable, pursuant to this Section 11. No Contributor Indemnified Party (other than Contributor) or Corporation Indemnified Party (other than Corporation) shall have any obligations or liabilities under this Agreement and:

(i)

Contributor waives and releases each Corporation Indemnified Party (other than Corporation) from any and all Liabilities arising out of the Transaction, this Agreement or the Transaction Documents; and

(ii)	Corporation waives and releases each Contributor Indemnified Party (other than Contributor) from any and all Liabilities arising out of the Transaction, this Agreement or the Transaction Documents.

(h)

Notice of Breaches. Each Party shall promptly notify the other Party in reasonable detail after such Party or any of its Affiliates, or any of their respective Representatives, obtains Knowledge that any representation, warranty, covenant or other agreement of such other Party contained in this Agreement is, becomes or will be untrue, or has been or may be breached, as applicable, in any material respect, on or before the Closing Date.

(i)

Waiver of Right to Rescission. The Parties acknowledge and agree that, subject to Section 13.3, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other Liabilities arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, Corporation and Contributor waive any right to rescind this Agreement or the transactions contemplated hereby.

(j)

No Duplication of Remedies. The amount of any Liabilities to which any Indemnified Party is entitled hereunder shall be determined without duplication of any other recovery hereunder in respect of such Liabilities and, in furtherance of the foregoing, the Parties acknowledge and agree that (i) to the extent any matter results in the breach of more than one representation or warranty of a Party hereunder, the applicable Indemnified Parties shall only be entitled to a single recovery of the applicable Liabilities arising out or resulting from such matter and (ii) neither Party shall have any obligation or liability under this Section 11 with respect to any amount to the extent such amount has already been taken into account and applied as an adjustment to the Consideration hereunder.

11.7	Procedures.

Claims for indemnification under this Agreement shall be asserted and resolved as follows.

(a)

Third Party Claim. If any Person entitled to seek indemnification under this Agreement (an “Indemnified Party”) receives Notice of the assertion or commencement of any claim asserted against an Indemnified Party by a Third Party (“Third Party Claim”) in respect of any matter that is subject to indemnification under this Agreement, the Indemnified Party shall promptly:

(i)	notify the Party obligated to indemnify the Indemnified Party pursuant to this Agreement (the “Indemnifying Party”) of the Third Party Claim; and

(ii)

transmit to the Indemnifying Party a Notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s estimate of the amount of Liabilities attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement (including the specific indemnification obligation under Section 11.3 or 11.4, as applicable, and any corresponding breach, in each case, that is applicable thereto). Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission. For the avoidance of doubt, reference in this Section 11.7 to “indemnification” shall also mean defense and hold harmless remedies.

(b)

Defense by Indemnifying Party. Except with respect to Tax Audits described in Section 6.7(d), the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim, which right will be deemed waived by the Indemnifying Party if not exercised by delivering written Notice thereof to the Indemnified Party no later than 30 days after the Indemnifying Party’s receipt of the applicable Claim Notice. The Indemnifying Party’s failure to respond in writing to a Notice with respect to a Third Party Claim within the 30-day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Third Party Claim. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party timely notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then (i) the Indemnifying Party shall have the right to defend such Third Party Claim in good faith with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 11.7(b), and the Indemnifying Party shall pay any judgment entered or settlement with respect to such Third Party Claim and (ii) the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement or consent to the entry of any judgment with respect thereto, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed) that (i) does not result in a final resolution of the Indemnified Parties’ liability to the Third Party with respect to the claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such claim), (ii) may adversely affect in any material respect the Indemnified Party (other than as a result of money damages covered by the indemnity), (iii) requires a non-monetary commitment by the Indemnified Party, including compliance with an injunction or other equitable relief, (iv) includes any admission of guilt or culpability or (v) could set a legal precedent for, or otherwise prejudice Corporation or any of its Affiliates’ ability to legally defend, any calculation or payment of any royalties or overriding royalties attributable to the period after the Effective Date (including any deduction in connection therewith). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest pursuant to this Section 11.7(b), including the making of any related counterclaim against the Third Party asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.7(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)

Defense by Indemnified Party. Except with respect to Tax Audits described in Section 6.7(d), if (i) the Indemnifying Party elects (or is deemed to have elected) not to defend the Indemnified Party against a Third Party Claim pursuant to Section 11.7(b) or so elects to defend against such Third Party Claim but fails to diligently prosecute, indemnify against or settle such Third Party Claim, (ii) any Third Party Claim relates to or arises in connection with any Legal Proceeding by a Governmental Authority or any criminal proceeding, action, indictment, allegation or investigation, (iii) under applicable standards of professional conduct, a conflict of interest on any significant issue related to any Third Party Claim exists between the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, or (iv) any portion of any Third Party Claim is seeking relief that exceeds any limitation on liability in this Agreement, then the Indemnified Party shall have the right to defend, and be reimbursed for its cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, by all appropriate proceedings. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.7(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)

Direct Claim. Any claim by an Indemnified Party on account of Liabilities in respect of any matter that is subject to indemnification under this Agreement and that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt Notice thereof (by delivery of a Claim Notice), but in any event not later than 30 days after the Indemnified Party becomes aware of the events that gave rise to such Direct Claim. Failure to timely provide such Notice shall not affect the right of the Indemnified Party’s indemnification under this Agreement, except to the extent the Indemnifying Party is materially prejudiced by such delay or omission. Such Claim Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Liabilities that have been or may be sustained by the Indemnified Party, and will set forth the basis of the Indemnified Party’s request for indemnification under this Agreement (including the specific indemnification obligation under Section 11.3 or 11.4, as applicable, and any corresponding breach, in each case, that is applicable thereto). The Indemnifying Party will have a period of 10 Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 10 Business Day-period, the Indemnifying Party will be deemed to have disputed such Direct Claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement, including enforcing its rights under Section 13.3.

11.8	Waiver of Non-Compensatory Damages.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGE IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES ATTACHED HERETO) OR ANY TRANSACTION DOCUMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE OR DAMAGES CAUSED BY DELAY, IN EACH CASE, THAT CONSTITUTE CONSEQUENTIAL DAMAGES), HOWEVER IT ARISES, WHETHER FROM BREACH OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR IN TORT, EVEN IF THAT PARTY HAS BEEN PREVIOUSLY ADVISED IN WRITING OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER THE CLAIM OR LOSS IS CAUSED BY OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE (IN ANY AMOUNT), STRICT LIABILITY, BREACH OF WARRANTY, BREACH OF CONTRACT, BREACH OF STATUTE, OR OTHER FAULT OR LEGAL LIABILITY OF ANY PARTY OR THIRD PARTY; PROVIDED, HOWEVER, THAT THIS SECTION 11.8 SHALL NOT LIMIT ANY LOSS ACTUALLY PAID TO A THIRD PARTY BY AN INDEMNIFIED PARTY THAT IS SUBJECT TO ANY INDEMNIFICATION, DEFENSE OR HOLD HARMLESS REMEDY IN THIS AGREEMENT.

11.9	Disclaimer of Application of Anti-Indemnity Statutes.

The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities are not applicable to this Agreement or the Transaction.

11.10	Certain Disclaimers.

EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 5, ANY CERTIFICATE DELIVERED UNDER SECTION 3.4(A) OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENTS, AND EXCEPT FOR FRAUD, CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (A) TITLE TO ANY OF THE ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION

RELATING TO THE ASSETS, (C) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (D) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (E) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (F) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (G) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY ANY CONTRIBUTOR, ITS AFFILIATES OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (H) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSET, (I) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO CORPORATION OR ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (J) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 5, ANY CERTIFICATE DELIVERED UNDER SECTION 3.4(A) OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENTS, AND EXCEPT FOR FRAUD, CONTRIBUTOR FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, CORPORATION SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT CORPORATION HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS CORPORATION DEEMS APPROPRIATE.

11.11	Exclusive Remedy and Release.

Except as set forth in Section 13.3, and except for Fraud and the special warranty of Defensible Title contained in the Assignments, the indemnification and remedies set forth in this Section 11 constitutes the sole and exclusive post-Closing remedies of the Parties with respect to any breach of representation or warranty or non-performance of any covenant or agreement contained in this Agreement. Except as set forth in this Section 11, Section 13.3, and except for Fraud and the special warranty of Defensible Title contained in the Assignments, if the Closing occurs, each Party hereby waives, releases, acquits, and forever discharges the other Party and its Affiliates, and its and their officers, directors, members, managers, partners, employees, or agents, or any other Person acting on behalf of such Party, of and from any and all Liabilities whatsoever, which a Party, may have or which may arise in the future directly or indirectly arising out of the condition, use, ownership or operation of the Assets or the Transaction prior to the Closing, including any of the foregoing that is from or relating to the possession, use, handling, management, disposal, investigation, remediation, cleanup, or release of any Hazardous Material or any Environmental Law applicable thereto.

11.12	Tax Treatment.

The Parties shall treat for Tax purposes any amounts paid pursuant to this Section 11 as an adjustment to the Consideration except as otherwise required by applicable Law.

11.13	Indemnity Escrow.

(a)

At the Closing, Corporation shall issue to Contributor and deliver to the Transfer Agent the Indemnity Securities. All Indemnity Securities (i) shall be credited to Contributor in book-entry form on the books and records of the Transfer Agent in the Indemnity Escrow and (ii) shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of Section 11.13(b), and, while so held by the Transfer Agent, Contributor shall have sole and exclusive voting power over (and all other rights with respect to) the Indemnity Securities unless and until delivered to Corporation in accordance with this Agreement. For the avoidance of doubt, Contributor, or its designee(s), will be entitled to immediate receipt of any dividend, or other amount, paid with respect to any Indemnity Securities while such Indemnity Securities are held in the Indemnity Escrow. Notwithstanding anything herein to the contrary, no fractional Indemnity Securities shall be disbursed from the Indemnity Escrow, and, to the extent that any such fractional Indemnity Securities would be required to be so disbursed but for this sentence, such fractional Indemnity Securities shall be rounded up to the nearest whole number of Indemnity Securities.

(b)

If, during the period from the Closing until the date that is 12 months after the Closing Date (the “Indemnity Escrow Second Release Date”), any Corporation Indemnified Party makes a claim under this Section 11 and becomes entitled to an amount for such claim under this Section 11, then, to the extent there are sufficient Indemnity Securities in the Indemnity Escrow as of such time, Corporation shall first satisfy such amount from the Indemnity Escrow and Corporation and Contributor shall deliver joint written instructions to the Transfer Agent to release to Corporation from the Indemnity Escrow a number of Partnership Common Units equal to (x) the amount to which the applicable Corporation Indemnified Party is entitled hereunder in respect of such claim divided by (y) the Per Share Value as of the date that is three (3) Business Days prior to the date that such Indemnity Securities are so disbursed (together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)).

(c)

On the date that is 180 days after the Closing Date (such date, the “Indemnity Escrow First Release Date”), a number of Partnership Common Units equal to (x) 50% of the Indemnity Escrow Balance as of such time, minus (y) the aggregate amount, if any, which any Corporation Indemnified Party has claimed in good faith under this Section 11, to the extent such amount exceeds that amount of the Indemnity Escrow Balance to be released pursuant to this Section 11.13(c) (to the extent such claims, if any, remain unresolved and valuing the Partnership Common Units included in the Indemnity Escrow Balance at the Per Share Value as of the Indemnity Escrow First Release Date), together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b), shall be released to Contributor. Corporation and Contributor shall promptly (but in any event within five (5) Business Days of the Indemnity Escrow First Release Date) execute and deliver joint written instructions to the Transfer Agent to release to Contributor such amount of Indemnity Securities to be released under this Section 11.13(c).

(d)

On the Indemnity Escrow Second Release Date, a number of Partnership Common Units equal to (x) the Indemnity Escrow Balance as of such time, minus (y) the aggregate amount, if any, which any Corporation Indemnified Party has claimed in good faith under this Section 11 (to the extent such claims, if any, remain unresolved and valuing the Partnership Common Units included in Indemnity Escrow Balance at the Per Share Value as of the Indemnity Escrow Second Release Date), together with a corresponding number of shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b), shall be released to Contributor. Corporation and Contributor shall promptly (but in any event within five (5) Business Days of the Indemnity Escrow Second Release Date) execute and deliver joint written instructions to the Transfer Agent to release to Contributor such amount of Indemnity Securities to be released under this Section 11.13(d).

(e)

Upon the resolution of all such outstanding claims described in the first sentence of Section 11.13(d), Corporation and Contributor shall promptly (but in any event within five (5) Business Days of such resolution) execute and deliver joint written instructions to the Transfer Agent to release to the applicable Party the applicable amount of Indemnity Securities then contained in the Indemnity Escrow.

(f)

Releases of any portion of the Indemnity Escrow Balance shall (i) specify the amount of the Indemnity Escrow Balance to be released from the Indemnity Escrow, (ii) specify such account and the Person or Persons to whom such amount shall be released and (iii) be made only in accordance with written instructions that are jointly signed by Corporation and Contributor, which instructions shall be in a form acceptable to the Transfer Agent and shall be accompanied by any other documentation that may be requested by the Transfer Agent.

(g)

Corporation and Contributor agree to deliver to the Transfer Agent all powers of attorney, endorsements, affidavits, letters, notices, instructions, directions, consents, certificates, statements, or other papers or documents requested by the Transfer Agent to effectuate the provisions of this Section 11.13. Any Indemnity Securities that are transferred to Corporation shall be surrendered or cancelled, as applicable, in accordance with the Certificate of Designation and the A&R LP Agreement.

(h)

In the event that there are not sufficient Indemnity Securities in the Indemnity Escrow to satisfy any amounts due to Corporation for any claim under this Section 11 or such claim is made after the Indemnity Escrow Second Release Date, Contributor shall pay the balance of any such claim to Corporation no later than five Business Days following the date such amount becomes due and owing in accordance with Section 14.13.

12.	CONDITIONS PRECEDENT TO CLOSING

12.1	Corporation’s and the Partnership’s Conditions Precedent.

The obligation of Corporation and the Partnership to consummate the Transaction is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Corporation (on behalf of itself and the Partnership) in whole or in part):

(a)

Representations and Warranties. The (i) Fundamental Representations of Contributor shall be true and correct in all respects on and as of the Execution Date and the Closing Date, with the same force and effect as though such Fundamental Representations had been made or given on and as of the Closing Date (other than Fundamental Representations of Contributor that are expressly made as of a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Contributor set forth in Section 5 (other than the Fundamental Representations of Contributor) shall be true and correct in all respects (without regard to materiality, Contributor Material Adverse Effect or similar qualifiers) on and as of the Execution Date and the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties in Section 5 that are expressly made as of a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that, individually or in the aggregate, would not have a Contributor Material Adverse Effect.

(b)

Performance of Covenants and Agreements by Contributor. Contributor shall have performed and complied in all material respects with all other obligations and agreements required in this Agreement to be performed or complied with by Contributor, in each case, on or prior to the Closing Date.

(c)

No Injunctions or Restraints. No Legal Proceedings (exclusive of Legal Proceedings initiated by Corporation or any of its Affiliates) have been instituted or threatened in writing or claim or demand made against Contributor or Corporation, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the Transaction, and there is not in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

(d)	Deliveries. Contributor shall have delivered, or be ready, willing and able to deliver, the items listed in Section 3.4.

(e)

Title Defects and Environmental Liabilities; Casualty Loss, Required Consents and Preferential Rights. In each case subject to the Individual Title Threshold, Individual Environmental Threshold, Environmental Deductible and the Title Deductible, as applicable, the sum of:

(i)

(i) all Title Defect Amounts with respect to Title Defects that have been determined pursuant to Section 8 prior to the Closing (or, if not so determined prior to the Closing, as determined pursuant to Section 8.10), less the Title Defect Amounts of all Title Defects that the Parties agree are cured prior to Closing or with respect to the Excluded Assets, less (ii) the Title Benefit Amounts with respect to Title Benefits that have been determined pursuant to Section 8 prior to the Closing (or, if not so determined prior to the Closing, as determined pursuant to Section 8.10); plus

(ii)

all Lowest Cost Responses with respect to Environmental Liabilities that have been determined pursuant to Section 9 prior to the Closing (or, if not so determined prior to the Closing, as determined pursuant to Section 9.8), less the Lowest Cost Responses of all Environmental Liabilities that the Parties agree are remediated prior to Closing or with respect to the Excluded Assets; plus

(iii)	the amount of all uncured and unrestored Casualty Losses as of the Closing pursuant to Section 6.8; plus

(iv)	the aggregate Allocated Value of all Assets excluded pursuant to the terms of this Agreement,

shall be less than $9,595,665.

(f)	Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(g)

NASDAQ Listing. Corporation shall have timely filed all required notices and other documents related to the listing of the shares of Corporation Common Stock for which the Partnership Common Units (and corresponding shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)) issuable hereunder (including any Adjustment Securities issuable pursuant to Section 2.3 and Section 3.5) may be exchanged.

(h)	JSTX Contribution Agreement. The closing of the transactions contemplated by the JSTX Contribution Agreement shall have occurred, or shall occur concurrently with the Closing.

(i)

Credit Agreement Amendments. (i) The Second Lien Credit Agreement Amendment shall remain in full force and effect and (ii) Corporation shall have obtained the Credit Agreement Amendment and such Credit Agreement Amendment shall be in such form as is reasonably acceptable to Contributor and Corporation.

12.2	Contributor’s Conditions Precedent.

The obligation of Contributor to consummate the Transaction is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Contributor in whole or in part):

(a)

Representations and Warranties. The (i) Fundamental Representations of Corporation shall be true and correct in all respects on and as of the Execution Date and the Closing Date, with the same force and effect as though such Fundamental Representations had been made or given on and as of the Closing Date (other than Fundamental Representations of Corporation that are expressly made as of a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Corporation set forth in Section 4 (other than the Fundamental Representations of Corporation) shall be true and correct in all respects (without regard to materiality or similar qualifiers) on and as of the Execution Date and the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties in Section 4 that are expressly made as of a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that, individually or in the aggregate, would not have a Corporation Material Adverse Effect.

(b)

Performance of Covenants and Agreements by Corporation and the Partnership. Corporation and the Partnership shall each have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Corporation and the Partnership on or prior to the Closing Date.

(c)

No Injunctions or Restraints. No Legal Proceedings (exclusive of Legal Proceedings initiated by Contributor or any of its Affiliates) have been instituted or threatened in writing or claim or demand made against Contributor or Corporation seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the Transaction, and there is not in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transaction.

(d)	Deliveries. Corporation and the Partnership shall have delivered, or be ready, willing and able to deliver, the items listed in Section 3.3.

(e)

Title Defects and Environmental Liabilities; Casualty Loss, Required Consents and Preferential Rights. In each case subject to the Individual Title Threshold, Individual Environmental Threshold, Environmental Deductible and the Title Deductible, as applicable, the sum of:

(i)

(i) all Title Defect Amounts with respect to Title Defects that have been determined pursuant to Section 8 prior to the Closing (or, if not so determined prior to the Closing, as determined pursuant to Section 8.10), less the Title Defect Amounts of all Title Defects that the Parties agree are cured prior to Closing or with respect to the Excluded Assets, less (ii) the Title Benefit Amounts with respect to Title Benefits that have been determined pursuant to Section 8 prior to the Closing (or, if not so determined prior to the Closing, as determined pursuant to Section 8.10); plus

(ii)

all Lowest Cost Responses with respect to Environmental Liabilities that have been determined pursuant to Section 9 prior to the Closing (or, if not so determined prior to the Closing, as determined pursuant to Section 9.8), less the Lowest Cost Responses of all Environmental Liabilities that the Parties agree are remediated prior to Closing or with respect to the Excluded Assets; plus

(iii)	the amount of all uncured and unrestored Casualty Losses as of the Closing pursuant to Section 6.8; plus

(iv)	the aggregate Allocated Value of all Assets excluded pursuant to the terms of this Agreement,

shall be less than $9,595,665.

(f)	Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(g)

NASDAQ Listing. Corporation shall have timely filed all required notices and other documents related to the listing of the shares of Corporation Common Stock for which the Partnership Common Units (and corresponding shares of Corporation Series A Preferred Stock in accordance with Section 2.2(b)) issuable hereunder (including any Adjustment Securities issuable pursuant to Section 2.3 and Section 3.5) may be exchanged.

(h)	JSTX Contribution Agreement. The closing of the transactions contemplated by the JSTX Contribution Agreement shall have occurred, or shall occur concurrently with the Closing.

(i)

Credit Agreement Amendments. (i) The Second Lien Credit Agreement Amendment shall remain in full force and effect and (ii) Corporation shall have obtained the Credit Agreement Amendment and such Credit Agreement Amendment shall be in such form as is reasonably acceptable to Contributor and Corporation.

13.	TERMINATION

13.1	Termination Rights.

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of the Parties;

(b)	by either Contributor or Corporation if:

(i)

Closing has not occurred by May 2, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(b)(i) shall not be available to (A) Corporation if Corporation’s breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date or (B) Contributor if Contributor’s breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date;

(ii)	the JSTX Contribution Agreement is terminated for any reason;

(iii)

any Governmental Authority has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such Order or other action shall have become final and non-appealable; or

(iv)	the Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Shareholder Approval shall not have been obtained;

(c)

by Corporation if any of the conditions set forth in Section 12.1(a), (b) or (d) has not been satisfied as of the Scheduled Closing Date and such failure has not been, or cannot be, cured on or before the Outside Date and written demand for cure thereof has been delivered by Corporation to Contributor; provided, however, that Corporation may not terminate this Agreement pursuant to this Section 13.1(c) if Corporation is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform would, individually or in the aggregate, give rise to the failure of a condition described in Section 12.2;

(d)

by Contributor if any of the conditions set forth in Section 12.2(a), (b), or (d) has not been satisfied as of the Scheduled Closing Date and such failure has not been, or cannot be, cured on or before the Outside Date and written demand for cure thereof has been delivered by Contributor to Corporation; provided, however, that Contributor may not terminate this Agreement pursuant to this Section 13.1(d) if Contributor is then in breach of any of its representations, warranties or covenants contained in this Agreement, which breach or breaches or failure or failures to perform would, individually or in the aggregate, give rise to the failure of a condition described in Section 12.1;

(e)

by Corporation if the condition set forth in Section 12.1(e) is not satisfied as of the Scheduled Closing Date or by Contributor if the condition set forth in Section 12.2(e) is not satisfied as of the Scheduled Closing Date, in each case subject to Section 8.10;

(f)	by Contributor if a Change in Recommendation shall have occurred (whether or not such Change in Recommendation is permitted by this Agreement); or

(g)

by Corporation if a Change in Recommendation shall have occurred and the Board of Directors desires to enter into the Corporation Alternative Proposal that is the subject of such Change in Recommendation.

13.2	Effect of Termination.

If this Agreement is terminated by either Contributor or Corporation pursuant to the provisions of Section 13.1, (a) this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party, except pursuant to the provisions of, Section 1, Section 6.6, Section 6.22(c), this Section 13.2, Section 13.3, Section 13.4, Section 14, and the Confidentiality Agreement (which shall continue pursuant to its terms); provided, however, that, subject to Section 13.3 with respect to Corporation, a termination of this Agreement will not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its covenants, agreements or other obligations hereunder occurring prior to such termination, and (b) notwithstanding any other provision of this Agreement to the contrary, from and after the effective date of such termination, Contributor shall continue to own, operate, use and maintain and shall be permitted to encumber, dispose of, sell or otherwise transfer, in its sole discretion and for its sole benefit, and Corporation shall have no expectancy or other interest in, and shall have no consent, approval or similar rights with respect to, the ownership, operation, use or maintenance or the encumbrance, disposal, sale or transfer of, all or any portion of the Assets.

13.3	Remedies upon Termination.

Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law and the non-breaching Party would be irreparably harmed. Subject to Section 14.14, and prior to the earlier of any valid termination of the Agreement pursuant to Section 13.1 or the Closing, the Parties acknowledge and agree that (a) the Parties shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm or damages) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the courts described in Section 14.9, in addition to any other remedy to which such Person may be entitled, at law or in equity and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right as provided in this Section 13.3, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law.

13.4	Termination Fee; Expense Reimbursement.

(a)

Without limiting any other rights or obligations set forth in this Agreement, Corporation shall pay, or cause to be paid, to Contributor an amount equal to $1,919,133 (“Termination Fee”), in the event:

(i)	this Agreement is terminated pursuant to Section 13.1(f) or Section 13.1(g);

(ii)

(A) this Agreement is terminated pursuant to Section 13.1(b)(ii), and (B) pursuant to the JSTX Contribution Agreement, the Termination Fee (as defined in the JSTX Contribution Agreement) is payable to JSTX; or

(iii)

(A) after the Execution Date and prior to the Outside Date, a Corporation Alternative Proposal is publicly made to Corporation or is made directly to the Corporation Shareholders or otherwise becomes publicly known or any Person has publicly announced an intention (whether or not conditional) to make a Corporation Alternative Proposal, and such Corporation Alternative Proposal or intended Corporation Alternative Proposal has not been publicly withdrawn without qualification at least five Business Days prior to (1) the Outside Date or, (2) if this Agreement is terminated pursuant to Section 13.1(b)(iv), the date of such termination, (B) Contributor or Corporation, as applicable, terminates this Agreement pursuant to (1) Section 13.1(b)(i) and the condition in Section 12.1(f) or 12.2(f), as applicable, has not been satisfied prior to such termination or (2) Section 13.1(c), and (C) within 12 months of such termination, Corporation enters into a definitive agreement (other than a confidentiality agreement) with respect to a Corporation Alternative Proposal (or Corporation publicly approves or recommends to the Corporation Shareholders or otherwise does not oppose, in the case of a tender or exchange offer, a Corporation Alternative Proposal), in any case which is ultimately consummated regardless of whether outside such 12-month period, or consummates a Corporation Alternative Proposal; provided that the amount of the Termination Fee payable pursuant to this Section 13.4(a)(iii) shall be reduced by the amount of any Expense Reimbursement previously paid to Contributor pursuant to Section 13.4(b).

(b)

Without limiting any other rights or obligations set forth in this Agreement, in the event this Agreement is terminated pursuant to (i) Section 13.1(b)(iv) and a Change in Recommendation has not occurred or (ii) Section 13.1(b)(ii), and, pursuant to the JSTX Contribution Agreement, the Expense Reimbursement (as defined in the JSTX Contribution Agreement) is payable to JSTX, Corporation shall pay, or cause to be paid, to Contributor an amount equal to Contributor’s and its Affiliates’ reasonable and documented third-party costs and expenses, including reasonable legal fees and expenses and other professional fees and expenses, incurred since March 1, 2020 in connection with Contributor’s or its Affiliate’s pursuit of a purchase and sale or similar transaction with respect to the Assets (the “Expense Reimbursement”); provided, however, that the Expense Reimbursement, together with the Expense Reimbursement (as defined in the JSTX Contribution Agreement) payable under the JSTX Contribution Agreement, shall not exceed (A) $2,826,000 in the aggregate, plus (B) any and all fees and expenses (including documented attorney’s fees and expenses) reasonably incurred by Contributor or its Affiliates in an action to enforce the payment of the Expense Reimbursement together with the Expense Reimbursement (as defined in the JSTX Contribution Agreement) and its and their rights under and in accordance with this Agreement and the JSTX Contribution Agreement; provided, however, that such fees and expenses under this clause (B) shall not exceed $1,000,000.

(c)

Any payment contemplated by this Section 13.4 shall be made by wire transfer of immediately available funds to such accounts as directed by Contributor and (i) in the case of Section 13.4(b), shall be made within two Business Days following the termination of this Agreement, and (ii) in the case of Section 13.4(a)(iii), shall be made within two Business Days following consummation of such Corporation Alternative Proposal.

(d)

Corporation acknowledges and agrees that the agreements contained in this Section 13.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Contributor would not enter into this Agreement. Accordingly, if Corporation fails promptly to pay the amount due pursuant to this Section 13.4, and, in order to obtain such payment, Contributor commences a Legal Proceeding that results in a judgment in its favor for such payment, Corporation shall pay to Contributor its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made (such costs, expenses and interest, the “Termination Expenses”). In no event shall Corporation be obligated to pay more than one Termination Fee under this Agreement.

Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes due and payable and it (and any Termination Expenses, if applicable) is actually paid to Contributor in accordance with this Section 13.4, payment of such Termination Fee (and any Termination Expenses, if applicable) shall be the sole and exclusive remedy of Contributor and its Affiliates against Corporation and the Corporation Subsidiaries and any of their respective former, current, or future equityholders, Representatives or Affiliates, for any loss or damage suffered based upon, arising out of or relating to this Agreement, the negotiation, execution or performance hereof or the transactions contemplated by this Agreement, the failure of the Closing to be consummated and any breach of any covenant or agreement or otherwise in respect of this Agreement, except in the case of Fraud or any Knowing and Intentional Breach of this Agreement. Solely for purposes of establishing the basis for the amount thereof and, without in any way increasing the amount of the Termination Fee, expanding the circumstances in which the Termination Fee is to be paid or restricting or modifying the other rights of Contributor hereunder, in the event of the valid termination of this Agreement under circumstances in which the Termination Fee (and any Termination Expenses, if applicable) is due and payable pursuant to this Section 13.4 and is actually paid, it is agreed that the Termination Fee (and any Termination Expenses, if applicable) shall be liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided that no payment of a Termination Fee (and any Termination Expenses, if applicable) shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of any Fraud or any Knowing and Intentional Breach of this Agreement.

(e)

While Contributor may pursue both a grant of specific performance or other equitable remedy under Section 13.3 and, following termination of this Agreement, the payment of the Termination Fee (and any Termination Expenses, if applicable), under no circumstances shall Contributor be permitted or entitled to receive both a grant of specific performance or other equitable relief and any money damages (including the Termination Fee and, if applicable, the Termination Expenses) in connection with this Agreement or any termination of this Agreement.

13.5	Return of Documentation and Confidentiality.

Upon termination of this Agreement prior to Closing, Corporation shall return to Contributor all title, engineering, geological and geophysical data, environmental assessments and reports, maps and other information furnished by Contributor to Corporation and all reports prepared by Third Parties on behalf of Corporation in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement and Corporation shall keep all such information confidential in accordance with the terms of the Confidentiality Agreement. Contributor agrees that Corporation makes no representations or warranties as to, and shall have no liability to Contributor for, the information contained in any such reports.

14.	MISCELLANEOUS

14.1	Notices.

All notices and other communications and deliveries to and between the Parties pursuant to this Agreement (“Notice”) must be in writing and will be deemed to have been duly given when (i) delivered in person, (ii) the date shown as received on the return notice after posting in the United States mail having been sent by certified mail return receipt requested, (iii) delivered by e-mail and promptly confirmed via affirmative reply email from the intended recipient that such email was received; or (iv) if by Federal Express or UPS overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

(a)	If to Contributor, to:

Rocky Creek Resources, LLC

c/o Juniper Capital Advisors, L.P.

Attention: Edward Geiser; Josh Schmidt

2727 Allen Parkway, Suite 1850

Houston, Texas 77019

Email: egeiser@juncap.com; jschmidt@juncap.com

With copies to:

Juniper Capital Advisors, L.P.

Attention: Tim Gray

2727 Allen Parkway, Suite 1850

Houston, Texas 77019

Email: tgray@juncap.com

and

Boomtown Oil LLC

Attention: Sean Fitzgerald; Michael Rozenfeld

1416 Campbell Road, Building B, Suite 208

Houston, Texas 77055

Email: sean.fitzgerald@boomtownoil.com;

            michael.rozenfeld@boomtownoil.com

and

Willkie Farr & Gallagher LLP

Attention: Michael Piazza

600 Travis Street, Suite 2100

Houston, Texas 77002

Email: mpiazza@willkie.com

(b)	If to Corporation or the Partnership, to:

Penn Virginia Corporation

Attention: Rusty Kelley

                 Katie Ryan

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Email: rusty.kelley@pennvirginia.com

            katie.ryan@pennvirginia.com

With a copy to:

Kirkland & Ellis LLP

Attention: Anthony Speier, P.C.

                 Chad M. Smith

609 Main Street, Suite 4500

Houston, Texas 77002

Email: anthony.speier@kirkland.com

            chad.smith@kirkland.com

or to such other address or addresses as a Party may from time to time designate to the other Parties in writing. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

14.2	Assignment.

No Party may assign or otherwise transfer this Agreement in whole or in part, or assign or otherwise transfer any of its rights under this Agreement, or delegate or otherwise transfer any of its obligations or duties under this Agreement. Any attempted assignment or other transfer by a Party of this Agreement in whole or in part, or assignment or other transfer by a Party of any rights under this Agreement, or delegation or other transfer by a Party of any obligations or duties under this Agreement in violation of this Agreement, shall be deemed void and of no effect. This Agreement will inure to the benefit of a Party’s successors and permitted assigns.

14.3	Rights of Third Parties.

Except for the provisions of Sections 11.3 and 11.4, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

14.4	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or email copies hereof or signature hereon shall, for all purposes, be deemed originals. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

14.5	Entire Agreement.

This Agreement (together with the Schedules and Exhibits), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, which may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transaction.

14.6	Disclosure Schedule.

Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by Contributor, in and of itself, that such information is material to or outside the ordinary course of the business of Contributor or required to be disclosed on the Schedules. If any fact, condition, or matter disclosed in Contributor’s disclosure Schedules applies to more than one Section of Section 5 and it is reasonably apparent from the face of such disclosure that such fact, condition, or matter applies to another Section of Section 5, then such disclosure of such fact, condition or matter on Contributor’s disclosure Schedules shall constitute disclosure with respect to such other Section of Section 5 to which such fact, condition, or other matter applies, regardless of the section of Contributor’s disclosure Schedules in which such fact, condition, or other matter is described, in each case, to the extent such disclosure; provided that this sentence shall not apply to any disclosure in Schedule 5.1(h)(i) that is merely a disclosure of the Material Contract itself.

14.7	Amendments.

This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

14.8	Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

14.9	Governing Law and Venue; Wavier of Jury Trial.

This Agreement and the relationship of the Parties with respect to the transactions contemplated hereby shall be governed by the laws of the State of Texas without regard to conflicts of laws principles that require the application of another jurisdiction’s laws. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of Texas (or if subject matter jurisdiction before the federal court does not exist, then before any state court in Houston, Harris County, Texas) (the “Chosen Courts”), and each Party (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party; provided, however, that any claim to be resolved by the Title Arbitrator, Environmental Arbitrator or the Settlement Statement Arbitrator in accordance with this Agreement shall be resolved thereby in accordance with this Agreement; provided, however, that for the limited purposes of Section 13.3 and any rights asserted by either Party in accordance therewith, this Agreement shall be governed by, and construed in accordance with, the laws of the jurisdiction governing the JSTX Contribution Agreement, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction. THE PARTIES HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. In the event of litigation relating to this Agreement, the prevailing Party (as determined by a final, non-appealable judgment rendered by a court of competent jurisdiction) will be entitled to recover its reasonable attorney’s fees and expenses. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

14.10	Waivers.

Any failure by a Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Except as otherwise provided in this Agreement, no delay in timely exercising any rights arising from any of the provisions of this Agreement shall be deemed or shall constitute a waiver thereof.

14.11	Conspicuous.

The Parties agree that, to the extent required by applicable Law to be effective or enforceable, the provisions of this Agreement in bold-type font are “conspicuous” for the purpose of any applicable Law.

14.12	Time of Essence.

This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Parties to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any Notice or making any payment is not a Business Day (or if the period during which any Notice is required to be given or any payment made expires on a date which is not a Business Day), then the date for giving such Notice or making such payment (and the expiration date of such period during which Notice is required to be given or payment made) shall be the next day which is a Business Day.

14.13	Cash Payments.

Unless otherwise agreed by the Parties, all payments to be made in cash under this Agreement must be made by the paying Party or Parties to the receiving Party or Parties by wire transfer in immediately available funds. The receiving Party or Parties will, before any such payment, notify the paying Party or Parties of the payment details of the receiving Party’s or Parties’ bank account for such payment.

14.14	No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that no Person other than the Parties shall have any obligation hereunder or thereunder and that it has no rights of recovery hereunder or thereunder against, and no recourse hereunder or thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current, or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case not including the Parties (each, but excluding, for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment, by any legal or equitable proceeding, or by virtue of any statute, regulation, or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any Transaction Documents, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Execution Date.

CONTRIBUTOR:

ROCKY CREEK RESOURCES, LLC

By:	/s/ Edward Geiser
Name:	Edward Geiser
Title:	Authorized Signatory

Signature Page to Contribution Agreement

CORPORATION:

PENN VIRGINIA CORPORATION

By:	/s/ Darrin J. Henke
Name:	Darrin J. Henke
Title:	President and Chief Executive Officer

PARTNERSHIP:

PV ENERGY HOLDINGS, L.P.

By: PV Energy Holdings GP, LLC, its general partner

By:	/s/ Darrin J. Henke
Name:	Darrin J. Henke
Title:	President and Chief Executive Officer

Signature Page to Contribution Agreement